SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS [*****].

26 February 2019

GIMI MS CORPORATION

- and -

BP MAURITANIA INVESTMENTS LIMITED

_____________________________________
LEASE AND OPERATE AGREEMENT
relating to an FLNG facility for
the Greater Tortue / Ahmeyim Field
offshore Mauritania and Senegal
_____________________________________

TABLE OF CONTENTS
Page
1.DEFINITIONS AND INTERPRETATION    2
2.TERM AND EFFECTIVENESS    26
3.OWNER AND OPERATOR OBLIGATIONS    28
4.LESSEE OBLIGATIONS    35
5.STANDARD OF RESPONSIBILITIES    38
6.VARIATIONS    39
7.FLNG PROJECT DEVELOPMENT    48
8.LEASE PERIOD    74
9.OPERATIONS AND MAINTENANCE    79
10.DELIVERY AND OFFTAKE ARRANGEMENTS    84
11.GAS SPECIFICATION AND LNG SPECIFICATION    90
12.PERFORMANCE STANDARDS    100
13.DAYRATE    102
14.INVOICING    111
15.FORCE MAJEURE    116
16.REPRESENTATIONS AND WARRANTIES    123
17.LIABILITY AND INDEMNITY    124

i

18.CREDIT SUPPORT    132
19.MARITIME PROVISIONS    138
20.INTELLECTUAL PROPERTY    140
21.INSURANCE    143
22.TAXES    145
23.SUSPENSION AND TERMINATION    150
24.DISPUTE RESOLUTION    161
25.WAIVER OF IMMUNITY    166
26.CONFIDENTIALITY    166
27.ASSIGNMENT AND CHANGE OF CONTROL    168
28.FINANCING ARRANGEMENTS    170
29.NOTICES    174
30.GENERAL LEGAL PROVISIONS    176
31.BUSINESS PRINCIPLES    179
32.DIGITAL SECURITY    180
33.HUMAN RIGHTS    182
34.AGENCY    182

BASIS OF DESIGN	184

TECHNICAL SPECIFICATION	185

ACCEPTANCE TESTS AND ACCEPTANCE APPRAISALS	186

INTEGRATED PROJECT SCHEDULE	187

DESIGN, BUILD AND OPERATIONAL READINESS REQUIREMENTS	188

RESPONSIBILITY FOR COMPLIANCE	189

FEED GAS USAGE ALLOWANCE	190

HSSE REQUIREMENTS	191

CERTIFICATE OF ACCEPTANCE	192

INFORMATION SECURITY REQUIREMENTS FOR SUPPLIERS	193

LESSEE VARIATION REQUEST	194

VARIATION ORDER PROPOSAL	195

VARIATION ORDER	196

OPERATING SERVICES	197

FORM OF DEED OF ACCESSION	198

CONTINUATION CRITERIA	199

[NOT USED]	200

BASE WORK PROGRAMME AND BUDGET CYCLE	201

FORM OF FIRST ANNUAL DELIVERY PROGRAMME	202

FEED GAS AND LNG SPECIFICATION	203

FORM OF CREDIT SUPPORT	204

BARE BOAT CHARTER	205

FORM OF DEED OF NOVATION	206

FORM OF STEP-IN AGREEMENT	207

FORM OF QUIET ENJOYMENT UNDERTAKING	208

LOCALISATION PLAN	209

APPROVED VENDOR LIST	210
SIGNATORIES211

THIS LEASE AND OPERATE AGREEMENT (this "Agreement") dated 26 February 2019 is entered into
BETWEEN:

(1)
GIMI MS CORPORATION, a company incorporated and organised under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the "Owner"); and

(2)
BP MAURITANIA INVESTMENTS LIMITED, a company incorporated and organised under the laws of England and Wales having its registered office at Chertsey Road, Sunbury On Thames, Middlesex, United Kingdom, TW16 7BP and with a registered branch in Mauritania with registration number 94860/GU/15869 ("BPMIL") in its capacity as the Unit Operator and for and on behalf of the Co-venturers (the "Lessee").

WHEREAS:

(A)
BPMIL is the Block C8 Operator pursuant to an amended and restated joint operating agreement dated 1 December 2014 between the Block C8 Owners (the "Block C8 JOA") and a contract for the exploration and production of hydrocarbons in Block C8, offshore Mauritania, dated 5 April 2012 between the Block C8 Owners and the Islamic Republic of Mauritania.

(B)
BP Senegal Investments Limited ("BPSIL") is the Saint Louis Offshore Profond Block Operator pursuant to a joint operating agreement dated 26 September 2012 between the Saint Louis Offshore Profond Block Owners (the "Saint Louis Offshore Profond Block JOA") and a contract for the exploration and production of hydrocarbons in the Saint Louis Offshore Profond Block, offshore Senegal, dated 17 January 2012 between the Saint Louis Offshore Profond Block Owners and the Republic of Senegal.

(C)	BPMIL is the Unit Operator pursuant to the UUOA.

(D)
BPMIL, BPSIL and GLNG are parties to a Preliminary Agreement originally entered into on 6 October 2017 relating to certain commitments and options for two FLNG facilities for the Greater Tortue / Ahmeyim Field offshore Mauritania and Senegal (the "Preliminary Agreement").

(E)	The Owner is an incorporated joint venture between Golar LNG Limited and First FLNG Holdings PTE. LTD.

(F)
The Owner intends to incorporate a wholly owned subsidiary to be the entity who will perform the Operating Services, such entity to be incorporated and organised under the laws of the Islamic Republic of Mauritania as Golar MS Operator S.A.R.L. (the "Operator").

(G)
In accordance with the Preliminary Agreement, the Parties wish to record their rights and obligations with respect to the design, engineering, conversion, construction, procurement, fabrication, pre-commissioning, classification, transit, mooring, installation, connection, testing and commissioning, operations readiness and demobilisation, and the lease, operation and maintenance, of the FLNG Facility for the GTA Project.

(H)	This Agreement sets out the terms and conditions upon which the Owner will make available, and the Operator will operate and maintain, the FLNG Facility for use by the Lessee in the GTA Project.
IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
Capitalised terms used in this Agreement (including the Recitals) and not otherwise defined have the meanings as set forth in this Clause 1.1 (Definitions).
"Acceptance Appraisal Protocol" shall have the meaning given in Clause 7.6(b)(iv) (Manuals and Protocols).
"Acceptance Appraisals" means the tests for the FLNG Facility, as specified in the Acceptance Appraisal Protocol.
"Acceptance Test Protocol" shall have the meaning given in Clause 7.6(b)(iii) (Manuals and Protocols).
"Acceptance Tests" means the tests for the FLNG Facility, as specified in the Acceptance Test Protocol.
"Accounting Protocol" shall have the meaning given in Clause 7.6(c)(i) (Manuals and Protocols).
"Accumulated Retainage Costs" shall have the meaning given in section 5 of Schedule 7 (Feed Gas Usage Allowance).
"Actual Capacity Available" shall have the meaning given in Clause 10.6(d)(ii) (Daily Capacity and Report).
"Actual Opex" shall have the meaning given in Clause 9.5(h) (Work Programme and Budget).
"Additional Capital Work" means any additional capital work in relation to the FLNG Facility following the Commercial Operations Date, including any repair, modification, rectification and/or replacement works required to enable the FLNG Facility to meet the Performance Standards (excluding activities provided for in the Base Work Programme and Budget Cycle).
"Additional Term" shall have the meaning given in Clause 8.3 (Additional Term).
"Adjusted Dayrate" shall have the meaning given in Clause 13.4(a) (Adjusted Dayrate).
"Adjusted Nominal Set Rate" means the Nominal Set Rate (or adjusted Nominal Set Rate, if applicable) as adjusted in accordance with Clause 6 (Variations) or Clause 7.14(f)(i) (Acceptance Appraisals) or as determined in accordance with Clause 8 (Lease Period).
"Affiliate" means, in relation to a person, another person that:

(a)	is directly or indirectly Controlled by such person; or

(b)	directly or indirectly Controls such person; or

    v

(c)	is directly or indirectly Controlled by a person that also directly or indirectly Controls such person, provided that this definition expressly includes in the case of the Owner and the Operator:

(i)	Golar Partners LP (a NASDAQ listed master limited partnership) for so long as GLNG directly or indirectly holds one hundred percent (100%) of the general partner interest;

(ii)	any other master limited partnership operated by GLNG and in which GLNG directly or indirectly holds one hundred percent (100%) of the general partner interest;

(iii)	Keppel Infrastructure Trust (a Singapore Exchange listed business trust); and

(iv)	any fund, trust, limited partnership, company or other collective investment schemes which is managed by a subsidiary of Keppel Corporation Limited (excluding Keppel Shipyard).
"Aggregate Extension Days" shall have the meaning given in Clause 8.3(b) (Additional Term).
"Allowed Laytime" is the period of time set out in the Marine Operations Manual permitted for the loading of the relevant class of LNG Carrier before any liability to pay demurrage may be incurred.
"Annual Delivery Programme" means an annual delivery programme for a Contract Year prepared in accordance with Clause 10.2 (Annual Delivery Programme).
"Anti-Corruption Laws" shall have the meaning given in Clause 31.1(c) (Prohibited Acts).
"Anticipated Commercial Operations Date" means the anticipated date of achieving the Commercial Operations Date in accordance with the Project Schedule.
"Approval" means any authorisations, consents, approvals, permits, rulings, resolutions, licences, exemptions, filings, registrations and other authorisations, permissions or waivers, or similar documents of whatsoever nature, which are required to be obtained from and/or granted by any Governmental Authority.
"Approved Vendor List" shall have the meaning given in Clause 7.1(c) (Construction Parties).
"Arbitral Tribunal" shall have the meaning given in Clause 24.5(c) (Arbitration).
"Arrival Date" shall have the meaning given in Clause 7.7(a)(iii) (Sailaway and Arrival Dates).
"Availability and Capacity Performance Standard" shall have the meaning given in Clause 12.1(a) (Performance Standards).

"Base Capacity" means the base capacity of the FLNG Facility for each Day, being 2.45 / 365 = 6.712x10-3 (MTPA/Day), as may be adjusted in accordance with Clause 12.5 (Adjustment of Base Capacity).
"Base Capacity Adjustment" means the First Base Capacity Adjustment and/or a Subsequent Base Capacity Adjustment.
"Base Work Programme and Budget Cycle" shall have the meaning given in Clause 9.5(i) (Work Programme and Budget).
"Billing Period" means the period beginning at 00.00 hours on the first (1st) Day of any calendar month and ending at 24.00 hours on the last Day of that calendar month, provided that:

(a)	the first Billing Period shall begin at 00.00 hours on the Commissioning Start Date and end at 24.00 hours on the last Day of the calendar month in which the Commissioning Start Date occurs; and

(b)	the final Billing Period shall begin at 00.00 hours on the first (1st) Day of the calendar month in which the Lease Period ends and end at 24.00 hours on the last Day of the Lease Period.
"Black & Veatch" means a consortium comprised of:

(a)
Black & Veatch Corporation, a company registered in the state of Delaware, United States of America whose registered office is at 11401 Lamar Avenue, Overland Park, KS, 66211, United States of America;

(b)	Black & Veatch Singapore Pte. Ltd, a company incorporated in Singapore whose registered office is at 491B, River Valley Road, #06-01/04 Valley Point, Singapore 248373;

(c)
Black & Veatch International Company, a company registered in the state of Missouri, United States of America, whose registered office is at 8400 Ward Parkway, Kansas City, MO 64114, United States of America; and

(d)
Black & Veatch (Beijing) Engineering Design Co., Ltd, a company registered in the People's Republic of China whose registered office is at 15/F, SK Tower, No.6 Jia, Jianwai Avenue, Chaoyang District, Beijing, China 100022.

"Block C8 JOA" shall have the meaning given in Recital A.
"Block C8 Operator" means the person appointed as operator from time to time pursuant to Block C8 JOA.
"Block C8 Owners" means the parties that hold a participating interest in the Block C8 JOA from time to time, which at the date of this Agreement are BPMIL, Kosmos Energy Mauritania and Societe Mauritanienne des Hydrocarbures et de Patrimoine Minier.
"Bullet Payment" shall have the meaning given in Clause 7.17(a) (Bullet Payment).
"Bullet Reimbursement" shall have the meaning given in Clause 7.17(e) (Bullet Payment).

"Bullet Reimbursement Date" shall have the meaning given in Clause 7.17(e) (Bullet Payment).
"Business Day" means any Day, other than a Saturday or Sunday or any other Day on which banks in London and New York are closed for business.
"Capacity Available" shall have the meaning given in Clause 13.8(b) (Availability and Capacity Performance).
"Cargo" means a cargo of LNG to be sold to an LNG Buyer pursuant to an LNG SPA.
"CE" shall have the meaning given in Clause 13.1(a) (Elements of the Dayrate).
"Certificate of Acceptance" means a certificate of acceptance for the FLNG Facility as contemplated by Clause 7.13 (Acceptance Testing), substantially in the form set out in Schedule 9 (Certificate of Acceptance).
"Change" means a change in:

(a)	any requirements of the relevant Classification Society;

(b)	any applicable Mauritanian or Senegalese Law;

(c)	any other applicable Laws;

(d)	the Feed Gas Specification;

(e)	the LNG Specification;

(f)	the requirements of:

(i)	International Standards;

(ii)	international maritime regulations; or

(iii)	international LNG regulations,
to the extent that the change in such standards or regulations imposes a higher standard than that prescribed under this Agreement or a new standard not otherwise prescribed under this Agreement;

(g)	the requirements of any LNG Carriers onto which the Lessee will load LNG;

(h)	the operating security environment applicable to the FLNG Facility and/or any necessary land support facilities;

(i)
Schedule 1 (Basis of Design) and/or Schedule 2 (Technical Specification) (including if the Parties agree, acting reasonably, that an assumption contained in Schedule 1 (Basis of Design) and/or Schedule 2 (Technical Specification) is incorrect);

(j)	a Project Compliance Assumption;

(k)	the requirements of Schedule 5 (Design, Build and Operational Readiness Requirements);

(l)	the requirements of Schedule 8 (HSSE Requirements); or

(m)	the Performance Standards at the request of the Lessee.
"Change of Control" means, in relation to a person, a direct or indirect change in the Control of that person (whether through merger, spin-off, sale of shares or other equity interests or otherwise) through a single transaction or series of related transactions, involving one or more transferors and one or more transferees (but excludes any Permitted Change of Control).
"Claims" means:

(a)
all claims and losses of any kind and description including, without limitation, claims and losses in respect of liabilities, privileges, liens and other encumbrances, obligations, interest, costs or expenses; and

(b)	awards, judgments, causes of action and damages of all kinds and descriptions, in each case, whether created by law, contract, tort, arbitration, voluntary settlement (to the extent authorised by the Party against whom the indemnity is sought under this Agreement) or otherwise, and shall, except as otherwise expressly provided, include claims, losses, judgments, causes of action and damages based on contractual indemnity.
"Classification Society" means a classification society which is a member of the International Association of Classification Societies.
"Commercial Operations Date" shall have the meaning given in Clause 7.19 (Commercial Operations Date).
"Commercial Operations Date Anniversary" means the anniversary of the Commercial Operations Date.
"Commissioning Period" shall have the meaning given in Clause 7.12(b) (Commissioning Period).
"Commissioning Protocol" shall have the meaning given in Clause 7.6(b)(ii) (Manuals and Protocols).
"Commissioning Start Date" shall have the meaning given in Clause 7.10(d) (Commissioning Start Date).
"Conditions Precedent" means the Lessee's Conditions Precedent and/or the Owner's Conditions Precedent as the context requires.
"Confidential Information" means the terms of this Agreement, all matters relating to its negotiation, and all written and oral information disclosed between (or on behalf of) the Parties that is (or has been) provided in connection with this Agreement and is information that can reasonably be considered confidential or is marked confidential. "Confidential Information" also includes any confidential information disclosed between

(or on behalf of) the Parties pursuant to or in connection with the Preliminary Agreement (including in connection with the negotiation of the heads of terms and the exchange notices letters).
"Confirmed Delivery Schedule" shall mean the schedule produced pursuant to Clause 10.3(a)(i) (Specific Delivery Schedule) (as such schedule may be amended in accordance with Clause 10.4(a) (Changes to Schedules)).
"Connection Date" shall have the meaning given in Clause 7.10(a) (Commissioning Start Date).
"Consequential Loss" means:

(a)	consequential loss; and/or

(b)	loss of production, loss of product, loss of use, loss of business and business interruption and loss of revenue, profit or anticipated profit whether direct or indirect, resulting from the performance or non-performance of any obligation under this Agreement, any act of negligence, breach of contract or otherwise by a Party (or any member of such Party's Group) and whether or not such Party knew, or ought to have known, that such loss would be likely to be suffered as a result of such breach.
"Consolidation Order" means an order by an Arbitral Tribunal that a First-filed Dispute and a Later Dispute be resolved in the same arbitral proceedings.
"Continuation Criteria" shall have the meaning given in Clause 8.2(a)(i) (Continuation Date).
"Continuation Date" shall have the meaning given in Clause 8.2(b) (Continuation Date).
"Contract Year" means each successive period of twelve (12) consecutive months beginning on and including 1 January and ending on and including 31 December of the same calendar year, provided that:

(a)	the first Contract Year shall be the period from and including the Commercial Operations Date up to and including 31 December of the same calendar year; and

(b)	the final Contract Year shall be the period from and including 1 January of the year in which the Lease Period ends up to and including the last Day of the Lease Period.
"Control" means the beneficial ownership of more than fifty percent (50%) of the issued share capital, or the legal power to direct or cause the direction of the general management, of the company or corporation or other person in question and "Controlled" shall be construed accordingly.
"Conversion Contract" shall have the meaning given in Clause 7.1 (Construction Parties).

    x

"Core Work" means the design, engineering, conversion, construction, procurement, fabrication, pre-commissioning, classification, transit, mooring, installation and connection to the Feed Gas supply pipeline at the Feed Gas Receipt Point, testing, commissioning, operations readiness and, at the end of the Lease Period, demobilisation of the FLNG Facility and for the purposes of this Agreement shall include the PA Work even if the same work was performed by or on behalf of GLNG under the Preliminary Agreement.
"Co-venturers" means the Block C8 Owners and the Saint Louis Offshore Profond Block Owners as parties to the UUOA.
"Crew" shall have the meaning given in Clause 3.6(a) (Local Content Obligations).
"Critical Dates" means the Connection Date, the Ready for Connection Date, the Target Connection Date, the Scheduled Commissioning Start Date, and the Commissioning Start Date, and "Critical Date" means any of them.
"Customs Duties" means any duties, payments, fees, charges, levies, taxes, or contributions payable to, or imposed by, any Governmental Authority in connection with the import or export, whether permanent or temporary, of any Personnel, Plant or Equipment (including the FLNG Facility) into or out of any jurisdiction, whenever arising, which are necessary for the performance of this Agreement.
"Daily LDs" shall have the meaning given in Clause 7.15(a) (Daily LDs).
"Day" means a period of twenty-four (24) consecutive hours starting at 00.00 hours in the relevant time zone and "Daily" has a corresponding meaning.
"Dayrate" means the Normal Dayrate, the Adjusted Dayrate, the Zero Capital Dayrate or the FM Event Dayrate, as the case may be.
"Default Rate" means [*****] on the last Business Day before the due date for payment and afterwards on the first Business Day of each succeeding calendar month. If any resulting rate exceeds that permitted by any applicable Law, then the rate of interest to be charged shall be the maximum rate permitted by such applicable Law.
"Defend" means taking such steps and incurring such fees, costs and expenses as may be necessary to defend any Claims whether pre-litigation or in connection with any proceedings in any court or other tribunal (including any alternative or non-binding dispute resolution) and shall include the obligation to pay reasonable attorneys' fees, court costs, expert fees and other reasonable costs incurred by the Indemnitor or the Indemnitee as a result of defending against Claims as required by this Agreement or, at the election and cost of the obligor, the obligation to select and engage competent lawyers and experts to defend against Claims as required by this Agreement, and "Defence" shall be construed accordingly.
"Demurrage Costs" means [*****], or such amount pro-rated for part thereof.
"Direct Agreements" means:

(a)
a step-in agreement entered into by the Initial Lenders in favour of the Lessee substantially in the form set out in Schedule 24 (Form of Step-In Agreement) and a quiet enjoyment undertaking (or equivalent direct agreement) entered into by the Initial Lenders in favour of the Lessee substantially in the form set out in Schedule 25 (Form of Quiet Enjoyment Undertaking); or

(b)	any direct agreement entered into by the Lenders in favour of the Lessee pursuant to Clause 28.1 (Owner Financing).
"Discharge Substance" shall have the meaning given in Clause 19.5(a) (Pollution and Emergency Response).
"Dispute" shall have the meaning given in Clause 24.2(a) (Occurrence of Dispute).
"Effective Date" means the date upon which all of the Lessee's Conditions Precedent and all of the Owner's Conditions Precedent have been satisfied in full or waived in accordance with this Agreement.
"Emergency Response Plan" means the set of protocols developed pursuant to Clauses 7.6(c)(ii) and 7.6(e)(v) (Manuals and Protocols).
"Emissions Performance Standard" shall have the meaning given in Clause 12.1(e) (Performance Standards).
"Equipment" means all materials, machinery, apparatus, supplies, property (real or personal), and equipment which forms part of the FLNG Facility.
"Excess Feed Gas Allowance" means the volume weighted average Excess Feed Gas Usage % of the aggregate quantity of Feed Gas delivered at the Feed Gas Receipt Point during the applicable period set out in Sections 4(i) and 4(ii) of Schedule 7 (Feed Gas Usage Allowance).
"Excess Feed Gas Usage %" means the Feed Gas Usage % plus [*****].
"Excess Retainage Extension Day" shall have the meaning given in Clause 8.3(d)(ix) (Additional Term).
"Excess Retainage Extension Dayrate" shall have the meaning given in Clause 8.3(d)(x) (Additional Term).
"Existing Dispute" means any Dispute and/or Related Agreement Dispute.
"Feed Gas" means Natural Gas delivered to the FLNG Facility at the Feed Gas Receipt Point.
"Feed Gas Receipt and LNG Delivery Procedure" shall have the meaning given in Clause 7.6(e)(ii) (Manuals and Protocols).
"Feed Gas Receipt Point" means the point where the Feed Gas supply pipeline connects to the FLNG Facility as set out in Schedule 2 (Technical Specification).
"Feed Gas Specification" means the specification for Feed Gas set out in Part 1 of Schedule 20 (Feed Gas and LNG Specification).
"Feed Gas Usage %" shall have the meaning given in Section 3 of Schedule 7 (Feed Gas Usage Allowance).

"Feed Gas Usage Allowance" means the amount of Retainage by the FLNG Facility that is permitted:

(a)	between the Commercial Operations Date and the date the Acceptance Appraisals are passed in accordance with Clause 7.14 (Acceptance Appraisals); and

(b)	on and from the date the Acceptance Appraisals are passed in accordance with Clause 7.14 (Acceptance Appraisals) for the remaining duration of the Lease Period, as set out in Schedule 7 (Feed Gas Usage Allowance).
"Feed Gas Usage Performance Standard" shall have the meaning given in Clause 12.1(b) (Performance Standards).
"FID" means an affirmative final investment decision made by the Co-venturers, at their sole discretion, to proceed into the execution phase of the GTA Project.
"FID Notice Date" shall have the meaning given in Clause 2.5(c) (Satisfaction of Conditions Precedent).
"First-filed Dispute" means any Dispute and/or Related Agreement Dispute where a request for arbitration has been filed with the LCIA before a request for arbitration has been filed with the LCIA in relation to a Later Dispute.
"First Base Capacity Adjustment" shall have the meaning given in Clause 12.5(a)(i) (Adjustment of Base Capacity).
"First Continuation Date" shall have the meaning given in Clause 8.2(b)(i) (Continuation Date).
"Flag State" means the Republic of the Marshall Islands.
"FLNG Facility" means a floating liquefaction vessel designed on the basis of Schedule 1 (Basis of Design) and to meet the technical specifications set out in Schedule 2 (Technical Specification).
"FLNG Facility Information" means any information, drawings, designs, charts, specifications, plans, software and other documentation or materials in any medium relating to the FLNG Facility which are provided or otherwise made available to the Lessee Group by or on behalf of the Owner or the Operator in the course of the Work or the Operating Services or otherwise in connection with this Agreement.
"FM Event" shall have the meaning given in Clause 15.1(a) (Definition).
"FM Event Dayrate" shall have the meaning given in Clause 13.6(a) (FM Event Dayrate).
"FM Event Extension Day" shall have the meaning given in Clause 8.3(d)(v) (Additional Term).
"FM Event Extension Dayrate" shall have the meaning given in Clause 8.3(d)(vi) (Additional Term).

"FM Event Start Date" shall have the meaning given in Clause 15.1(a) (Definition).
"Gap Agreement" means the step-in agreement entered into of even date herewith by Keppel Shipyard, Black & Veatch, the Owner and the Lessee, in favour of the Lessee.
"GLNG" means Golar LNG Limited, a company incorporated in Bermuda and having its registered office at 2nd floor, S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton HM11, Bermuda.
"Golar Gimi" means the vessel named Golar Gimi.
"Governmental Authority" means any government, nation, republic, state, province, territory or other jurisdiction of any nature, any political sub-division thereof, and any court or tribunal, regulatory commission, judicial, quasi-judicial authority or other person, exercising executive, legislative, judicial, regulatory or administrative functions of any of the foregoing (whether autonomously or not) with jurisdiction over the Work and/or the Operating Services and/or with authority to impose or collect Tax.
"Gross Negligence/Wilful Misconduct" means any act or failure to act (whether sole, joint or concurrent) by any person or entity that was intended to cause, or was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity.
"Group" means the Lessee Group or the Owner Group as the context requires.
"GTA Fiscal Regime" shall have the meaning given in Clause 22.3(a) (GTA Fiscal Regime).
"GTA Project" means an LNG export project for the first phase of development of the Unit Area including [*****].
"GTA Project Information" means any information, drawings, designs, charts, specifications, plans, software and other documentation or materials in any medium relating to the GTA Project which are provided or otherwise made available to the Owner Group by or on behalf of the Lessee Group in the course of the Work or the Operating Services or otherwise in connection with this Agreement.
"GTAFR Introduction" shall have the meaning given in Clause 22.2(q) (General Taxes).
"Hilli" means the vessel named Hilli Episeyo which has been converted into a floating liquefaction vessel for an Affiliate of the Owner and, as at the date of this Agreement, is on charter to a project offshore Cameroon.
"Hold-point" means each of the following milestones:

(a)	the FLNG Facility is ready to depart the Singapore shipyard of Keppel Shipyard, as more particularly described in section 2.7 of Schedule 5 (Design, Build and Operational Readiness Requirements);

(b)	the FLNG Facility is ready to enter the Lessee's Operating Boundary, as more particularly described in section 2.8 of Schedule 5 (Design, Build and Operational Readiness Requirements); and

(c)	Feed Gas is first ready to be introduced to the FLNG Facility, as more particularly described in section 2.9 of Schedule 5 (Design, Build and Operational Readiness Requirements).
"Hold-point Confirmation" shall have the meaning given in Clause 7.4(c) (Hold-points).
"Hold-point Expert" means any of: DNV GL, Lloyd's Register and American Bureau of Shipping (ABS).
"HSSE" means health, safety, security and environment.
"HSSE Manual" shall have the meaning given in Clause 7.6(e)(iv) (Manuals and Protocols).
"HSSE Performance Standard" shall have the meaning given in Clause 12.1(f) (Performance Standards).
"ICA" means the inter-state cooperation agreement between the governments of the States dated 9 February 2018 relating to the development and exploitation of the Unit Area, liquefaction and marketing of LNG produced from the Unit Area and supply of domestic Natural Gas produced from the Unit Area.
"In Country" means the geographical area within each of the States and waters within their respective maritime boundaries.
"Incentive Payment" shall have the meaning given in Clause 7.9(e) (Target Connection Date).
"Indemnitee" shall have the meaning given in Clause 17.7(c) (Notice and Defence).
"Indemnitor" shall have the meaning given in Clause 17.7(c) (Notice and Defence).
"Independent Expert" shall have the meaning given in Clause 24.4(a) (Expert Determination).
"Initial Lenders" means the entities identified in Clause 28.1(a) (Owner Financing).
"Insolvency Event" means, in respect of a person, the occurrence of any of the following:

(a)	any resolution is passed or order made for the winding-up, dissolution, administration or reorganisation of that person, a moratorium is declared in relation to any indebtedness of that person;

(b)	any composition, compromise, assignment or arrangement is made with any of its creditors other than as permitted by this Agreement;

(c)
it seeks or becomes subject to the appointment of any liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that person or any of its assets;

(d)	it is dissolved (other than pursuant to a consolidation, amalgamation or merger permitted by this Agreement);

(e)	it becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(f)
it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation which is not discharged within thirty (30) Days;

(a)	it suspends or threatens to suspend making payments on its debts generally;

(b)	by reason of actual or anticipated financial difficulties, it commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(c)	any analogous procedure or step referred to in paragraphs (a) to (h) of this definition is taken in respect of such person in any jurisdiction; or

(d)	it takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
"Interface Protocol" shall have the meaning given in Clause 7.6(b)(i) (Manuals and Protocols).
"International Standards" means the international standards and practices applicable to:

(a)	the design, engineering, procurement, construction, fabrication, transportation, installation, hook-up, commissioning, testing, operation and/or maintenance of upstream Natural Gas project facilities;

(b)
the design, engineering, conversion, procurement, construction, fabrication, pre-commissioning, transportation, mooring, installation, hook-up, testing commissioning, operation, maintenance and/or demobilisation of floating LNG liquefaction and offloading facilities;

(c)	LNG terminals; and/or

(d)	other floating LNG-related facilities and vessels,
established by any internationally recognised non-governmental agency or organisation whose standards and practices it is customary for Reasonable and Prudent Operators of upstream Natural Gas project facilities or LNG facilities (including floating LNG liquefaction and offloading facilities) terminals and vessels (as applicable) to comply with.
"ISPS Code" shall have the meaning given in Clause 19.4 (ISPS Code).
"Joinder" means the joining of a party to this Agreement or a Related Agreement to an Existing Dispute.
"Joinder Order" means an order by an Arbitral Tribunal that a party to this Agreement or a Related Agreement be joined to an Existing Dispute.

"Keppel Shipyard" means Keppel Shipyard Limited, a company registered in Singapore with its principal place of business being 51 Pioneer Sector 1, Singapore 628437.
"Key Contractor" means any entity who is a counterparty to any Conversion Contract from time to time (other than the Owner), which as at the date of this Agreement means Keppel Shipyard, Black & Veatch and Golar Management Limited.
"Key Contractor Insolvency Event Notice" shall have the meaning given in Clause 23.7(a) (Key Contractor Insolvency Cure Periods).
"Later Dispute" means any Dispute or Related Agreement Dispute where a request for arbitration has been filed with the LCIA after a request for arbitration has been filed with the LCIA in respect of a First-filed Dispute.
"Law" means any laws, statutes, legislation, notes, regulations, ordinances, orders, decrees, judgments, injunctions, stipulations, writs, directives, consents, agreements, decisions or notifications, in each case having the force of law issued by a Governmental Authority with jurisdiction over the matter in question.
"LCIA" shall have the meaning given in Clause 24.5(a) (Arbitration).
"Lease Period" shall have the meaning given in Clause 8.1 (Lease Period).
"Lenders" means the Initial Lenders or the Refinanciers (as the context requires).
"Lessee Credit Support" shall have the meaning given in Clause 18.1(a) (Lessee Credit Support).
"Lessee Credit Support Amount" means the amount of Lessee Credit Support required pursuant to Clause 18.1(c) (Lessee Credit Support) at the relevant time (as such amount is further adjusted pursuant to Clause 18.1(e) (Lessee Credit Support)).
"Lessee Group" means the Lessee, the Co-venturers, the Affiliates of the foregoing and their respective directors, officers, employees, advisors and agents, but shall not include any member of the Owner Group or the LNG Buyer (in its capacity as such).
"Lessee Permits" means all certificates, visas, permits, licences or any other documents necessary for the performance of the Lessee's obligations under this Agreement.
"Lessee Request" shall have the meaning given in Clause 6.1(a) (Lessee Request).
"Lessee's Conditions Precedent" means the conditions precedent set out in Clause 2.3 (Lessee's Conditions Precedent).
"Lessee's Operating Boundary" means a five hundred metre (500m) zone around the LNG Hub Facilities, or such other relevant control zone around the LNG Hub Facilities as may be designated by a Governmental Authority from time to time.
"Lessee's Required Standard" shall have the meaning given in Clause 5.2 (Lessee's Required Standard).
"LIBOR" means:

(a)
the London interbank offered rate for one (1) month USD deposits, as published by the Financial Times in London or, if not so published, by The Wall Street Journal, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month;

(b)
if no such rate is published at the relevant time, the arithmetic mean (rounded upwards to five decimal places) of the rates quoted by the principal London offices of four (4) prime banks in the London interbank market on the Day that is one London banking Day prior to the relevant period for deposits in USD; or

(c)	if the rates referred to in paragraphs (a) and (b) of this definition are not available in respect of the relevant period for any reason, such comparable rate as the Parties may agree.
"Liens" shall have the meaning given in Clause 17.6(a) (Liens).
"Liquidated Damages Liability Cap" shall have the meaning given in Clause 7.18(a) (Liquidated Damages and Standby Dayrate Liability Cap).
"LNG" means liquefied Natural Gas.
"LNG Buyer" means any person who purchases LNG pursuant to an LNG SPA.
"LNG Buyer Failure" means a failure of an LNG Buyer to take LNG for any reason other than due to an event or circumstance which would meet substantially similar criteria as for an FM Event, or due to any act or omission of the Owner Group.
"LNG Carrier" means an LNG carrier calling at the LNG Hub Facilities.
"LNG Delivery Performance Standard" shall have the meaning given in Clause 12.1(d) (Performance Standards).
"LNG Delivery Point" means the connection point between the loading manifold on the LNG Hub Facilities and the LNG loading arms at the FLNG Facility, as set out in Schedule 2 (Technical Specification).
"LNG Hub Facilities" means the shallow water breakwater, marine structures (including the trestles/jetty, berths, mooring and docks), jetty topsides (including gas receiving lines, LNG transfer lines downstream of the LNG Delivery Point and loading arms and utilities distribution infrastructure) and living quarters/utilities facilities, located in accordance with Schedule 1 (Basis of Design), but shall not include the FLNG Facility or any LNG Carrier.
"LNG Production" means the quantity of LNG run-down into the FLNG Facility's tanks (net of flash gas and boil-off) produced from Feed Gas delivered pursuant to this Agreement.
"LNG Production Plan" shall have the meaning given in Clause 10.5(d) (Monthly Capacity and Production Plan).
"LNG SPA" means any agreement or term sheet for the sale and purchase of LNG produced using Feed Gas produced from the Unit Area.

"LNG Specification" means the specification for LNG set out in Part 2 of Schedule 20 (Feed Gas and LNG Specification).
"LNG Specification Performance Standard" shall have the meaning given in Clause 12.1(c) (Performance Standards).
"Localisation Plan" means the plan to be prepared by the Lessee in accordance with the principles in Schedule 26 (Localisation Plan).
"Manuals and Protocols" shall have the meaning given in Clause 7.6(a) (Manuals and Protocols).
"Marine Operations Manual" shall have the meaning given in Clause 7.6(d) (Manuals and Protocols).
"Material Effect" shall have the meaning given in Clause 6.2 (Owner Request).
"MBC" shall have the meaning given in Clause 7.1(a)(i) (Construction Parties).
"Midstream Limited Notice to Proceed" shall have the meaning given in the Preliminary Agreement.
"Minimum Criteria" shall have the meaning given in Clause 8.2(a)(ii) (Continuation Date).
"MHHCID" shall have the meaning given in Clause 17.5(b) (Mutual Hold Harmless Arrangements).
"mmBtu" means one million British Thermal Units.
"Monthly Capacity Nomination" shall have the meaning given in Clause 10.5(a) (Monthly Capacity and Production Plan).
"MTPA" means million tonnes per annum.
"Nameplate Capacity" means [*****] (or such other amount as is agreed or determined in accordance with Clause 6 (Variations)).
"Natural Gas" means any hydrocarbon or mixture of hydrocarbons and other gases consisting predominantly of methane which is in a gaseous state at atmospheric temperature and pressure.
"Nominal Set Rate" means [*****].
"Nominated Account" shall have the meaning given in Clause 14.2(b) (Payment).
"Normal Dayrate" shall have the meaning given in Clause 13.3 (Normal Dayrate).
"Notice of Business Principles Default" shall have the meaning given in Clause 23.5(b) (Termination for Breach of Business Principles).
"Notice of Default" shall have the meaning given in Clause 23.3(b) (Termination for Owner or Operator Default).

"OE" shall have the meaning given in Clause 13.1(a) (Elements of the Dayrate).
"Off-Specification Feed Gas" means Feed Gas that does not meet the Feed Gas Specification.
"Off-Specification LNG" means LNG tendered at the LNG Delivery Point for offloading that does not meet the LNG Specification.
"Operating Boundary Licences and Consents" shall have the meaning given in Schedule 6 (Responsibility for Compliance).
"Operating Management System" means the operating management system of the Owner and the Operator.
"Operating Plan" shall have the meaning given in Clause 9.2 (Operating Plan).
"Operating Services" shall have the meaning given in Clause 3.4(a) (Operator's General Obligations).
"Operations Manual" shall have the meaning given in Clause 7.6(e)(iii) (Manuals and Protocols).
"Operator Permits" means all certificates, visas, permits, licences or any other documents necessary for the performance of the Operator's obligations under this Agreement.
"OSA" means the agreement between the Operator and GLNG or an Affiliate of GLNG, pursuant to which GLNG or its Affiliate provides operating management services to the Operator.
"Other Contractor" means any contractor, other than members of the Owner Group, who has entered into a contract with the Lessee to provide goods or services or perform work at the LNG Hub Facilities or any other location required for the performance of this Agreement. An LNG Buyer shall not be considered an "Other Contractor" under this Agreement.
"Other Contractor Group" means any Other Contractor, its subcontractors of any tier, its and their Affiliates and its and their respective directors, officers and employees (including agency personnel) and agents, but shall not include any member of the Lessee Group or a member of the Owner Group.
"Owner Credit Support" shall have the meaning given in Clause 18.2(a) (Owner Credit Support).
"Owner Credit Support Amount" means the amount of Owner Credit Support required pursuant to Clause 18.2(c) (Owner Credit Support) at the relevant time (as such amount is further adjusted pursuant to Clause 18.2(e) (Owner Credit Support)).

"Owner Group" means the Owner, the Operator, their respective subcontractors of any tier (including Subcontractors and the Key Contractors), the Affiliates of each of the foregoing and their respective directors, officers, employees, advisors, agents, but shall not include any member of the Lessee Group or any Affiliate of the Owner that provides services to the Lessee other than in connection with this Agreement.
"Owner Permits" means all certificates, visas, permits, licences or any other documents necessary for the performance of the Owner's obligations under this Agreement.
"Owner Request" shall have the meaning given in Clause 6.2 (Owner Request).
"Owner's Conditions Precedent" means the conditions precedent as set out in Clause 2.4 (Owner's Conditions Precedent).
"PA Hold-point" means each of the following milestones:

(a)	completion of the FEED Update Work, as more particularly described in Appendix 1 of Schedule 5 (Design, Build and Operational Readiness Requirements); and

(b)
the point in time immediately prior to entry by or on behalf of the Owner into the Key Contracts, as more particularly described in Appendix 1 of Schedule 5 (Design, Build and Operational Readiness Requirements).

"PA Work" means the FEL Study Work, Feed Update Work, Preparatory Work and Early Work (in each case as defined in the Preliminary Agreement), or such other works as awarded under the Preliminary Agreement, performed by or on behalf of GLNG under the Preliminary Agreement.
"Party" means each of the Owner, the Lessee and, on and from the date of execution of the deed of accession by the entity who will be the Operator pursuant to Clause 3.1(b) (Owner's General Obligations), the Operator, and "Parties" means collectively the Owner and the Lessee or, on and from the date of execution of the deed of accession by the entity who will be the Operator pursuant to Clause 3.1(b) (Owner's General Obligations), the Owner, the Lessee and the Operator.
"Performance Standards" shall have the meaning given in Clause 12.1 (Performance Standards).
"Permitted Change of Control" means a Change of Control where either:

(a)	the Change of Control results in ongoing Control of the Owner by a person that:

(i)	is directly or indirectly Controlled by GLNG; or

(ii)	directly or indirectly Controls GLNG; or

(i)	is directly or indirectly Controlled by a person that also directly or indirectly Controls GLNG; or

(b)	the Change of Control results from the acquisition (whether through merger, spin-off, sale of shares or other equity interests or otherwise) of the Owner's ultimate holding company.

"Personnel" means any personnel engaged by or on behalf of the Owner Group in connection with the performance of the Work or the Operating Services.
"Plant" means all materials, machinery, apparatus, supplies, property, and equipment, which is owned, leased, rented, chartered or operated by the Owner Group for the purpose of performing the Work or the Operating Services, but that is not Equipment or the FLNG Facility.
"PMSA" shall have the meaning given in Clause 7.1(a)(iv) (Construction Parties).
"Political FM Event" means an FM Event attributable to the actions or inactions of any Governmental Authority of either or both of the States.
"Pollution Legislation" shall have the meaning given in Clause 19.5(a) (Pollution and Emergency Response).
"Position Notice" shall have the meaning given in Clause 24.4(b) (Expert Determination).
"Pre-Appraisal Base Capacity" means the base capacity of the FLNG Facility for each Day during the period beginning on the Commercial Operations Date and ending on the date the Acceptance Appraisals are passed in accordance with Clause 7.14 (Acceptance Appraisals) (other than in respect of passing the Acceptance Appraisals in accordance with Clause 7.14 (Acceptance Appraisals)), being such amount as is determined in accordance with Clause 7.14(f)(ii) (Acceptance Appraisals).
"Pre-Approved Subcontract" shall have the meaning given in Clause 3.7(c) (Cost Competitiveness).
"Preliminary Agreement" shall have the meaning given in Recital D.
"Primarily Liable" means the Taxes assessed directly on the Lessee or one of its Affiliates by relevant Tax authorities and due for payment directly by the Lessee or its Affiliate arising as a direct result of the Lessee's or one of its Affiliate's operations in relation to this Agreement and not those Taxes reasonably considered to be the primary liability of the Owner Group.
"Production Bank" shall have the meaning given in Clause 7.17(b) (Bullet Payment).
"Prohibited Act" shall have the meaning given in Clause 31.1 (Prohibited Acts).
"Project Compliance Assumptions" shall have the meaning given in Schedule 6 (Responsibility for Compliance).
"Project Delay Event" shall have the meaning given in Clause 15.5(b) (Prolonged Project Delay FM).
"Project Delay Event Extension Day" shall have the meaning given in Clause 8.3(d)(vii) (Additional Term).
"Project Delay Event Extension Dayrate" shall have the meaning given in Clause 8.3(d)(viii) (Additional Term).

"Project Delay Payment" shall have the meaning given in Clause 15.5(a) (Prolonged Project Delay FM).
"Project Delay Payment Reimbursement" shall have the meaning given in Clause 15.5(c) (Prolonged Project Delay FM).
"Project Delay Reimbursement Date" shall have the meaning given in Clause 15.5(c) (Prolonged Project Delay FM).
"Project Delay Start Date" shall have the meaning given in Clause 15.5(a) (Prolonged Project Delay FM).
"Project Schedule" shall have the meaning given in Clause 7.8(a) (Project Schedule).
"Ready for Connection Date" shall have the meaning given in Clause 7.9(d) (Target Connection Date).
"Reasonable and Prudent Operator" means a person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator complying with all applicable Laws and engaged in the same type of undertaking under the same or similar circumstances and conditions.
"Related Agreement" means the Preliminary Agreement, and each of the Owner Credit Support and the Lessee Credit Support.
"Related Agreement Dispute" means any dispute or claim arising out of or in connection with a Related Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual dispute or claim).
"Required Standard" shall have the meaning given in Clause 5.1 (Owner and Operator's Required Standard).
"Requisitioned" shall have the meaning given in Clause 17.4(a) (Requisition of FLNG Facility) and "Requisition" shall be construed accordingly.
"Retainage" means, with respect to a specified period of time, the aggregate internal use or loss of Feed Gas by the FLNG Facility during such period (subject to Clause 13.9(a) (Feed Gas Usage Performance) and excluding any use or loss of Feed Gas which arises beyond the LNG Delivery Point).
"Retained Bullet Payment" shall have the meaning given in Clause 7.17(f) (Bullet Payment).
"Retained Project Delay Amount" shall have the meaning given in Clause 15.5(d) (Prolonged Project Delay FM).
"Review-point" means each of the following milestones:

(a)	substantial completion of detailed design work in relation to the FLNG Facility, as more particularly described in section 2.5 of Schedule 5 (Design, Build and Operational Readiness Requirements); and

(b)
the point in time at which twenty percent (20%) of the works to be undertaken by the Key Contractors have been completed, as more particularly described in section 2.6 of Schedule 5 (Design, Build and Operational Readiness Requirements).

"Review-point Process" shall have the meaning given in Clause 7.5(a) (Review-points).
"Safety Critical" means:

(a)	in relation to the Core Work, those works, services or systems materially impacting on or directly related to:

(i)	[*****];

(ii)	[*****];

(iii)	[*****];

(iv)	[*****];

(v)	[*****];

(vi)	[*****];

(vii)	[*****];

(viii)	[*****];

(ix)	[*****];

(x)	[*****];

(xi)	[*****];

(xii)	[*****];

(xiii)	[*****];

(xiv)	[*****];

(xv)	[*****];

(xvi)	[*****];

(xvii)	[*****];

(xviii)	[*****];

(xix)	[*****];

(xx)	[*****]; and

(xxi)	[*****]; and

(b)	[*****]:

(i)	[*****];

(ii)	[*****]; and/or

(iii)	[*****].
"Sailaway Date" means the date that the FLNG Facility sails from the Singapore shipyard of Keppel Shipyard.
"Saint Louis Offshore Profond Block JOA" shall have the meaning given in Recital B.
"Saint Louis Offshore Profond Block Operator" means the person appointed as operator from time to time pursuant to the Saint Louis Offshore Profond Block JOA.
"Saint Louis Offshore Profond Block Owners" means the persons who hold a participating interest in the Saint Louis Offshore Profond Block JOA from time to time, which as at the date of this Agreement are BPSIL, Kosmos Energy Investments Senegal Limited and Societe des Petroles du Senegal.
"Sales Tax" means any sales tax or value added tax arising or payable as a result of the performance of the Operating Services.
"SBC" shall have the meaning given in Clause 7.1(a)(ii) (Construction Parties).
"Scheduled Commercial Operations Date" means the date that falls immediately following the sequential completion of the following periods:

(a)	the Target Connection Date pursuant to Clause 7.9(a) (Target Connection Date) (excluding any extensions pursuant to Clause 7.9(b) (Target Connection Date)); and

(b)	[*****]; and

(c)	the Scheduled Commissioning Period, excluding any extension pursuant to Clause 7.12(a)(i) (Commissioning Period).
"Scheduled Commissioning Period" shall have the meaning given in Clause 7.12(a) (Commissioning Period).
"Scheduled Commissioning Start Date" means the date determined in accordance with Clauses 7.10(b) and 7.10(c) (Commissioning Start Date).
"Scheduled Maintenance" shall have the meaning given in Clause 9.3(a) (Scheduled Maintenance).
"Second Continuation Date" shall have the meaning given in Clause 8.2(b)(ii) (Continuation Date).
"Senior Supervisory Personnel" means, with respect to a person:

(a)	any individual of such person or one of its Affiliates who is its senior manager, or resident manager, who directs all operations and activities of such person in respect of the GTA Project;

(b)
any individual of such person or one of its Affiliates who is at a management level equivalent to or superior to the individual referred to in sub-paragraph (a), including specifically any officer or director of such person or one of its Affiliates, who has authority in relation to the operations and activities in respect of the GTA Project; or

(c)
any individual with management or supervisory responsibilities in relation to the operations and activities in respect of the GTA Project and who directly reports to an individual referred to in sub-paragraphs (a) or (b), but excluding all onsite managers or supervisors who are responsible for or in charge of installations or facilities, construction or production and related operations, or any other field operations.
"Specific Delivery Schedule" means the schedule produced pursuant to Clause 10.3(a) (Specific Delivery Schedule) as such schedule may be amended in accordance with Clause 10.4(a) (Changes to Schedules).
"Standby Dayrate" shall have the meaning given in Clause 7.16(a) (Standby Dayrate).
"Standby Dayrate Liability Cap" shall have the meaning given in Clause 7.18(b) (Liquidated Damages and Standby Dayrate Liability Cap).
"States" means the Islamic Republic of Mauritania and the Republic of Senegal.
"Subcontractor" means any person to which the Owner or Operator (as applicable) has subcontracted any part of the Work or Operating Services.
"Subsequent Base Capacity Adjustment" shall have the meaning given in Clause 12.5(a)(ii) (Adjustment of Base Capacity).
"Supplementary Extension Days" shall have the meaning given in Clause 8.3(b)(i)(B) (Additional Term).
"Surviving Obligations" shall have the meaning given in Clause 30.11 (Surviving Obligations).
"Suspension Extension Day" shall have the meaning given in Clause 8.3(d)(i) (Additional Term).
"Suspension Extension Dayrate" shall have the meaning given in Clause 8.3(d)(ii) (Additional Term).
"Suspension for Convenience" shall have the meaning given in Clause 23.1 (Suspension by Lessee).
"Target Connection Date" means the date set out in Clause 7.9(a) as may be extended in accordance with Clause 7.9(b) (Target Connection Date).

"Tax" or "Taxes" means all existing or future taxes, corporate income tax or gross revenue taxes, personal income tax, employment taxes and social charges, national insurance, Sales Taxes, property taxes, impost, duties, Customs Duties, levies, withholding taxes, fees, stamp duties, mandatory contributions, charges and other assessments in the nature of taxes.
"Technical Dispute" shall have the meaning given in Clause 24.3(b)(i) (Senior Management).
"Technical Dispute Submission" shall have the meaning given in Clause 24.4(a) (Expert Determination).
"Technical Information" means Confidential Information that is proprietary in nature (such as processes or product formulations) and not of a business, economic or financial nature.
"Term" shall have the meaning given in Clause 2.1 (Term).
"Third Party" means any person other than any member of the Lessee Group or any member of the Owner Group.
"Train Day" means, with respect to each of the four (4) LNG trains of the FLNG Facility, a twenty‑four (24) hour period of operation of such LNG train.
"Unit Area" means the common reservoir of Natural Gas underlying Block C8, offshore Mauritania, and the Saint Louis Offshore Profond Block, offshore Senegal.
"Unit Operator" means the person appointed from time to time as operator of the Unit Area in accordance with the UUOA.
"Upstream Facilities" means the facilities installed or to be installed for the first phase of development of the Unit Area, including [*****]. The Upstream Facilities shall include any common use infrastructure for use in connection with any subsequent phases of the development of the Unit Area once the same has been constructed and commissioned.
"Upstream Failure" means any failure by or on behalf of the Lessee to deliver Feed Gas to the Feed Gas Receipt Point for any reason other than failure caused by an FM Event or any act or omission of any member of the Owner Group.
"Upstream Project" means the development, operation and maintenance of the Upstream Facilities, the operation, management and administration of petroleum operations pursuant to the UUOA and the delivery of Feed Gas to the FLNG Facility at the Feed Gas Receipt Point.
"US CPI" means the consumer price index "CPI-All Urban Consumers (Current Series), Series ID CUUR0000SA0" published by the US Bureau of Labor Statistics from time to time (and, if during the Term, such index is discontinued or otherwise no longer published, the Parties shall agree on a reasonably comparable index as a replacement).
"UUOA" means the unitisation and unit operating agreement dated on or around 7 February 2019 entered into between the Co-venturers for, amongst other things, the joint development and exploitation of the Unit Area.

"Variation" means any variation, revision, modification, change or omission to the Work (including schedule, technical specifications, design standards, basis of design and operational standards and procedures) or the FLNG Facility as contemplated by Clause 6 (Variations) or Clause 8.2 (Continuation Date).
"Variation Cost" shall have the meaning given in Clause 6.6(a) (Variation Cost).
"Variation Order" shall have the meaning given in Clause 6.7(b)(ii)(A)(1) (Variation Order).
"Variation Order Proposal" means a variation order proposal in the form set out in Schedule 12 (Variation Order Proposal).
"Work" means the Core Work or the Additional Capital Work as the context requires.
"Work Programme and Budget" means a work programme and budget (which shall include Scheduled Maintenance) for a Contract Year, together with a high level summary of the proposed work programme and budget for the two (2) Contract Years following such Contract Year, as approved or determined in accordance with Clause 9.5 (Work Programme and Budget).
"Zero Capital Dayrate" shall have the meaning given in Clause 13.5(a) (Zero Capital Dayrate).
"Zero Capital Dayrate Extension Day" shall have the meaning given in Clause 8.3(d)(iii) (Additional Term).
"Zero Capital Dayrate Extension Dayrate" shall have the meaning given in Clause 8.3(d)(iv) (Additional Term).

1.2	Interpretation
In this Agreement, headings are for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement. Unless the context requires otherwise:

(a)	words importing the singular shall also include the plural and vice versa;

(b)	references to Recitals, paragraphs, Clauses and Schedules are references to the recitals, paragraphs and clauses of, and schedules to, this Agreement;

(c)
the Schedules and the Manuals and Protocols shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and the Manuals and Protocols. In the event of any conflict between the main body of this Agreement and the Schedules or the Manuals and Protocols, the main body shall take precedence;

(d)	"includes" and "including" mean (respectively) "includes, but is not limited to" and "including, but not limited to";

(e)
a "person" includes any individual, company, corporation, firm, partnership, joint venture, association, body corporate, organisation, trust, institution, Government Authority or other legal entity (in each case whether or not having separate legal personality) and words denoting any gender shall include the other genders;

(f)
references to any statute or other law include a reference to every order, by-law, instrument, regulation, directive or plan having the force of law made thereunder or deriving validity therefrom and any amendment or re-enactment of the same from time to time in force; and

(g)	any reference to any agreement (including this Agreement) or other document shall be a reference to the same as it may be amended, varied, supplemented, novated or replaced from time to time.

2.	TERM AND EFFECTIVENESS

2.1	Term
The "Term" shall commence on the Effective Date and, unless terminated earlier in accordance with its terms, shall end on the later of:

(a)	the twentieth (20th) Commercial Operations Date Anniversary; and

(b)	the last date of the Additional Term (if applicable).

2.2	Effectiveness of Agreement
Upon execution of this Agreement, Clauses 1 (Definitions and Interpretation), 2 (Term and Effectiveness), 3.1(b) (Owner's General Obligations), 12.5(d) (Adjustment of Base Capacity), 18.1(c)(i) (Lessee Credit Support), 18.2(c)(i) (Owner Credit Support), 20 (Intellectual Property), 24 (Dispute Resolution), 25 (Waiver of Immunity), 26 (Confidentiality), 27 (Assignment and Change of Control) (other than Clause 27.6(a) (Ownership of the Operator)), 29 (Notices), 30 (General Legal Provisions) (other than Clause 30.11 (Surviving Obligations)), 31 (Business Principles) and 34 (Agency), section 4.2.1 (Project Execution Plan) of Schedule 5 (Design, Build and Operational Readiness Requirements) and Principle 5 (Operating Boundary Licences and Consents Holder Allocation) of Schedule 6 (Responsibility for Compliance) shall come into full force and effect. All other clauses of this Agreement shall come into full force and effect on the Effective Date.

2.3	Lessee's Conditions Precedent
The Lessee's Conditions Precedent are:

(a)
any enabling legislation in relation to the ICA having been passed and any further steps necessary for such legislation to be effective (including ratification by the relevant Governmental Authority) having been carried out;

(b)	receipt by the Lessee of Approval of the plan of development for the GTA Project and the exploitation licences for the Unit Area;

(c)	any relevant construction contracts for the Upstream Project having been entered into by the relevant parties thereto;

(d)	the Owner Credit Support having been provided to the Lessee;

(e)	the Lessee having provided the Owner with written notice that FID has been taken in respect of the GTA Project; and

(f)	all Lessee Permits identified in accordance with Schedule 6 (Responsibility for Compliance) as necessary for the commencement of work on the Upstream Project having been granted to the Lessee.

2.4	Owner's Conditions Precedent
The Owner's Conditions Precedent are:

(a)	the Lessee Credit Support having been provided to the Owner; and

(b)
all Owner Permits and Operator Permits identified in accordance with Schedule 6 (Responsibility for Compliance) as necessary for the commencement of the Work having been granted to the Owner or the Operator (as applicable).

2.5	Satisfaction of Conditions Precedent

(a)	Promptly following execution of this Agreement:

(i)	the Owner shall use all reasonable endeavours to satisfy, or procure the satisfaction of:

(A)	the Owner's Conditions Precedent set out in Clause 2.4(b) (Owner's Conditions Precedent); and

(B)	the Lessee's Conditions Precedent set out in Clause 2.3(d) (Lessee's Conditions Precedent); and

(ii)	the Lessee shall use all reasonable endeavours to satisfy, or procure the satisfaction of:

(A)	the Lessee's Conditions Precedent set out in Clause 2.3(f) (Lessee's Conditions Precedent); and

(B)	the Owner's Conditions Precedent set out in Clause 2.4(a) (Owner's Conditions Precedent),
provided the Lessee shall not have any obligation to satisfy or procure the satisfaction of the Lessee's Conditions Precedent set out in Clauses 2.3(a) to 2.3(c) and Clause 2.3(e) (Lessee's Conditions Precedent).

(b)	The Parties shall keep each other regularly informed as to the progress towards achieving satisfaction of their respective Conditions Precedent.

(c)
If the Lessee Group decides, in its sole discretion, to take FID in respect of the GTA Project, the Lessee shall promptly provide the Owner with written notice that FID has been taken and the date thereof ("FID Notice Date").

2.6	Waiver of Conditions Precedent

(a)	The Lessee may, in its sole discretion, waive the requirement for satisfaction of one or more of the Lessee's Conditions Precedent set out in Clause 2.3 (Lessee's Conditions Precedent).

(b)	The Owner may, in its sole discretion, waive the requirement for satisfaction of one or more of the Owner's Conditions Precedent set out in Clause 2.4 (Owner's Conditions Precedent).

(c)
If all Conditions Precedent have been satisfied in full or waived in accordance with this Clause 2.6 (Waiver of Conditions Precedent) other than the Owner's Conditions Precedent set out in Clause 2.4(b) (Owner's Conditions Precedent) due to the Owner's failure to incorporate an entity to be the Operator pursuant to Clause 3.1(b) (Owner's General Obligations), the Parties agree that, for the purposes of Clause 2.7 and determining the Effective Date, the requirement to satisfy the Owner's Conditions Precedent set out in Clause 2.4(b) is deemed to have been waived on the date of satisfaction in full or waiver of the immediately preceding Conditions Precedent.

2.7	Termination for Failure to Satisfy Conditions Precedent
Notwithstanding Clause 30.11 (Surviving Obligations), if any of the Conditions Precedent have not been satisfied in full or waived in accordance with Clause 2.6 (Waiver of Conditions Precedent) on or before [*****] (as such date may be extended by the written agreement of the Parties), the Owner and the Lessee shall each have the right to terminate this Agreement immediately by giving written notice of such termination to the other Party; provided that such right to terminate shall not be exercisable if the Owner has failed to satisfy in full or waive the Owner's Conditions Precedent in Clause 2.4(b) (Owner's Conditions Precedent) due to its failure to incorporate an entity to be the Operator pursuant to Clause 3.1(b) (Owner's General Obligations). If this Agreement is terminated in accordance with this Clause 2.7 (Termination for Failure to Satisfy Conditions Precedent), this Agreement (other than Clauses 1 (Definitions and Interpretation), 2.7 (Termination for Failure to Satisfy Conditions Precedent), 20.1 (Exclusion of transfer or license), 24 (Dispute Resolution), 25 (Waiver of Immunity), 26 (Confidentiality), 30 (General Legal Provisions) (other than Clause 30.11 (Surviving Obligations)) and 34 (Agency)) shall end and the Parties shall have no further liability to each other, other than under the surviving clauses referred to in this Clause 2.7 (Termination for Failure to Satisfy Conditions Precedent) and with respect to any rights and obligations that have accrued prior to termination.

3.	OWNER AND OPERATOR OBLIGATIONS

3.1	Owner's General Obligations

(a)	Subject to and in accordance with the terms of this Agreement, the Owner shall:

(i)	perform, or procure the performance of the Work (as amended pursuant to any Variation);

(ii)	provide the FLNG Facility to the Lessee; and

(iii)	procure the performance of the Operating Services by the Operator, in each case in conformity with the Required Standard.

(b)
As soon as reasonably practicable following the date of this Agreement, the Owner shall incorporate a wholly owned subsidiary to be the Operator, such entity to be incorporated and organised under the laws of the Islamic Republic of Mauritania as Golar MS Operator S.A.R.L. The Owner shall procure that the entity so incorporated executes a deed of accession to this Agreement substantially in the form set out in Schedule 15 (Form of Deed of Accession) promptly on incorporation.

(c)
For so long as the Owner has not incorporated an entity to be the Operator, or the incorporated entity has not executed a deed of accession to this Agreement, pursuant to Clause 3.1(b) (Owner's General Obligations), the Owner shall perform, or procure the performance of, the obligations (if any), and may enforce the rights (if any), of the Operator under this Agreement.

(d)
If the Operator fails to perform any of its obligations under this Agreement, including the Operating Services, the Owner shall perform, or procure the performance of, such obligations in place of the Operator.

(e)	If the Owner performs or procures the performance of the obligations of the Operator pursuant to Clauses 3.1(c) or 3.1(d) (Owner's General Obligations):

(i)	the Owner shall be liable to the Lessee for the obligations of the Operator under this Agreement; and

(ii)
the Lessee shall be entitled to enforce its rights in relation to the obligations owed to it by the Operator under this Agreement against the Owner together with its rights under Clause 13.1(c)(ii) (Elements of the Dayrate).

3.2	Conduct of Work
The Owner shall be responsible for the conduct of the Work. Without prejudice to the generality of the foregoing, the Owner shall:

(a)	provide sufficient competent and suitably qualified Personnel to ensure the proper and timely performance of the Work;

(b)
ensure the performance of any Work carried out by the relevant Key Contractors (and their respective subcontractors of any tier) and any of its other subcontractors of any tier is in accordance with the requirements of the Conversion Contracts and the relevant subcontracts (as applicable) and in a manner which is consistent with International Standards to the extent that this Agreement does not prescribe the relevant standard;

(c)	comply with its obligations under the Conversion Contracts and any subcontracts entered into in accordance with Clause 3.5 (Subcontracting);

(d)
be responsible for the adequacy of the HSSE standards that are to be implemented in connection with the performance of the Work, and the adequacy, safety and stability of all operations and methods necessary for the performance of the Work;

(e)	comply with all agreed Variations;

(f)
be responsible for obtaining and maintaining Owner Permits, provided that any Operating Boundary Licences and Consents shall be obtained and maintained subject to and in accordance with Schedule 6 (Responsibility for Compliance);

(g)	upon request of the Lessee, provide the Lessee with reasonable assistance to obtain the Lessee Permits including in accordance with Schedule 6 (Responsibility for Compliance);

(h)	be responsible at all times for scheduling, progress reporting, forecasting and independently controlling the progress of the Work in order to:

(i)	meet the Project Schedule; and

(ii)	satisfy the requirements of Schedule 5 (Design, Build and Operational Readiness Requirements); and

(i)	ensure that the FLNG Facility shall be of good and sound design, materials and workmanship and shall at all times be fit for the purpose described in this Agreement, in each case in conformity with the Required Standard.

3.3	PA Work

(a)
The Owner confirms that the PA Work is accurate, complete and sufficient to enable the Owner to perform the Core Work in accordance with all requirements of this Agreement, including the Project Schedule.

(b)
Upon the Effective Date of this Agreement, the PA Work shall be deemed for all purposes to have been performed by the Owner under this Agreement and shall be subject to the terms and conditions of this Agreement in all respects.

(c)	The Owner and Operator confirm that they have reviewed the terms of the Preliminary Agreement.

(d)	The Lessee makes no guarantee or warranty, express or implied, as to the accuracy, adequacy or completeness of the PA Work.

(e)	The Parties acknowledge that the Lessee and GLNG have:

(i)
confirmed that the basis of design for the FLNG Facility attached to the Heads of Terms (as defined in the Preliminary Agreement) had been progressed to their satisfaction for the purposes of clause 3.4.1(b) of the Preliminary Agreement, subject to the clarifications set out in paragraph 3.1 of the exchange of notices between the Lessee, BPSIL and GLNG dated 19 April 2018, pursuant to the Preliminary Agreement, and served as the basis for the PA Work; and

(ii)	achieved the requirements of the PA Hold-points in accordance with Appendix 1 of Schedule 5 (Design, Build and Operational Readiness Requirements).

3.4	Operator's General Obligations

(a)	Subject to and in accordance with the terms of this Agreement and the then applicable Work Programme and Budget, during the Lease Period the Operator shall provide the following services:

(i)	for and on behalf of the Owner, making the FLNG Facility capacity exclusively available to the Lessee;

(ii)	providing management, operation and maintenance services for the FLNG Facility;

(iii)	accepting Feed Gas that is delivered by the Lessee to the Feed Gas Receipt Point in accordance with the Operations Manual;

(iv)	in accordance with the LNG Production Plan, processing Feed Gas at the FLNG Facility to produce and store LNG;

(v)
in accordance with the Confirmed Delivery Schedule and the Operations Manual and provided that the Lessee delivers Feed Gas that meets the Feed Gas Specification, delivering LNG that meets the LNG Specification at the LNG Delivery Point; and

(vi)	providing sufficient competent and suitably qualified Personnel to ensure the proper and timely performance of the services set out in Clauses 3.4(a)(i) to 3.4(a)(v) (Operator's General Obligations),
(the "Operating Services"), in each case in conformity with the Required Standard.

(b)
If the provision of a part (or all) of the Operating Services is deficient and such deficiency is notified to the Operator by the Lessee as a Notice of Dispute in accordance with Clause 24.2(c) (Occurrence of Disputes) and the Operator has failed to:

(i)
develop a remedial action plan (that is acceptable to the Lessee acting reasonably) [*****] (or such other period as may be agreed by the Parties acting reasonably) from the date of the Notice of Dispute; and/or

(ii)
implement the agreed remedial action plan within [*****] (or such other period as may be agreed by the Parties acting reasonably or as may be outlined in the agreed remedial action plan) from the date of the Notice of Dispute, then the Lessee may require the Owner to pay the OE in accordance with Clause 13.1(c)(ii) (Elements of the Dayrate) until such time as such deficiency is remedied, and the Lessee shall have no liability for the amount of OE arising during the period from the failure referred to in Clause 3.4(b)(i) or Clause 3.4(b)(ii) (Operator's General Obligations) (as applicable) until such time as such deficiency is remedied.

(c)	The Operator shall:

(i)
obtain and maintain the Operator Permits, provided that any Operating Boundary Licences and Consents shall be obtained and maintained subject to and in accordance with Schedule 6 (Responsibility for Compliance); and

(ii)	upon request of the Lessee, provide reasonable assistance to the Lessee to obtain the Lessee Permits including in accordance with Schedule 6 (Responsibility for Compliance).

3.5	Subcontracting

(a)
Subject to this Clause 3.5 (Subcontracting), Clause 3.6(b) (Local Content Obligations) and Clause 7.1 (Construction Parties), the Owner and the Operator may subcontract a part (but not all) of the Work or Operating Services (as applicable) to any person pursuant to the terms of this Agreement. The Owner and the Operator shall be liable to the Lessee for the relevant acts and/or omissions of any of their respective Subcontractors in relation to the Work or Operating Services (as applicable) as fully as if they were the acts and/or omissions of the Owner or the Operator (as applicable).

(b)	The Owner or the Operator (as applicable) shall not subcontract any part of:

(i)	the Work (excluding the Conversion Contracts) in excess of a contract value of [*****] for any single subcontract or series of subcontracts for a related scope of work or services;

(ii)	the Operating Services (excluding the OSA) in excess of an annual contract value of [*****]; or

(iii)	[*****],
without the prior written consent of the Lessee (such consent not to be unreasonably withheld, conditioned or delayed).

(c)
The Owner or the Operator (as applicable) shall conduct appropriate risk based due diligence on a proposed subcontractor including on the ability of the proposed subcontractor to perform that part of the Work or the Operating Services which the Owner or the Operator (as applicable) wishes to subcontract. Where the Lessee's written consent is required in accordance with Clause 3.5(b) (Subcontracting), such risk based due diligence shall be completed prior to seeking the Lessee's consent. On the first (1st) anniversary of the signing date of such Subcontractor's subcontract and annually thereafter for the term of such subcontract, the Owner or the Operator (as applicable) shall conduct a risk based review to ensure the Subcontractor remains suitable (technically, financially and from a compliance perspective) to perform that part of the Work or the Operating Services subcontracted to it.

(d)
If the prior written consent of the Lessee is required in accordance with Clause 3.5(b) or 3.5(g) (Subcontracting) prior to entering into the relevant subcontract, then the Owner or the Operator (as applicable) shall:

(i)
notify the Lessee of its intention to enter into any subcontract, providing details of the proposed subcontractor including trading names, nature of materials, plant, equipment and/or services to be procured, for that part of the Work or Operating Services which the Owner or the Operator (as applicable) wishes to subcontract;

(ii)	upon request by the Lessee, promptly provide the Lessee with copies of the terms and conditions of any subcontract (with any sensitive commercial information redacted);

(iii)
seek the Lessee's prior written consent (not to be unreasonably withheld, conditioned or delayed) to such subcontract prior to entering into the subcontract or making any commitment to the proposed subcontractor in respect of the proposed subcontract; and

(iv)
promptly provide the Lessee with such information in relation to the proposed subcontractor as the Lessee may reasonably require and which the Owner or Operator (as applicable) can reasonably obtain, having made reasonable efforts to obtain such information, provided that the Lessee shall request all information it requires in accordance with Clauses 3.5(d)(ii) and 3.5(d)(iv) (Subcontracting) within fifteen (15) Days of its receipt of such notice from the Owner or the Operator pursuant to Clause 3.5(d)(i) (Subcontracting).

(e)
Subject to Clause 3.5(f) (Subcontracting), upon receipt of notice pursuant to Clause 3.5(d)(i) (Subcontracting), the Lessee may, by notice to the Owner or the Operator (as applicable), only refuse to consent to a proposed subcontractor if the Lessee has reasonable grounds to withhold such consent based on the suitability and/or capability of any proposed subcontractor to carry out the particular part of the Work or Operating Services which the Owner or Operator (as applicable) proposes to subcontract. If the Lessee refuses its consent to the proposed subcontractor, then the Owner or Operator (as applicable) may propose (at its sole cost and expense) alternative subcontractor(s) in accordance with this Clause 3.5 (Subcontracting) or perform that part of the Work or Operating Services itself.

(f)
If the Lessee fails to respond to a request for consent made pursuant to Clause 3.5(d)(i) (Subcontracting) within twenty (20) Days after the date the Owner or the Operator (as applicable) has notified the Lessee of its intention to enter into such subcontract and provided all relevant documentation referred to in Clause 3.5(d) (Subcontracting), then the Owner or the Operator (as applicable) shall have the right to enter into such subcontract with the subcontractor proposed pursuant to Clause 3.5(d)(i) (Subcontracting).

(g)	A Subcontractor to any subcontract that requires the Lessee's consent under this Clause 3.5 (Subcontracting) shall not be permitted to further subcontract any part of:

(i)	the Work subcontracted to it, in excess of a contract value of [*****] for any single subcontract or series of subcontracts for a related scope of work or services;

(ii)	the Operating Services subcontracted to it, in excess of an annual contract value of [*****]; or

(iii)	[*****],
without the prior written consent of the Lessee (such consent not to be unreasonably withheld, conditioned or delayed). The Owner or the Operator (as applicable) must seek the Lessee's consent to such subcontracting in accordance with Clause 3.5(d) (Subcontracting).

(h)	Notwithstanding this Clause 3.5 (Subcontracting):

(i)
the Lessee's prior written consent to any subcontract, including the award to the proposed subcontractor, or the Lessee's failure to respond within the timeframe determined in accordance with Clause 3.5 (Subcontracting), shall not in any way relieve the Owner or the Operator of, nor in any way reduce, their respective obligations or liabilities under this Agreement;

(ii)
entry into any subcontract and/or, subject to Clause 15 (Force Majeure), the failure or refusal of a subcontractor of any tier (including a Key Contractor and their subcontractors of any tier) to perform its obligations under any subcontract shall not relieve the Owner or the Operator from any of its obligations under this Agreement;

(iii)	replacement of any Subcontractor shall not give rise to a Variation; and

(iv)	the Owner and Operator shall not have the right to subcontract the management and integration of any subcontracted Work or Operating Services to any person, other than an Affiliate.

(i)	Each subcontract entered into by the Owner or Operator in accordance with this Clause 3.5 (Subcontracting) shall, unless otherwise agreed by the Lessee, include:

(i)	provisions ensuring that the Subcontractor complies with the Localisation Plan and applicable Laws;

(ii)	provisions permitting the Lessee, the Co-venturers and the States to monitor the performance of the Work or the Operating Services (as applicable) in accordance with Clause 7.2 (Inspection Rights);

(iii)	provisions for the novation of such subcontract to the Lessee:

(A)	subject to the rights and obligations of the Lenders (if any) as set out in the Direct Agreements in relation to such subcontract; and

(B)	on termination of this Agreement;

(iv)	anti-bribery and corruption and human rights obligations equivalent to those set out in Clause 31 (Business Principles) and Clause 33 (Human Rights);

(v)	rights for the Lessee, the Co-venturers and the States to audit the Subcontractor's records as set out in Clause 14.7 (Audit, Records and Financial Reporting);

(vi)	obligations of confidentiality equivalent to those set out in Clause 26 (Confidentiality); and

(vii)
where the Subcontractors will have direct or indirect access to the Lessee's Confidential Information and/or IT systems (whether through email or other form of electronic communication or otherwise), digital security obligations equivalent to those set out in Clause 32 (Digital Security), and the Owner and/or the Operator shall:

(viii)	ensure that the provisions set out in Clauses 3.5(i)(i) to 3.5(i)(vii) (Subcontracting) are enforceable in accordance with their respective terms; and

(ix)
procure that the rights and obligations identified in Clauses 3.5(i)(i) to 3.5(i)(vii) (Subcontracting) are included in any subcontract entered into by a Subcontractor pursuant to Clause 3.5(g) (Subcontracting) or (except to the extent the Owner, acting reasonably, forms the view that it is not required) Clauses 7.1(b) or 7.1(c) (Construction Parties).

(j)
The Owner or the Operator (as applicable) shall provide regular updates and keep the Lessee informed in relation to any subcontract in accordance with Schedule 5 (Design, Build and Operational Readiness Requirements).

3.6	Local Content Obligations

(a)
The Operator shall hire, retain and train, or procure the hiring, retaining and training of, all Personnel required to perform the Operating Services (the "Crew"), giving priority to the recruitment of qualified Mauritanian and Senegalese personnel, to the extent that the necessary expertise is locally available.

(b)
The Owner and Operator shall comply with the Localisation Plan. The Lessee shall provide such reasonable assistance to the Operator to comply with the Localisation Plan as is requested by the Operator from time to time.

3.7	Cost Competitiveness

(a)
The Operator shall, in relation to each cost to be incurred by it pursuant to the applicable Work Programme and Budget, take reasonable steps (including through the procurement of goods, works and services by way of competitive tendering procedures) as will ensure that the proposal in relation to such cost is the most competitive proposal, having regard to the technical capability and performance record of the proposed subcontractor.

(b)
Subject to Clause 3.7(a) (Cost Competitiveness), and except as included in an approved Work Programme and Budget, any cost which the Operator incurs to an Affiliate of the Operator shall not be reimbursable by the Lessee to the Operator to the extent that the Lessee, acting reasonably, determines that the amount of the expenditure exceeds the amount that would have been incurred if the goods, works or services in relation to which the cost was incurred had been competitively procured on an arm's length basis by a Reasonable and Prudent Operator from an entity which is not an Affiliate of the Operator.

(c)
The OSA and any other subcontracts associated with the Operator shall be deemed to satisfy the requirements of Clause 3.7(a) (Cost Competitiveness) only with the prior written agreement of the Lessee (such agreement not to be unreasonably withheld, conditioned or delayed) ("Pre-Approved Subcontracts"). Any amendments to the terms of any Pre-Approved Subcontract shall require the prior written consent of the Lessee (not to be unreasonably withheld, conditioned or delayed).

(d)	Any dispute arising in connection with this Clause 3.7 (Cost Competitiveness) shall be determined in accordance with Clause 24.4 (Expert Determination).

4.	LESSEE OBLIGATIONS

4.1	Upstream Project Obligations

(a)	During the Commissioning Period, the Lessee shall, subject to and in accordance with the terms of this Agreement:

(i)
complete the commissioning of the LNG Hub Facilities to serve as an LNG terminal to which the FLNG Facility will be moored and LNG Carriers will be separately berthed in accordance with Schedule 1 (Basis of Design);

(ii)	deliver Feed Gas to the Feed Gas Receipt Point; and

(iii)	use reasonable endeavours to procure the offtake of all on specification LNG made available for delivery by the Owner at the LNG Delivery Point, in each case in conformity with the Lessee's Required Standard.

(b)	During the Lease Period, the Lessee shall, subject to and in accordance with the terms of this Agreement:

(i)
operate, or procure the operation of, the LNG Hub Facilities to serve as an LNG terminal to which the FLNG Facility will be moored and LNG Carriers will be separately berthed in accordance with Schedule 1 (Basis of Design);

(ii)	deliver Feed Gas to the Feed Gas Receipt Point;

(iii)	procure the offtake of all on specification LNG made available for delivery by the Operator at the LNG Delivery Point in accordance with the Confirmed Delivery Schedule;

(iv)	procure any inventory management interface services required under the Operations Manual; and

(v)	conduct any contracted ancillary and logistical services,
in each case in conformity with the Lessee's Required Standard.

(c)	The Lessee shall:

(i)
be responsible for obtaining and maintaining all Lessee Permits, provided that any Operating Boundary Licences and Consents shall be obtained and maintained subject to and in accordance with Schedule 6 (Responsibility for Compliance);

(ii)	upon request of the Owner, provide reasonable assistance to the Owner to obtain the Owner Permits including in accordance with Schedule 6 (Responsibility for Compliance);

(iii)	upon request of the Operator, provide reasonable assistance to the Operator to obtain the Operator Permits including in accordance with Schedule 6 (Responsibility for Compliance); and

(iv)
provide regular updates, including upon reasonable request of the Owner or Operator, to the Owner or Operator (as applicable) as to the progress of the Lessee interface with any Governmental Authority in both States in relation to relevant licences and consents for the GTA Project (including the Operating Boundary Licences and Consents).

4.2	GTA Project Offtake
The Lessee shall procure that the Co-venturers arrange for the timely scheduling of LNG offtake, including during commissioning, in accordance with and subject to this Agreement.

4.3	Sub-letting the FLNG Facility
The Parties agree that:

(a)
the Lessee may not sublet the FLNG Facility nor require the FLNG Facility to be located anywhere other than the territorial waters of either State without, in each case, the prior written consent of the Owner and in accordance with the following provisions of this Clause 4.3 (Sub-letting the FLNG Facility);

(b)	if the Lessee wishes to sublet the FLNG Facility or requires the FLNG Facility to be located anywhere other than the territorial waters of either State:

(i)	as a result, or in anticipation, of an HSSE incident;

(ii)	to comply with applicable Laws; or

(iii)	[*****],
then, subject to the rights and obligations of the Lenders (if any) as set out in the Direct Agreements, the prior written consent of the Owner for the purposes of Clause 4.3(a) (Sub-letting the FLNG Facility) shall not be unreasonably withheld, conditioned or delayed and the Lessee shall remain liable to pay, and shall pay, the Dayrate to the Owner and the Operator during any period of sub-letting as determined in accordance with the provisions of Clause 13 (Dayrate) and this Agreement shall continue on its terms; and

(c)
except where one or more of the circumstances set out in Clause 4.3(b) (Sub-letting the FLNG Facility) applies, if the Lessee wishes to sublet the FLNG Facility or requires the FLNG Facility to be located anywhere other than the territorial waters of either State for the sole purpose of being able to exploit an opportunity, then:

(i)
the Lessee will make a proposal to the Owner for the subletting of the FLNG Facility or the relocation of the FLNG Facility and shall include in that proposal an equitable allocation of the risk and sharing of rewards; and

(ii)
subject to the rights and obligations of the Lenders (if any) as set out in the Direct Agreements, the consent of the Owner to such proposal shall not to be unreasonably withheld, conditioned, or delayed, and if the Owner gives its consent in accordance with this Clause 4.3(c), the Parties shall meet to discuss what changes are reasonably necessary to be made to this Agreement to accommodate such proposal.

4.4	Emergency Events
In case of an emergency (including a significant process safety event such as fire, explosion, Natural Gas release, LNG release, or sabotage; incident involving loss of life, serious injury to any employee, subcontractor, or third party, or serious property damage; strikes and riots; or evacuations of Lessee's personnel or Personnel) or in anticipation of an emergency situation occurring in the near-term, the Lessee shall have the right to take all necessary and proper measures for the protection of life, health, the environment and property in accordance with the provisions of Schedule 8 (HSSE Requirements) and the Operations Manual, and this Agreement shall continue in accordance with its terms.

4.5	Performance by an Affiliate
The obligations of the Lessee may be performed by BPSIL (or any other Affiliate of the Lessee with the prior written consent of the Owner to such other Affiliate, such consent not to be unreasonably withheld, delayed or conditioned) provided that:

(a)	the Lessee shall remain responsible for such obligations in accordance with the terms of this Agreement; and

(b)
the Lessee shall be liable to the Owner and the Operator for the relevant acts and/or omissions of such Affiliate in relation to its performance of the Lessee's obligations under this Agreement as fully as if they were the acts and/or omissions of the Lessee.

5.	STANDARD OF RESPONSIBILITIES

5.1	Owner and Operator's Required Standard
The Owner and the Operator shall each perform (or procure the performance of) their respective obligations under this Agreement (including performance of the Work and the Operating Services (as applicable)) as a Reasonable and Prudent Operator in accordance with:

(a)
good engineering and operating practices and relevant HSSE practices in the international maritime and oil and gas industries and relevant International Standards to the extent that this Agreement does not prescribe the relevant standard;

(b)	Schedule 1 (Basis of Design) and Schedule 2 (Technical Specification) or the applicable Work Programme and Budget (as applicable);

(c)	applicable Laws and the requirements of the relevant Classification Society;

(d)	the Performance Standards (including by repairing or reconstructing the Work in order to achieve the Performance Standards);

(e)	the requirements of Schedule 5 (Design, Build and Operational Readiness Requirements) applicable to the Owner or Operator (as applicable); and

(f)
an Operating Management System (including supporting systems and processes) that meets the requirements of Schedule 5 (Design, Build and Operational Readiness Requirements) and Schedule 8 (HSSE Requirements),

(the "Required Standard").

5.2	Lessee's Required Standard
The Lessee shall perform (or procure the performance of) its obligations under this Agreement as a Reasonable and Prudent Operator in accordance with:

(a)
good engineering and operating practices and relevant HSSE practices in the international maritime and oil and gas industries and relevant International Standards to the extent that this Agreement does not prescribe the relevant standard;

(b)	applicable Laws; and

(c)	the requirements of Schedule 5 (Design, Build and Operational Readiness Requirements) applicable to the Lessee,
(the "Lessee's Required Standard").

6.	VARIATIONS

6.1	Lessee Request

(a)
At any time after the Effective Date, the Lessee may provide to the Owner a request in writing, in the form set out in Schedule 11 (Lessee Variation Request), requesting the Owner to make a Variation to the Work or to the FLNG Facility ("Lessee Request").

(b)	Each Lessee Request shall be sequentially numbered by the Lessee in accordance with the order in which such Lessee Request is issued.

(c)	The Owner shall acknowledge receipt of the Lessee Request within seven (7) Days after receipt of the Lessee Request.

6.2	Owner Request
If at any time after the Effective Date, there is a Change and the Owner determines, acting reasonably, that such Change has, or would have a material effect on:

(a)	the capital costs of, or the schedule for, performing the Work;

(b)	the Owner's ability to complete the Work or the Operator's ability to provide the Operating Services;

(c)	the FLNG Facility's ability to pass the Acceptance Tests or Acceptance Appraisals;

(d)	the Owner's or the Operator's ability to satisfy the Performance Standards; or

(e)	the safe operation of the FLNG Facility,
(such effect referred to in Clauses 6.2(a) to 6.2(e) (inclusive) being a "Material Effect"), then the Owner shall be entitled to request a Variation in respect of such Change ("Owner Request"). The Owner shall submit to the Lessee a Variation Order Proposal in accordance with Clause 6.5 (Variation Order Proposal) to address such Owner Request as soon as possible after such Change occurs. If the Lessee forms the view, acting reasonably, that there has been a Change that would have a Material Effect, and the Owner has not initiated an Owner Request within a reasonable time period, then the Lessee may refer the matter for resolution in accordance with Clause 24 (Dispute Resolution).

6.3	Response to Lessee Request

(a)
Subject to Clauses 6.3(b), 6.3(c) and 6.3(d) (Response to Lessee Request), if the Owner receives a Lessee Request then the Owner shall submit to the Lessee a Variation Order Proposal in accordance with Clause 6.5 (Variation Order Proposal) within thirty (30) Days (or such other period as the Parties may agree acting reasonably) after receipt of the Lessee Request.

(b)	If the Owner receives a Lessee Request and the Owner determines, acting reasonably, that preparing a Variation Order Proposal will require the Owner to incur costs of more than [*****], then:

(i)
the Owner shall so notify the Lessee before commencing work on preparing a Variation Order Proposal (and in any event within seven (7) Days of acknowledgement of the Lessee Request pursuant to Clause 6.1(c) (Lessee Request));

(ii)
within seven (7) days of the Owner's notification pursuant to Clause 6.3(b)(i) (Response to Lessee Request), the Lessee shall notify the Owner to confirm whether the Lessee requires the Owner to prepare the Variation Order Proposal; and

(iii)	subject to the Lessee's confirmation being provided pursuant to Clause 6.3(b)(ii) (Response to Lessee Request), the Owner shall commence work to prepare the Variation Order Proposal.

(c)
The Owner may give notice to the Lessee at any time rejecting a Lessee Request (including a reasonably detailed written statement of the reasons for such rejection) if implementing the Variation requested by the Lessee Request would:

(i)	jeopardise the technical, structural or operational integrity of the FLNG Facility; or

(ii)	result in the FLNG Facility ceasing to comply with:

(A)	the requirements of the relevant Classification Society;

(B)	any applicable Mauritanian or Senegalese Law;

(C)	any applicable laws of the Flag State; or

(D)	any other applicable Laws,
in effect from time to time.

(d)
If the Owner gives notice to the Lessee pursuant to Clause 6.3(c) (Response to Lessee Request), then duly authorised representatives of the Owner and the Lessee will meet and discuss in good faith the Owner's rejection of the Lessee Request and any potential alternatives to the rejected Lessee Request.

6.4	Response to Owner Request

(a)
Without limiting the Lessee's right to dispute a Variation Order Proposal (including in relation to an Owner Request) in accordance with Clause 6.7(d) (Variation Order), the Lessee shall not withhold its consent to any Owner Request that relates to an event described in sub-paragraphs (a) to (c) (inclusive) or (h) to (m) (inclusive) of the definition of "Change" and shall proceed to issue a Variation Order in accordance with Clause 6.7 (Variation Order) with respect to a Variation Order Proposal that relates to an Owner Request.

(b)
If the Owner Request relates to an event described in sub-paragraphs (d), (e), (f) or (g) of the definition of "Change", then the Lessee may decide (in its sole discretion) whether or not to proceed with the Variation. If the Lessee decides:

(i)	to proceed with the Variation, then Clause 6.7(a) (Variation Order) shall apply; or

(ii)	not to proceed with the Variation, then the Owner or the Operator (as applicable) shall not be:

(A)	in breach of the Performance Standards;

(B)	required to satisfy any relevant provision or requirement of the Acceptance Tests or Acceptance Appraisals;

(C)	subject to any Dayrate adjustment under this Agreement;

(D)	required to perform any obligation under this Agreement that would cause it to breach applicable Law; or

(E)	otherwise in breach of this Agreement,
in each case to the extent that the Owner or the Operator (as applicable) can reasonably demonstrate the actual impact of the Change upon the Owner or the Operator (or the performance of their respective obligations under this Agreement) in relation to the matters subject of Clauses 6.4(b)(ii)(A) through 6.4(b)(ii)(E) (Response to Owner Request) (inclusive).

6.5	Variation Order Proposal
The Owner shall prepare a Variation Order Proposal required under this Clause 6 (Variations) in the form, and in accordance with the principles, set out in Schedule 12 (Variation Order Proposal).

6.6	Variation Cost

(a)
Unless the Owner and the Lessee otherwise agree, the costs and impacts of implementing any Variation Order Proposal (the "Variation Cost") shall be proposed by the Owner in accordance with the principles set out in Schedule 12 (Variation Order Proposal) and Clauses 6.6(e), 6.6(f), 6.6(g) and 6.6(h) (Variation Cost).

(b)
Unless the Owner and the Lessee agree to incorporate the Variation Cost into the Nominal Set Rate or Adjusted Nominal Set Rate (as applicable) in accordance with Clause 6.6(c) (Variation Cost), the Lessee shall pay the Variation Cost to the Owner in accordance with the schedule for payment set out in the Variation Order Proposal.

(c)
Subject to Clause 6.6(d) (Variation Cost), the Owner and the Lessee may agree to incorporate the Variation Cost in the Nominal Set Rate or Adjusted Nominal Set Rate (as applicable), in which case the Nominal Set Rate or Adjusted Nominal Set Rate (as applicable) shall be increased or decreased by the amount, expressed in USD per Day, calculated in accordance with the following formula to determine the applicable Adjusted Nominal Set Rate:

Nominal Set Rate or Adjusted Nominal Set Rate (as applicable) change =

[*****]

(d)	Unless the Owner and the Lessee otherwise agree, the Variation Cost may only be incorporated into the Nominal Set Rate or Adjusted Nominal Set Rate (as applicable):

(i)	in relation to up to [*****] in each calendar year;

(ii)	up to a maximum amount of [*****] in each calendar year; and

(iii)	up to a maximum aggregate amount for all Variations of [*****] during the Term.

(e)	Subject to Clauses 6.6(f), 6.6(g) and 6.6(h) (Variation Cost), any Variation Costs resulting from a Variation shall be for the account of the Lessee.

(f)	Subject to Clause 6.6(g) (Variation Cost), any Variation Costs resulting from a Variation that is:

(i)
necessary to give effect to any change required by a change in requirements of International Standards, international maritime regulations or international LNG regulations (even if such change is reflected in Mauritanian and Senegalese Laws), to the extent that the change in such standards or regulations imposes:

(A)	a higher standard than that prescribed under this Agreement; or

(B)	a new standard not otherwise prescribed under this Agreement;

(ii)	necessary to give effect to any requirements of any relevant Classification Society (even if such change is reflected in Mauritanian and Senegalese Laws);

(iii)
subject to Clause 6.6(f)(i) (Variation Cost), required as a result of a change to applicable Mauritanian or Senegalese Laws that had been announced by any Governmental Authority on or prior to 17 December 2018;

(iv)	[*****]:

(A)	compliance with Schedule 1 (Basis of Design) and/or Schedule 2 (Technical Specification); or

(B)	the achievement of the Performance Standards;

(v)
required as a result of the verification of the design and build pursuant to Schedule 5 (Design, Build and Operational Readiness Requirements) following which the Lessee and the Owner, acting reasonably, agree that the Work should be modified in order to ensure:

(A)	compliance with Schedule 1 (Basis of Design) and/or Schedule 2 (Technical Specification); or

(B)	the achievement of the Performance Standards;

(vi)
required to rectify any defects in the Work or defects in the Operating Services or necessary as a result of the Performance Standards not being achieved other than as a result of an FM Event, Upstream Failure, LNG Buyer Failure, or Suspension for Convenience;

(vii)	required pursuant to Clause 7.13(f) (Acceptance Testing);

(viii)	required pursuant to Clauses 8.2(e) or 8.2(f) (Continuation Date);

(ix)	required as a result of a change in the Operating Management System; and/or

(x)
required as a result of the Parties agreeing (acting reasonably) that an assumption contained in Schedule 1 (Basis of Design) and/or Schedule 2 (Technical Specification), other than an assumption that was provided by, or is in the control of, the Lessee, is incorrect, shall be for the account of the Owner.

(g)	Any Variation Costs resulting from a Variation that is:

(i)
required to achieve compliance with any Law of the States and/or the requirements of the World Bank Group Environmental, Health, and Safety Guidelines not known to the Lessee or the Owner on or prior to 17 December 2018 but which, had it been known by the Parties on or prior to that date, would have been reflected in Schedule 1 (Basis of Design) and/or Schedule 2 (Technical Specification); and/or

(ii)	required as a result of a Project Compliance Assumption being incorrect and/or having to be subsequently revised (including through a failure to secure necessary derogations),
[*****]:

(A)	[*****]; or

(B)	[*****],
in which case the senior management of the Lessee and the Owner shall meet and discuss and shall allocate the Variation Costs of Variations under Clauses 6.6(g)(i) and/or 6.6(g)(ii) (Variation Cost), having regard to, amongst other things:

(1)	the possibility of agreeing to revise the thresholds set out in Clauses 6.6(g)(ii)(A) and/or 6.6(g)(ii)(B) (Variation Cost);

(2)	the possibility of the Variation Order Proposal being revised or a Party requesting a new Variation in accordance with this Agreement; and/or

(3)
the terms of the Preliminary Agreement and/or the notices exchanged on 19 April 2018 between the Lessee, BPSIL and GLNG pursuant to the Preliminary Agreement, including the heads of terms for this Agreement attached thereto.

(h)	If:

(i)
the actual cost of performing a Variation is in excess of what the Parties agreed the impact of the Variation would be pursuant to this Clause 6 (Variations), such excess cost shall be borne by the Owner; or

(ii)
the actual cost of performing the Variation is lower than what the Parties agreed the impact would be pursuant to this Clause 6 (Variations), any savings arising from such lower cost shall accrue to the Owner.

(i)
The provisions of this Clause 6 (Variations) shall in no way prejudice the Owner's and Operator's other obligations under this Agreement including their obligations to meet the Target Connection Date and the LNG Delivery Performance Standard (in each case as amended by any Variation).

6.7	Variation Order

(a)	If:

(i)
in response to a Lessee Request, or an Owner Request to which Clause 6.4(b) (Response to Owner Request) applies, the Owner issues a Variation Order Proposal that complies with Clause 6.5 (Variation Order Proposal), then the Lessee shall decide [*****] whether or not to proceed with the Variation based on the Variation Order Proposal in accordance with this Clause 6.7 (Variation Order) and shall notify the Owner of the same within fifteen (15) Days (or such other period as the Parties may agree, acting reasonably) after receipt of such Variation Order Proposal; or

(ii)
there is an Owner Request that complies with Clause 6.5 (Variation Order Proposal) and to which Clause 6.4(b) (Response to Owner Request) does not apply then the Lessee shall notify the Owner of such compliance within fifteen (15) Days (or such other period as the Parties may agree, acting reasonably) after receipt of such Variation Order Proposal and issue a Variation Order in accordance with Clause 6.7(b) (Variation Order) (but subject always to the Lessee's right to dispute a Variation Order Proposal in accordance with the provisions of Clause 6.7(d) (Variation Order)).

(b)	If the Lessee decides, or is required in accordance with Clause 6.4(a) (Response to Owner Request), to proceed with a Variation, then:

(i)	the Lessee shall issue to the Owner two (2) copies of a draft variation order:

(A)	in the form set out in Schedule 13 (Variation Order); and

(B)	confirming the impacts for the Owner, the Operator and the Lessee, as set out in the Variation Order Proposal, including:

(1)	the proposed changes (if any) to the Nominal Set Rate or Adjusted Nominal Set Rate (as applicable);

(2)	the proposed changes (if any) to the Base Work Programme and Budget Cycle; and

(3)	the proposed changes (if any) to the Performance Standards that will apply during the implementation of the Variation and upon the completion of the Variation; and

(C)
where a Variation is to be executed prior to the Anticipated Commercial Operations Date, acknowledging and agreeing to the proposed impact (if any) of the Variation on the Project Schedule, including any of the Critical Dates, which shall be as set out in the Variation Order Proposal; and

(ii)	within ten (10) Days (or such other period as the Parties may agree acting reasonably) after receipt of two (2) copies of a draft variation order:

(A)	the Owner shall promptly:

(1)	sign (and procure that the Operator signs) and return one (1) copy of such draft variation order to the Lessee (such signed order, a "Variation Order"); and

(2)	initiate and perform the works set out in the Variation Order in accordance with this Agreement and the schedule set out in the Variation Order; and

(B)	the Parties shall comply with the terms of the Variation Order, including:

(1)	the changes (if any) to the Nominal Set Rate or Adjusted Nominal Set Rate (as applicable);

(2)	the proposed changes (if any) to the Base Work Programme and Budget Cycle;

(3)	the Performance Standards that will apply during the implementation of the Variation (in accordance with the schedule set out in the Variation Order) and upon the completion of the Variation; and

(4)	any consequential adjustment required to the Project Schedule (including any of the Critical Dates).

(c)
If the Variation Order Proposal is not with respect to a Variation that the Lessee is required to approve in accordance with Clause 6.4(a) (Response to Owner Request) and the Lessee rejects the Variation Order Proposal, then:

(i)	the Variation will not be implemented; and

(ii)
where the costs of the Variation, if implemented, would have been for the account of the Lessee, the Lessee shall promptly reimburse the Owner for its reasonable and documented costs incurred in connection with the preparation of the Variation Order Proposal in accordance with Clause 14 (Invoicing) subject to:

(A)
at any time prior to the aggregate of such costs incurred but not reimbursed (or not to be reimbursed) in relation to the aggregate of all such rejected Variation Order Proposals prepared in a calendar year being [*****], the amount to be reimbursed to the Owner shall be the amount of such reasonable and documented costs incurred by the Owner [*****] for each such rejected Variation Order Proposal in that calendar year; and

(B)
if at any time in a calendar year the aggregate of such costs incurred but not reimbursed (or not to be reimbursed) in relation to the aggregate of all such rejected Variation Order Proposals prepared in that calendar year is [*****], the Lessee shall reimburse the full amount of such reasonable and documented costs incurred by the Owner in connection with preparing any subsequent rejected Variation Order Proposal (where the costs of the Variation, if implemented, would have been for the account of the Lessee) and Clause 6.7(c)(ii)(A) (Variation Order) shall no longer apply for that calendar year.

(d)
If the Lessee disputes any of the terms of a Variation Order Proposal issued under Clauses 6.4(a) or 6.4(b) (Response to Owner Request) (including whether the requirements of Clause 3.5 (Subcontracting) have been met), then:

(i)
duly authorised representatives of the Owner and the Lessee will meet and discuss alternatives to, and/or changes to be made to, the terms of the Variation Order Proposal in accordance with Clause 24.2 (Occurrence of Disputes); and

(ii)
notwithstanding that the dispute may not have been resolved pursuant to Clause 24.2 (Occurrence of Disputes), the Owner shall, if so requested in writing by the Lessee, implement or procure the implementation of the Variation and proceed diligently with performance thereof and:

(A)	in respect of Variation Costs, the Lessee shall pay [*****], in each case in accordance with the payment schedule set out in the Variation Order Proposal;

(B)
in relation to any dispute regarding the deferral of any Critical Date, the mid-point of the difference between the Owner's position as set out in the Variation Order Proposal and the Lessee's position with respect to such disputed impact shall apply; and

(C)
in respect of all other disputed impacts, the mid-point of the difference between the Owner's position as set out in the Variation Order Proposal and the Lessee's position with respect to such disputed impact shall apply, in each case, unless and until the matter is determined otherwise by an Independent Expert in accordance with Clause 24.4 (Expert Determination), at which time the Owner or the Lessee (as the case may be) shall pay to the other any amount determined to be payable by the Independent Expert, together with interest on that amount determined at a rate per annum equal to LIBOR accruing on a daily basis from the date payment was made by the Lessee (in the case of payment due from the Owner to the Lessee) or due by the Lessee (in the case of payment due from the Lessee to the Owner) in either case, pursuant to Clause 6.7(d)(ii)(A) (Variation Order), to the date of actual payment by the Owner or the Lessee (as applicable) of the amount determined payable by the Independent Expert. If the Independent Expert makes a determination in respect of the matters in Clause 6.7(d)(ii)(B) and/or 6.7(d)(ii)(C) (Variation Order), then the Owner and the Lessee shall proceed in accordance with the outcome of the Independent Expert's determination. Following such Independent Expert's determination in accordance with this Clause 6.7(d)(ii) (Variation Order), the Lessee and the Owner shall follow the procedure set out in Clause 6.7(b) (Variation Order).

(e)	The Parties shall consolidate all agreed Variations into a restated version of this Agreement:

(i)	as soon as reasonably practicable after the Sailaway Date (and in any event before the Commissioning Start Date); and

(ii)	thereafter as agreed between the Parties (acting reasonably).

7.	FLNG PROJECT DEVELOPMENT

7.1	Construction Parties

(a)
The Owner shall enter into, or procure the entry into, the following engineering, procurement, construction, installation and commissioning contracts and associated management contracts (each, a "Conversion Contract"):

(i)	an engineering, procurement and construction contract between the Owner and Keppel Shipyard for the repair, modification and conversion of the Golar Gimi into the FLNG Facility (the "MBC");

(ii)	an agreement for topsides design, engineering, procurement and commissioning works between Keppel Shipyard and Black & Veatch (the "SBC");

(iii)	a tripartite direct agreement between the Owner, Keppel Shipyard and Black & Veatch which regulates the relationship between the MBC, the SBC and the parties to those contracts; and

(iv)	a project management services agreement between the Owner and Golar Management Limited for the provision of project management services in relation to the Work (the "PMSA").

(b)
Subject to the provisions of Clauses 7.1(c), 7.1(d) and 7.1(h) (Construction Parties), each Key Contractor under the MBC, the SBC and the PMSA shall have the right to subcontract a part (but not all or substantially all) of its scope of work under its respective Conversion Contract.

(c)
The Parties have agreed that the list of approved entities to which the Key Contractors may, subject to Clause 7.1(b) (Construction Parties), subcontract a part of their scope of work under the Conversion Contracts, is included in Schedule 27 (Approved Vendor List) ("Approved Vendor List"). Any changes to the Approved Vendor List shall require consent of the Lessee (not to be unreasonably withheld, conditioned or delayed). If a Key Contractor wishes to engage a subcontractor that is not an entity listed in the Approved Vendor List, then the prior written consent of the Lessee shall be required in accordance with Clause 7.1(d) (Construction Parties).

(d)
If a Key Contractor wishes to subcontract a part of its scope of work under the Conversion Contracts that is Safety Critical to a person who is not on the Approved Vendor List, the Owner shall notify the Lessee prior to the Key Contractor entering into the subcontract or making any commitment to the proposed subcontractor in respect of the proposed subcontract. The Lessee shall have the right to reject the proposed subcontractor if the Lessee has reasonable concerns regarding the suitability of the proposed subcontractor (technically, financially and from a compliance perspective) to carry out the work that the Key Contractor proposes to subcontract, provided that the Lessee notifies the Owner of its rejection of such subcontractor within ten (10) Days of the notice received from the Owner under this Clause 7.1(d) (Construction Parties).

(e)	For the avoidance of doubt:

(i)
entry into a Conversion Contract and/or the failure or refusal of a Key Contractor to perform or deliver any portion of the Work pursuant to any Conversion Contract shall not relieve the Owner from any of its obligations under this Agreement; and

(ii)	replacement of any Key Contractor for any reason shall not give rise to a Variation.

(f)
On the first (1st) anniversary of the signing date of each Conversion Contract and annually thereafter for the term of such Conversion Contract, the Owner shall undertake a risk-based review to ensure the Key Contractors remain suitable (technically, financially and from a compliance perspective) to perform the relevant Core Work contracted to them.

(g)
The Owner shall procure that the Conversion Contracts contain obligations on the Key Contractors to meet the Owner and the Lessee and discuss in good faith the development of any remedial action plan required in the circumstances set out in Clause 23.7(c) (Key Contractor Insolvency Cure Periods).

(h)
The Owner shall include those rights and obligations identified in Clause 3.5(i) (Subcontracting) in each Conversion Contract and shall procure that such rights and obligations are included in any subcontract entered into by a Key Contractor pursuant to Clause 7.1(b) (Construction Parties).

(i)
The Owner shall provide regular updates to the Lessee and keep the Lessee informed in relation to the Conversion Contracts in accordance with Schedule 5 (Design, Build and Operational Readiness Requirements).

7.2	Inspection Rights

(a)
Except as provided for in the Acceptance Test Protocol, Acceptance Appraisal Protocol, Clause 4.4 (Emergency Events), this Clause 7.2 (Inspection Rights), Clause 7.3 (Reporting, Verification, Control and Assurance Procedures), Clause 7.7 (Sailaway and Arrival Dates), Clause 19.5(b) (Pollution and Emergency Response), Clause 23.9(a)(i) (Bare Boat Charter), Schedule 6 (Responsibility for Compliance) and Schedule 8 (HSSE Requirements), nothing in this Agreement confers any right of physical or direct access to, or control over, the FLNG Facility in favour of the Lessee, the Co-venturers and the States.

(b)
Duly authorised representatives of the Lessee, the Co-venturers and the States (at their own cost and risk and subject to Clause 17 (Liability and Indemnity)) shall have the right to inspect the Work and observe any tests undertaken pursuant to a Conversion Contract upon reasonable advance notice, provided that the relevant representatives of the Lessee, the Co-venturers and the States have completed (at the Lessee's cost) all HSSE training reasonably required by the Owner, the Key Contractors or their subcontractors in connection with such inspection.

(c)
Duly authorised representatives of the Lessee, the Co-venturers, the States and the LNG Buyers shall have the right to inspect the FLNG Facility and the performance of the Operating Services (at their own cost and risk (subject to the terms of Clause 17 (Liability and Indemnity)), provided that:

(i)	such inspection is carried out during the hours and on days reasonably required by the Operator or Owner (as applicable) having due consideration to the timing of the Lessee's request;

(ii)
the duly authorised representatives of the Lessee, the Co-venturers, the States and the LNG Buyers have completed (at the Lessee's cost) all HSSE training reasonably required by the Owner or Operator in connection with such inspection; and

(iii)	the Lessee has provided reasonable notice to the Owner and Operator of its intention to carry out any inspection of the FLNG Facility or Operating Services.

(d)
If any of the duly authorised representatives of the Lessee, the Co-venturers, the States or the LNG Buyers have completed substantially similar HSSE training to that required by the Owner, the Operator, the Key Contractors or their subcontractors and provide evidence of the same, such representatives shall be deemed to have completed the required training under Clauses 7.2(b) and 7.2(c)(ii) (Inspection Rights).

7.3	Reporting, Verification, Control and Assurance Procedures

(a)
Without prejudice to the generality of Clause 7.2 (Inspection Rights), the Owner and the Operator shall use all reasonable endeavours to provide, or procure the provision of, the information to the Lessee and its duly authorised representatives, and permit, or procure that its Subcontractors permit, the Lessee and its duly authorised representatives to exercise its access and inspection rights, all as provided for in Schedule 5 (Design, Build and Operational Readiness Requirements) to the Lessee and its duly authorised representatives to enable the Lessee to:

(i)	evaluate the progress of the Core Work (and any Additional Capital Work if applicable) against the Project Schedule; and

(ii)	respond to queries from LNG Buyers and/or potential LNG buyers and their representatives.

(b)	The Owner and the Operator may acting reasonably request information from the Lessee in respect of the Upstream Facilities to the extent such information assists the Owner or the Operator to:

(i)	engineer, design, develop, construct, commission or operate any connection or interface point between the FLNG Facility and the Upstream Facilities; or

(ii)	secure financing for the FLNG Facility,
and the Lessee may, in its sole discretion, provide such information to the Owner and the Operator and their duly authorised representatives.

(c)
Any obligation to provide, or procure the provision of, information and/or to permit a Party to exercise its access and/or inspection rights in accordance with Clause 7.2 (Inspection Rights) or this Clause 7.3 (Reporting, Verification, Control and Assurance Procedures) shall be subject to any contractual limitations, including confidentiality restrictions, to which the Party that is being asked to provide such information, or permit such exercise of access or inspection rights (or its Affiliates), is subject.

(d)	Any information, access and/or inspection rights required to be provided pursuant to this Clause 7.3 (Reporting, Verification, Control and Assurance Procedures) shall be provided in a timely manner.

7.4	Hold-points

(a)	The Owner shall not progress beyond a Hold-point other than in accordance with Clause 7.4(e)(i) or 7.4(e)(ii) (Hold-points).

(b)
No later than thirty (30) Days prior to the date the Owner expects to give a notice pursuant to Clause 7.4(c)(ii) (Hold-points) the Owner shall notify the Lessee as to the progress made in relation to the relevant Hold-point; and

(i)
the Lessee shall (no later than ten (10) Days after receiving such notice pursuant to this Clause 7.4(b) (Hold-points)) notify the Owner of its current best estimate of the evidence it will reasonably require in order to determine whether the relevant Hold-point has or will be achieved; and

(ii)
the Owner and the Lessee shall (no later than five (5) Days after the Owner receives such notice pursuant to Clause 7.4(b)(i) (Hold-points)) nominate a Hold-point Expert to serve as an Independent Expert in the event of a dispute pursuant to Clause 7.4(e) (Hold-points).

(c)	If the Owner considers that a Hold-point has been achieved or will be achieved within thirty (30) Days, then the Owner shall:

(i)	complete and deliver to the Lessee the checklist for the applicable Hold-point as set out in Schedule 5 (Design, Build and Operational Readiness Requirements); and

(ii)	notify the Lessee of the results of its readiness review confirming that the relevant Hold-point has been achieved or will be achieved within thirty (30) Days,
(the "Hold-point Confirmation"), and shall provide all evidence reasonably required by the Lessee to show that a Hold-point has or will be achieved.

(d)	The Lessee shall, acting reasonably, review any Hold-point Confirmation proposed by the Owner pursuant to Clause 7.4(c) (Hold-points):

(i)	without undue delay; and

(ii)	by reference to the criteria set out in Schedule 5 (Design, Build and Operational Readiness Requirements) or any other checklist agreed in writing between the Owner and the Lessee.

(e)	The Lessee shall, within ten (10) Days of receiving a Hold-point Confirmation pursuant to Clause 7.4(c) (Hold-points), either:

(i)	confirm to the Owner that the relevant Hold-point has been achieved, in which case the Owner shall progress beyond the relevant Hold-point; or

(ii)
notify the Owner of the reasonable grounds (determined by reference to the criteria set out in Schedule 5 (Design, Build and Operational Readiness Requirements) or any other checklist agreed in writing between the Owner and the Lessee and including failure to provide the evidence notified under Clause 7.4(b)(i) (Hold-points)) on which the Lessee rejects the Hold-point Confirmation (acting reasonably), in which case:

(A)	the Owner shall not progress beyond the relevant Hold-point;

(B)
the Owner and the Lessee shall, jointly, promptly (and, in any event, within fifteen (15) Days) appoint and instruct the nominated Hold-point Expert chosen pursuant to Clause 7.4(b)(ii) (Hold-points) to be the Independent Expert to determine whether the Hold-point has been achieved, and all fees and expenses incurred by such Hold-point Expert shall be borne by the Owner and the Lessee in equal shares, and each of the Owner and the Lessee shall bear its own costs of participating in the expert determination process (including the costs of its own advisors or consultants); and notwithstanding the time periods in Clause 24.4 (Expert Determination), the Owner and the Lessee shall use all reasonable endeavours to expedite the expert determination process under this Clause 7.4(e)(ii) (Hold-points);

(C)	if the Hold-point Expert appointed pursuant to Clause 7.4(e)(ii)(B) (Hold-points) determines that the Hold-point Confirmation was:

(1)	correctly rejected by the Lessee, then:

(aa)	the Owner shall not progress beyond the relevant Hold-point;

(bb)	the Owner shall take such steps as it considers necessary to achieve the Hold-point; and

(cc)	the Owner and the Lessee shall follow the process set out in this Clause 7.4 (Hold-points);

(2)	subject to Clause 7.4(e)(ii)(C)(3) (Hold-points), wrongly rejected by the Lessee, then the Owner shall progress beyond the relevant Hold-point;

(3)
wrongly rejected by the Lessee but, within ten (10) Days of the Hold-point Expert's determination, the Lessee gives notice to the Owner that in the Lessee's reasonable opinion the Owner should not progress beyond the relevant Hold-point [*****], then:

(aa)	the provisions in Clause 7.4(e)(ii)(D) (Hold-points) shall apply until the relevant Hold-point is achieved;

(bb)
the Lessee shall promptly inform the Owner of the reasonable steps required to address the Lessee's reasonable concerns identified in Clause 7.4(e)(ii)(C) (Hold-points), and such notice shall be deemed to be a Lessee Request and the provisions of Clause 6 (Variations) shall subsequently be followed; and

(cc)
the Owner shall as soon as reasonably practicable following the signing of the Variation Order pursuant to Clause 6.7 (Variation Order), implement such Variation, and following the implementation of such Variation, the Lessee shall confirm to the Owner that the relevant Hold-point has been achieved, in which case the Owner shall progress beyond the relevant Hold-point; and

(D)
in respect of each Hold-point, if the Hold-point Expert determines that the Hold-point Confirmation was wrongly rejected by the Lessee, then such period of delay shall be considered to be a delay caused by, or attributable to, the Lessee Group for the purposes of determining whether:

(1)	the Owner is liable to pay Daily LDs under Clauses 7.11 (Ready for Connection and Commissioning Start Dates) and/or 7.13 (Acceptance Testing); and

(2)
the Lessee is liable to pay Standby Dayrate under Clause 7.11 (Ready for Connection and Commissioning Start Dates) and/or any amount due under Clauses 7.12(f)(iii) and 7.12(f)(iv) (Commissioning Period).

(f)
Confirmation by the Lessee that a Hold-point has been achieved shall not be deemed to constitute acceptance by the Lessee that all or part of the Work has been completed to the satisfaction of the Lessee, and shall not prejudice any other rights of the Lessee in respect of the performance or non-performance of the Owner's obligations under this Agreement.

7.5	Review-points

(a)
No later than thirty (30) Days prior to the date the Owner expects to start a process of reviewing a Review-point with the Lessee (the "Review-point Process"), the Owner shall notify the Lessee of the results of its readiness review confirming that the relevant Review-point is ready to be reviewed by the Lessee, and:

(i)
the Lessee shall (no later than ten (10) Days after receiving such notice pursuant to this Clause 7.5(a) (Review-points)) notify the Owner of its current best estimate of the information it will reasonably require in order to conduct its review of the relevant Review-point;

(ii)	the Owner shall provide all information reasonably required by the Lessee to conduct the review of the relevant Review-point; and

(iii)	the Owner and the Lessee shall agree, acting reasonably, when, and where, the Review-point Process shall commence.

(b)
The Owner and the Lessee shall conduct the Review-point Process in accordance with their agreement pursuant to Clause 7.5(a)(iii) (Review-points) and Schedule 5 (Design, Build and Operational Readiness Requirements).

(c)	The Lessee shall, as soon as reasonably practicable after the commencement of a Review-point Process, either:

(i)	confirm to the Owner that the relevant Review-point Process is concluded; or

(ii)	notify the Owner of any reasonable reservations which the Lessee requires to be addressed for the Review-point Process to be concluded (acting reasonably), in which case:

(A)	if:

(1)
the Owner agrees with the Lessee's reasonable reservations pursuant to Clause 7.5(c)(ii) (Review-points), or it is determined under Clause 7.5(c)(ii)(A)(2) (Review-points) that such reservations are reasonable, then duly authorised representatives of the Owner and the Lessee shall promptly (and, in any event, within fifteen (15) Days), meet and discuss the actions required to adequately address the relevant reservations following which the Owner shall take such actions as are agreed to adequately address the reservations, and provide information as reasonably requested by the Lessee in relation to the taking of such actions; or

(2)
the Owner disagrees with the Lessee's reasonable reservations pursuant to Clause 7.5(c)(ii) (Review-points), then the Owner may refer the matter for resolution in accordance with Clause 24 (Dispute Resolution); and

(B)
if the Lessee and the Owner fail to agree the actions required to adequately address the reservations agreed or determined to be reasonable under Clause 7.5(c)(ii)(A)(1) (Review-points), then the Lessee may refer the matter for resolution in accordance with Clause 24 (Dispute Resolution); and

(C)
following a resolution by the Independent Expert of the matter referred to in Clause 7.5(c)(ii)(B) (Review-points), if the Owner fails to implement the actions the subject of the Independent Expert's determination within a reasonable time frame (having regard to the nature of the actions), the Lessee shall be entitled to terminate this Agreement pursuant to Clause 23.2 (Termination by the Lessee).

(d)
Confirmation by the Lessee that a Review-point Process has completed or that the actions under Clause 7.5(c)(ii)(A)(1) (Review-points) have been taken shall not be deemed to constitute acceptance by the Lessee that all or part of the Work has been completed to the satisfaction of the Lessee, and shall not prejudice any other rights of the Lessee in respect of the performance or non-performance of the Owner's obligations under this Agreement.

7.6	Manuals and Protocols

(a)
The Owner, the Operator and the Lessee shall jointly develop the manuals and procedures in accordance with this Clause 7.6 (Manuals and Protocols) (the "Manuals and Protocols"). If the Owner, the Operator or the Lessee reasonably requires any content in the Manuals and Protocols to be determined at an earlier date than as provided in this Clause 7.6 (Manuals and Protocols), then the Parties shall use reasonable endeavours to agree such content ahead of the date so provided.

(b)	The Owner shall deliver to the Operator and the Lessee, by no later than twelve (12) months prior to the Target Connection Date:

(i)
a draft interface protocol that sets out the rights and responsibilities of the Owner, the Operator and the Lessee with respect to key GTA Project interfaces, including installation of the FLNG Facility (the "Interface Protocol");

(ii)	a draft commissioning protocol that sets out:

(A)	the rights and responsibilities of the Owner and the Lessee with respect to commissioning of the FLNG Facility;

(B)	flaring limits for Feed Gas volumes to apply during the Commissioning Period; and

(C)
requirements for delivery and receipt of Feed Gas in such volumes and pressure, and at such times, so as to permit commissioning and acceptance testing, and recognising the increased probability of temporary Off-Specification Feed Gas and temporary Off-Specification LNG during the Commissioning Period, based upon the relevant part of Schedule 3 (Acceptance Tests and Acceptance Appraisals) (when finalised in accordance with this Clause 7.6 (Manuals and Protocols), the "Commissioning Protocol");

(iii)
a draft inspection and testing protocol that sets out the procedures regarding the acceptance testing of the FLNG Facility to verify that the FLNG Facility is capable of achieving the Availability and Capacity Performance Standards, which shall include, in reasonable detail, requirements for the attendance of witnesses and technical and operational parameters relevant to such testing, based upon the relevant part of Schedule 3 (Acceptance Tests and Acceptance Appraisals) (when finalised in accordance with this Clause 7.6 (Manuals and Protocols), the "Acceptance Test Protocol"); and

(iv)
a draft inspection and testing protocol that sets out the procedures regarding the acceptance testing of the FLNG Facility to verify that the FLNG Facility is capable of achieving the Performance Standards, which shall include, in reasonable detail, requirements for the attendance of witnesses and technical and operational parameters relevant to such testing, based upon the relevant part of Schedule 3 (Acceptance Tests and Acceptance Appraisals) (when finalised in accordance with this Clause 7.6 (Manuals and Protocols), the "Acceptance Appraisal Protocol").

(c)	The Lessee shall deliver to the Owner and the Operator, by no later than twelve (12) months:

(i)
after the Effective Date, draft accounting and procurement protocols to be used for invoice preparation and financial reporting as well as the processes to be applied when procuring goods, materials and services from Third Parties after the Commissioning Start Date (the "Accounting Protocol");

(ii)	prior to the Target Connection Date:

(A)
draft protocols that for each initiating event identified by major accident risk and quantitative risk assessment studies undertaken in connection with the LNG Hub Facilities, describe the event, potential consequences and escalation, control/mitigation and required responses; and

(B)	those components of the draft commissioning protocol contemplated by Clause 7.6(b)(ii) (Manuals and Protocols) that relate to the pre-commissioning and commissioning of the Upstream Facilities.

(d)
The Lessee shall deliver to the Owner and Operator, by no later than twenty-four (24) months prior to the Target Connection Date, the marine operations manual that sets out the interfaces, roles and responsibilities for LNG Carriers arriving at the LNG Hub Facilities for conducting approach, berthing, loading and departure operations in accordance with recognised practices in the LNG industry applying to LNG loading and transportation from LNG terminals (including the standard of incoming LNG Carriers, LNG Carrier nominations, notice of readiness, berthing assignment, loading time, purging and cool down operations, gas on-board the LNG Carrier, LNG Carrier not ready for loading and excess berth time), including the calculation of Allowed Laytime for respective LNG Carriers which shall be determined by taking into consideration:

(i)	the relevant rates of LNG Production from the FLNG Facility;

(ii)	the amount of LNG that the FLNG Facility has available for loading at the commencement of any LNG offloading;

(iii)	the achievable LNG offloading rate of the FLNG Facility;

(iv)	the LNG cargo containment capacity of the LNG Carrier receiving LNG from the FLNG Facility;

(v)
the acknowledgement of the Lessee and the Operator that the offloading of LNG from the FLNG Facility to an LNG Carrier may occur in multiple parcels, and the Allowed Laytime for an LNG Carrier shall accommodate for multiple parcels (as appropriate); and

(vi)	such other matters as the Parties may agree (acting reasonably),
(the "Marine Operations Manual").

(e)	The Operator shall deliver to the Owner and the Lessee:

(i)
by no later than twelve (12) months prior to the Target Connection Date, the manual that sets out protocols for the maintenance of the FLNG Facility based upon the principles set out in Schedule 18 (Base Work Programme and Budget Cycle) (the "Maintenance Manual");

(ii)
by no later than twenty-four (24) months prior to the Target Connection Date, a set of standard operating protocols that sets out standard operating procedures applicable to the Lessee and the Operator for planning Feed Gas receipt, the management of LNG inventory and LNG delivery and the measurement and testing of Feed Gas and LNG, based upon the principles set out in Schedule 20 (Feed Gas and LNG Specification) (the "Feed Gas Receipt and LNG Delivery Procedure");

(iii)
by no later than twenty-four (24) months prior to the Target Connection Date, standard operating procedures for the operation of the FLNG Facility including how the FLNG Facility integrates with the Upstream Facilities, including in particular:

(A)	standard operating procedures for the measurement and testing of Feed Gas (including Retainage) and LNG that will be applied during the Commissioning Period and the Lease Period, as applicable;

(B)
inventory management interface procedures for assessing and communicating adjustments to the LNG Production Plan, Feed Gas flow rates, LNG Production rate, LNG Production volume and LNG inventory build-up to ensure the production and loading of LNG in accordance with the Annual Delivery Programme and to address day-to-day operational and commercial requirements;

(C)	detailed procedures for nominating Feed Gas for delivery and receipt at the Feed Gas Receipt Point and delivery of LNG at the LNG Delivery Point;

(D)	the Feed Gas Usage Allowance;

(E)	procedures applicable to the Operator in performing the Operating Services in respect of the FLNG Facility;

(F)	arrangements for cooperation and coordination between the Parties, including by way of daily meetings, information sharing, long term planning and logistics operations;

(G)	a process for regular review to ensure continued relevance; and

(H)	the Feed Gas Receipt and LNG Delivery Procedure,
(the "Operations Manual");

(iv)
by no later than twelve (12) months prior to the Target Connection Date, protocols for HSSE procedures and standards to be applied by the Parties in performing their respective obligations under this Agreement based upon the principles set out in Schedule 5 (Design, Build and Operational Readiness Requirements) and Schedule 8 (HSSE Requirements) (the "HSSE Manual"); and

(v)
by no later than twelve (12) months prior to the Target Connection Date, protocols that for each initiating event identified by major accident risk and quantitative risk assessment studies undertaken in connection with the FLNG Facility, describe the event, potential consequences and escalation, control/mitigation and required responses, which, together with the protocols developed in Clause 7.6(c)(ii) (Manuals and Protocols), make up the "Emergency Response Plan".

(f)	The Parties agree that:

(i)
each Manual and Protocol shall comply and be consistent with the requirements of this Agreement, applicable International Standards to the extent that this Agreement does not prescribe the relevant standard, the Lessee's reasonable requirements with regard to HSSE operations as a result of the FLNG Facility being in the Lessee's Operating Boundary to the extent that this Agreement does not prescribe the relevant requirement (provided that such requirements shall not impose a standard higher than those prescribed by this Agreement or International Standards), and the standards of a Reasonable and Prudent Operator; and

(ii)	each Party shall cooperate to provide such assistance as may be reasonably requested by any other Party in connection with the preparation of the draft Manuals and Protocols.

(g)
Following receipt of a draft Manual and Protocol, the receiving Party shall, within forty-five (45) Days following submission by the other Party of the draft Manual and Protocol, provide notice to each other Party:

(i)	that the relevant draft Manual and Protocol is approved without comment; or

(ii)	setting out any reasonable comments or amendments to be incorporated into the relevant draft Manual and Protocol.

(h)
Where the receiving Party is the Operator and/or the Owner, approval or comments on the draft Manual and Protocol shall be given or made by the Owner and shall be deemed to include the approval or comments of the Operator.

(i)
Any comments or amendments proposed by a Party under Clause 7.6(g)(ii) (Manuals and Protocols) shall be incorporated into the relevant Manual and Protocol to the extent that such comments or amendments:

(i)	are reasonable;

(ii)	do not conflict with International Standards or the standards of a Reasonable and Prudent Operator;

(iii)	if included, would not:

(A)	cause a material adverse effect on the Owner's or the Operator's ability to achieve Performance Standards; and

(B)	conflict or have a material adverse effect on the operation of Lessee's Upstream Facilities or its obligations to deliver Feed Gas or offload LNG under this Agreement.

(j)
Within thirty (30) Days (or such longer period as the Parties agree acting reasonably) of receiving any proposed comments or amendments pursuant to Clause 7.6(g)(ii) (Manuals and Protocols), the preparing Party shall submit a revised draft of the relevant Manual and Protocol to reflect such comments or amendments. If:

(i)	the preparing Party does not accept that the comments made by the receiving Party conform with Clause 7.6(i) (Manuals and Protocols); or

(ii)	the revised Manual and Protocol is not approved by the other Parties, the Parties shall meet in good faith as soon as is reasonably practicable to agree the relevant draft Manual and Protocol.

(k)	If:

(i)
the Parties agree to the relevant provisions of the draft Manual and Protocol in accordance with Clause 7.6(j) (Manuals and Protocols), then the relevant draft Manual and Protocol shall become the relevant Manual and Protocol; or

(ii)
the Parties are unable to agree to the relevant provisions of the draft Manual and Protocol in accordance with Clause 7.6(j) (Manuals and Protocols), the Parties shall continue to meet in good faith until the Parties are able to agree to the relevant Manual and Protocol.

(l)	Until such time as the relevant Manual and Protocol is agreed by the Parties:

(i)
the Parties shall perform their obligations under this Agreement in relation to the matters to be covered by such Manual and Protocol acting as Reasonable and Prudent Operators and in accordance with the principles set out in the Schedule applicable to such Manual and Protocol; and

(ii)	no Party shall make any Claim that all or any part of this Agreement cannot be performed as a result of the failure to agree to such Manual and Protocol.

(m)
Once finalised in accordance with this Clause 7.6 (Manuals and Protocols), the Manuals and Protocols shall form part of this Agreement and each Party shall comply with its obligations thereunder. Such Manuals and Protocols can only be amended by written agreement between the Parties such agreement not to be unreasonably withheld, conditioned or delayed.

7.7	Sailaway and Arrival Dates

(a)	In addition to the notices required to be provided pursuant to Clause 7.4 (Hold-points), the Owner shall provide notice to the Lessee:

(i)	of the scheduled Sailaway Date by no later than three (3) months prior to its good faith estimate of the scheduled Sailaway Date;

(ii)	on the Sailaway Date, of the date on which the FLNG Facility is estimated to arrive at the LNG Hub Facilities; and

(iii)	on the date on which the FLNG Facility arrives at the LNG Hub Facilities (the "Arrival Date").

(b)	On and from the Arrival Date until the Ready for Connection Date:

(i)
the Owner and the Lessee shall comply with their respective obligations under the Interface Protocol in order to prepare the FLNG Facility and the LNG Hub Facilities for connection and commissioning; and

(ii)	upon reasonable notice:

(A)	the Lessee shall provide reasonable access to the Upstream Facilities to authorised representatives of the Owner, its Key Contractors (and their subcontractors) and its Subcontractors; and

(B)	the Owner shall provide reasonable access to the FLNG Facility to authorised representatives of the Lessee and any Other Contractors, as may be reasonably requested in order to connect the mooring lines to the FLNG Facility, subject to and in accordance with the Interface Protocol.

7.8	Project Schedule

(a)	The schedule for design, engineering, construction, installation, connection, commissioning and start-up of the GTA Project is set out in Schedule 4 (Integrated Project Schedule) ("Project Schedule").

(b)
Having regard to the views of the Owner and the Operator, the Lessee may, from time to time, amend the Project Schedule. The Lessee shall notify the Owner and the Operator promptly (and, in any event, within ten (10) Days) upon making any amendment to the Project Schedule.

(c)
The Owner and the Operator shall accommodate changes to the Project Schedule notified to them by the Lessee, provided that any such change to the Project Schedule shall not alter the Target Connection Date or the Scheduled Commissioning Start Date unless agreed by the Owner and the Lessee (acting reasonably).

(d)	The Lessee shall use its reasonable endeavours to:

(i)	complete any necessary pre‑commissioning of the Upstream Facilities; and

(ii)	procure that the Upstream Facilities are ready to start the commissioning and testing of the FLNG Facility by the Scheduled Commissioning Start Date.

(e)	The Parties shall use all reasonable endeavours to agree the impact of any FM Events upon the Critical Dates (if any) as soon as reasonably practicable, after the occurrence of the FM Event.

7.9	Target Connection Date

(a)	The "Target Connection Date" is [*****] (or as otherwise agreed by the Parties).

(a)	The Target Connection Date shall be extended by any period of delay caused by any FM Event impacting upon:

(i)	the Owner's ability to get the FLNG Facility ready to be moored at the LNG Hub Facilities and securely interconnected to the Lessee's Feed Gas pipeline at the Feed Gas Receipt Point; and/or

(ii)
the Lessee's ability to get the Upstream Facilities ready to receive the FLNG Facility at the LNG Hub Facilities and to be securely interconnected to the FLNG Facility at the Feed Gas Receipt Point; and/or

(iii)	pre-commissioning of the Upstream Facilities.

(b)
The Owner shall ensure that the FLNG Facility is ready to be moored at the LNG Hub Facilities and securely interconnected to the Lessee's Feed Gas pipeline at the Feed Gas Receipt Point by the Target Connection Date.

(c)
The Owner shall notify the Lessee of the date when the FLNG Facility is ready to be moored at the LNG Hub Facilities and securely interconnected to the Lessee's Feed Gas pipeline at the Feed Gas Receipt Point in accordance with the Interface Protocol (the date when the FLNG Facility is ready to be moored at the LNG Hub Facilities and securely interconnected to the Lessee's Feed Gas pipeline at the Feed Gas Receipt Point shall be the "Ready for Connection Date").

(d)
If the Owner issues a valid notice in accordance with Clause 7.9(d) (Target Connection Date) within sixty (60) Days prior to the Target Connection Date then the Lessee shall pay the Owner [*****] for each Day from when the notice was issued until the earlier of:

(i)	the Connection Date; or

(ii)	the Target Connection Date,
(the "Incentive Payment"), with such payment to be made monthly in arrears in accordance with Clause 14 (Invoicing).

7.10	Commissioning Start Date

(a)
As soon as reasonably practicable on or after the Ready for Connection Date, the Lessee shall, with the cooperation of the Owner, moor or procure the mooring of the FLNG Facility to the LNG Hub Facilities and the Owner shall, with the assistance of the Lessee, securely interconnect the FLNG Facility to the Lessee's Feed Gas pipeline at the Feed Gas Receipt Point in each case in accordance with the Interface Protocol and the Commissioning Protocol (the date the FLNG Facility is securely interconnected to the Lessee's Feed Gas pipeline at the Feed Gas Receipt Point shall be the "Connection Date").

(b)	The "Scheduled Commissioning Start Date" shall be the date that is [*****] (or such lesser period as may be agreed by the Parties acting reasonably) after the later of:

(i)	the Target Connection Date; and

(ii)	the Connection Date.

(c)
The Scheduled Commissioning Start Date shall be extended for any period of delay caused by an FM Event that affects the Lessee's ability to prepare the Upstream Facilities to start the pre-commissioning and testing of the FLNG Facility by the Scheduled Commissioning Start Date to the extent such period has not already been taken into account in extending the Target Connection Date under Clause 7.9(b) (Target Connection Date).

(d)
The Lessee shall tender a notice to the Owner of the date when it has completed any necessary commissioning of the Upstream Facilities and the Upstream Facilities are ready to deliver Feed Gas to enable the FLNG Facility to start the commissioning and testing of the FLNG Facility in accordance with the Commissioning Protocol (the date on which the necessary commissioning of the Upstream Facilities has been completed and the Upstream Facilities are ready to deliver Feed Gas to enable the FLNG Facility to start such commissioning and testing shall be the "Commissioning Start Date").

(e)	The Owner and the Lessee shall commence commissioning and testing the FLNG Facility on the Commissioning Start Date in accordance with Clause 7.12 (Commissioning Period).

7.11	Ready for Connection and Commissioning Start Dates

(a)
If the Ready for Connection Date does not occur on or before the Target Connection Date, then the Owner shall pay Daily LDs to the Lessee Group (as calculated in accordance with Clause 7.15 (Daily LDs)) for each Day of delay until the Ready for Connection Date occurs, provided that the Owner shall not be liable to pay Daily LDs for any Day of delay to the Ready for Connection Date to the extent such delay is caused by, or attributable to, any member of the Lessee Group or any member of any Other Contractor Group.

(b)	If:

(i)
the Owner has achieved the Ready for Connection Date but the Connection Date is not achieved by [*****] after the Target Connection Date as a result of any period of delay to the extent caused by or attributable to any member of the Lessee Group; or

(ii)	the Commissioning Start Date does not occur on or before the Scheduled Commissioning Start Date, then the Standby Dayrate shall be payable by the Lessee to the Owner (as calculated in accordance with Clause 7.16 (Standby Dayrate)) for each Day of delay until the Connection Date or the Commissioning Start Date (as applicable) occurs, provided that the Lessee shall not be liable to pay the Standby Dayrate for any Day of delay to the Connection Date or the Commissioning Start Date (as applicable) caused by an FM Event (provided such FM Event has not already been taken into account in extending the Target Connection Date under Clause 7.9(b) (Target Connection Date) or the Scheduled Commissioning Start Date under Clause 7.10(c) (Commissioning Start Date)) or due to any reason to the extent caused by, or attributable to, any member of the Owner Group.

(c)
If the Commissioning Start Date does not occur on or before the Scheduled Commissioning Start Date as a result of any delay to the extent caused by, or attributable to, any member of the Owner Group, Daily LDs shall be payable by the Owner to the Lessee (as calculated in accordance with Clause 7.15 (Daily LDs)) from the Scheduled Commissioning Start Date until the Commissioning Start Date, unless such delay is caused by an FM Event impacting upon any member of the Owner Group that has not already been taken into account in extending the Target Connection Date under Clause 7.9(b) (Target Connection Date).

(d)
The Parties shall keep each other regularly informed as to the progress of the development of the Upstream Facilities and the Work in accordance with Schedule 5 (Design, Build and Operational Readiness Requirements).

7.12	Commissioning Period

(a)	The "Scheduled Commissioning Period" for the FLNG Facility shall be the period:

(i)	of [*****] from the Commissioning Start Date, as such period may be prolonged by any period of delay caused by any FM Event; and

(ii)	during which Acceptance Tests shall be conducted in accordance with the Acceptance Testing Protocol.

(b)	The "Commissioning Period" shall commence on the Commissioning Start Date and end on the Commercial Operations Date.

(c)	During the Commissioning Period, each Party shall comply with its obligations under the Commissioning Protocol in order to achieve acceptance of the FLNG Facility as soon as reasonably practicable.

(d)
Subject to Clause 7.12(f) (Commissioning Period), for each Billing Period during the Commissioning Period the Lessee shall pay to the Owner for each Day during the Billing Period, an amount equal to the sum of:

(i)	[*****] of the Nominal Set Rate or the Adjusted Nominal Set Rate (as applicable); and

(ii)	[*****] per mmBtu of LNG Production on such Day capable of acceptance by an LNG Buyer, with each such payment to be made monthly in arrears in accordance with Clause 14 (Invoicing).

(e)
The Lessee will deliver, and the Owner will ensure that the FLNG Facility takes delivery of and consumes, Feed Gas (including any Retainage) during the Commissioning Period in accordance with the Commissioning Protocol.

(f)
If there is any suspension or interruption to the activities that would otherwise have been undertaken during the Commissioning Period (other than as permitted in accordance with the Commissioning Protocol) that is:

(i)
to the extent caused by, or attributable to, any member of the Lessee Group or any member of any Other Contractor Group (including as a result of any unavailability of sufficient quantities of Feed Gas or any Suspension for Convenience); and

(ii)	not a result of an FM Event or an act or omission of any member of the Owner Group, then the Lessee shall pay to the Owner for each Day during which there is a suspension or interruption to the activities that would otherwise have been undertaken during the Commissioning Period (other than as permitted in the Commissioning Protocol) an amount equal to:

(iii)	on and from the first (1st) Day of such suspension or interruption until the earlier of:

(A)	the Day that is [*****] after the first (1st) Day of such suspension or interruption; and

(B)	the Day that such suspension or interruption ceases,
[*****] of the Nominal Set Rate or the Adjusted Nominal Set Rate (as applicable); and

(iv)
if Clause 7.12(f)(iii)(A) (Commissioning Period) applies due to ongoing suspension or interruption and such suspension or interruption continues, then on and from the [*****] after the first (1st) Day of such suspension or interruption until the Day that such suspension or interruption ceases: [*****] of the Nominal Set Rate or the Adjusted Nominal Set Rate (as applicable), for each Day of delay to the Commercial Operations Date caused by such suspension or interruption.

7.13	Acceptance Testing

(a)
The Owner shall provide reasonable notice to the Lessee of the Acceptance Tests, and the Lessee shall procure that its duly authorised representatives attend any Acceptance Tests, in each case in accordance with the Acceptance Test Protocol.

(b)
If the FLNG Facility has passed all of the Acceptance Tests, then the Owner shall promptly give notice (together with any necessary supporting information) to the Lessee. Subject to Clause 7.13(c) (Acceptance Testing) and unless otherwise specified in the Acceptance Test Protocol, within five (5) Days after the Lessee receives notice from the Owner that the FLNG Facility has passed all of the Acceptance Tests, the Lessee shall execute and deliver to the Owner a Certificate of Acceptance.

(c)
If, despite having received notice from the Owner that the FLNG Facility has passed all of the Acceptance Tests, the Lessee considers, acting reasonably, that the FLNG Facility has not passed the Acceptance Tests:

(i)
the Lessee shall provide written notice to the Owner promptly (and in any event within five (5) Days after the date of receipt of notice from the Owner that the FLNG Facility has passed all of the Acceptance Tests, or such other period as may be agreed by the Parties, acting reasonably) as to the reasons why the Lessee considers that the FLNG Facility has not passed the Acceptance Tests; and

(ii)
duly authorised representatives of the Owner and the Lessee shall meet promptly (and in any event within a further five (5) Days, or such longer period as may be agreed by the Parties acting reasonably), of such notice being received by the Owner under Clause 7.13(c)(i) (Acceptance Testing) to discuss.

(d)
Provided that the Owner has given the Lessee notice of the Acceptance Tests in accordance with the Acceptance Test Protocol, failure without good reason of the Lessee's authorised representative to attend any Acceptance Tests in accordance with the Acceptance Test Protocol shall not of itself be grounds for the Lessee to consider that the FLNG Facility has not passed the Acceptance Tests.

(e)	Subject to Clause 7.13(f) (Acceptance Testing), if the FLNG Facility has not passed the Acceptance Tests prior to the end of the Scheduled Commissioning Period:

(i)
Daily LDs shall be payable by the Owner to the Lessee (as calculated in accordance with Clause 7.15 (Daily LDs)) until such time as the FLNG Facility has passed all of the Acceptance Tests or a Certificate of Acceptance has been delivered by the Lessee in accordance with Clause 7.13(f) (Acceptance Testing), provided that the Owner shall not be liable to pay Daily LDs for any Day of delay in passing the Acceptance Tests caused by an FM Event or due to any reason to the extent caused by or attributable to the Lessee Group or any member of any Other Contractor Group; and

(ii)
if and to the extent the delay in passing the Acceptance Tests was due to any reason caused by or attributable to the Owner Group (other than as a result of an FM Event), any Incentive Payment (if any) received by the Owner pursuant to Clause 7.9(e) (Target Connection Date) shall be reimbursed to the Lessee on a day-for-day basis as a once off reimbursement, in which case the Lessee shall invoice the Owner (as a once off payment) and the Owner shall pay to the Lessee a sum equal to the day-for-day Incentive Payment to be reimbursed, in accordance with Clause 14 (Invoicing).

(f)
If the FLNG Facility has not passed the Acceptance Tests prior to the end of the Scheduled Commissioning Period, the Lessee may, in its sole discretion, give notice to the Owner that it proposes to accept the FLNG Facility prior to the date that the FLNG Facility has passed all of the Acceptance Tests, in which case:

(i)	the Lessee may execute and deliver the Certificate of Acceptance; or

(ii)
the Lessee may request the Owner and the Operator to meet and discuss in good faith the amendment of this Agreement to account for any failure of the FLNG Facility to pass the Acceptance Tests, and the Lessee may execute and deliver a Certificate of Acceptance once such amendments have been agreed, provided that the Owner shall have the right (from time to time during the Lease Period) upon giving not less than thirty (30) Days' notice to the Lessee, to demonstrate that the FLNG Facility has passed all of the Acceptance Tests that were not passed prior to the Commercial Operations Date, in which case the Parties will agree the extent to which the original terms and conditions of this Agreement should apply on and from the date that the FLNG Facility has passed all of the Acceptance Tests, taking into account the amendments that had been previously agreed because of the failure of the FLNG Facility to pass the Acceptance Tests.

7.14	Acceptance Appraisals

(a)
Subject to the FLNG Facility attaining an average performance of [*****] relative to the Availability and Capacity Performance Standard determined by the application of Clause 13.8(d) (Availability and Capacity Performance) over a minimum period of [*****] from the Commercial Operations Date, or the Lessee determining (in its sole discretion) that the Acceptance Appraisals can commence notwithstanding such average performance has not been achieved by the FLNG Facility over such period, the Acceptance Appraisals shall commence and (as may be required, at the Owner's discretion) continue from time to time until such date as the Acceptance Appraisals are passed in accordance with this Clause 7.14 (Acceptance Appraisals).

(b)
The Owner shall provide reasonable notice to the Lessee of the Acceptance Appraisals, and the Lessee shall procure that its duly authorised representatives attend any Acceptance Appraisals, in each case in accordance with the Acceptance Appraisal Protocol.

(c)
If the FLNG Facility has passed all of the Acceptance Appraisals, then the Owner shall promptly give notice (together with any necessary supporting information) to the Lessee. Subject to Clause 7.14(d) (Acceptance Appraisals) and unless otherwise specified in the Acceptance Appraisal Protocol, within five (5) Days after the Lessee receives notice from the Owner that the FLNG Facility has passed all of the Acceptance Appraisals, the Lessee shall, subject to Clause 7.14(d) (Acceptance Appraisals), provide a written confirmation to the Owner that the FLNG Facility has passed all of the Acceptance Appraisals.

(d)
If, despite having received notice from the Owner that the FLNG Facility has passed all of the Acceptance Appraisals, the Lessee considers, acting reasonably, that the FLNG Facility has not passed the Acceptance Appraisals:

(i)
the Lessee shall provide written notice to the Owner promptly (and in any event within five (5) Days after the date of receipt of notice from the Owner that the FLNG Facility has passed all of the Acceptance Appraisals, or such other period as may be agreed by the Parties, acting reasonably) as to the reasons why the Lessee considers that the FLNG Facility has not passed the Acceptance Appraisals; and

(ii)
duly authorised representatives of the Owner and the Lessee shall meet promptly (and in any event within a further five (5) Days, or such longer period as may be agreed by the Parties acting reasonably), of such notice being received by the Owner under Clause 7.14(d)(i) (Acceptance Appraisals) to discuss.

(e)
Provided that the Owner has given the Lessee notice of the Acceptance Appraisals in accordance with the Acceptance Appraisal Protocol, failure without good reason of the Lessee's authorised representative to attend any Acceptance Appraisals in accordance with the Acceptance Appraisal Protocol shall not of itself be grounds for the Lessee to consider that the FLNG Facility has not passed the Acceptance Appraisals.

(f)	During the period beginning on the Commercial Operations Date and ending on the date the Acceptance Appraisals are passed in accordance with this Clause 7.14 (Acceptance Appraisals):

(i)	the Nominal Set Rate or Adjusted Nominal Set Rate (as applicable) shall be adjusted as follows:
[*****]

(ii)	the Pre-Appraisal Base Capacity shall be calculated as follows:
[*****]

7.15	Daily LDs

(a)
Subject to Clause 7.18 (Liquidated Damages and Standby Dayrate Liability Cap), the amount of any liquidated damages payable by the Owner to the Lessee in accordance with Clauses 7.11(a) or 7.11(c) (Ready for Connection and Commissioning Start Dates) or 7.13(e)(i) (Acceptance Testing) ("Daily LDs"), shall be:

(i)
for Daily LDs due in accordance with Clause 7.11(a) (Ready for Connection and Commissioning Start Dates), calculated for each relevant Day starting on the Target Connection Date and ending on the Ready for Connection Date, on the basis that:

(A)	for the [*****] that such Daily LDs are payable, the Daily LDs shall be [*****] per Day;

(B)	for the [*****] following the period described in (A) above that such Daily LDs are payable, the Daily LDs shall be [*****] per Day; and

(C)	for each additional Day that such Daily LDs are payable thereafter, the Daily LDs shall be [*****] per Day;

(ii)
for Daily LDs due in accordance with Clause 7.11(c) (Ready for Connection and Commissioning Start Dates), calculated for each relevant Day starting on the Scheduled Commissioning Start Date and ending on the Commissioning Start Date on the basis that:

(A)	for the [*****] that such Daily LDs are payable, the Daily LDs shall be [*****] per Day;

(B)	for the [*****] following the period described in (A) above that such Daily LDs are payable, the Daily LDs shall be [*****] per Day; and

(C)	for each additional Day that such Daily LDs are payable thereafter, the Daily LDs shall be [*****] per Day; and

(iii)
for Daily LDs due in accordance with Clause 7.13(e)(i) (Acceptance Testing), calculated for each relevant Day starting on the date immediately following the last day of the Scheduled Commissioning Period and ending on the date the FLNG Facility has passed all of the Acceptance Tests or a Certificate of Acceptance has been delivered by the Lessee in accordance with Clause 7.13(f) (Acceptance Testing) on the basis that:

(A)	for the [*****] that such Daily LDs are payable, the Daily LDs shall be [*****] per Day;

(B)	for the [*****] following the period in (A) above that such Daily LDs are payable, the Daily LDs shall be [*****] per Day; and

(C)	for each additional Day that such Daily LDs are payable thereafter, the Daily LDs shall be [*****] per Day.

(b)	Daily LDs shall be payable monthly in arrears in accordance with Clause 14 (Invoicing).

7.16	Standby Dayrate

(a)
Subject to Clause 7.18 (Liquidated Damages and Standby Dayrate Liability Cap), the amount of any Standby Dayrate payable by the Lessee to the Owner in accordance with Clauses 7.11(b)(i) or 7.11(b)(ii) (Ready for Connection and Commissioning Start Dates) ("Standby Dayrate"), shall be:

(i)
for Standby Dayrate due in accordance with Clause 7.11(b)(i) (Ready for Connection and Commissioning Start Dates), calculated for each relevant Day starting on the date that is [*****] after the Target Connection Date and ending on the Connection Date on the basis that:

(A)	for the [*****] that such Standby Dayrate is payable, the Standby Dayrate shall be [*****] per Day;

(B)	for the [*****] following the period described in (A) above that such Standby Dayrate is payable, the Standby Dayrate shall be [*****] per Day; and

(C)	for each additional Day that such Standby Dayrate is payable thereafter, the Standby Dayrate shall be [*****] per Day; and

(ii)
for Standby Dayrate due in accordance with Clause 7.11(b)(ii) (Ready for Connection and Commissioning Start Dates), calculated for each relevant Day starting on the Scheduled Commissioning Start Date and ending on the Commissioning Start Date on the basis that:

(A)	for the [*****] that such Standby Dayrate is payable, the Standby Dayrate shall be [*****] per Day;

(B)	for the [*****] following the period described in (A) above that such Standby Dayrate is payable, the Standby Dayrate shall be [*****] per Day; and

(C)	for each additional Day that such Standby Dayrate is payable thereafter, the Standby Dayrate shall be [*****] per Day.

(b)	The Standby Dayrate shall be payable monthly in arrears in accordance with Clause 14 (Invoicing).

7.17	Bullet Payment

(a)
If the Lessee is paying and/or is due to pay Standby Dayrate pursuant to Clause 7.16(a) (Standby Dayrate) and such liability for Standby Dayrate continues for an aggregate period of [*****], then the Owner shall invoice the Lessee (as a once off payment in addition to any ongoing obligation to pay Standby Dayrate) and the Lessee shall pay to the Owner an amount equal to the sum of [*****], the Lessee pursuant to Clause 7.16(a) (Standby Dayrate), in accordance with Clause 14 (Invoicing) (the "Bullet Payment").

(b)
On and from the Commercial Operations Date until the date that is the third (3rd) Commercial Operations Date Anniversary, a "Production Bank" may accrue with a balance determined in accordance with Clauses 7.17(c) and 7.17(d) (Bullet Payment).

(c)
On each of the first (1st) Commercial Operations Date Anniversary, the second (2nd) Commercial Operations Date Anniversary and the third (3rd) Commercial Operations Date Anniversary, the balance of the Production Bank shall increase by the difference (if positive) between:

(i)	the amount of CE paid by the Lessee to the Owner in accordance with this Agreement during the period that is [*****] prior to the relevant Commercial Operations Date Anniversary; and

(ii)	[*****].

(d)	The balance of the Production Bank shall reduce by an amount equal to the sum of any:

(i)	Bullet Reimbursement; and

(ii)	Project Delay Payment Reimbursement,
provided that any Bullet Reimbursement shall be made in priority to any Project Delay Payment Reimbursement, such that any Project Delay Payment Reimbursement shall only be made following the payment of the balance of any Bullet Reimbursement at the relevant Bullet Reimbursement Date.

(e)
If the Owner has received the Bullet Payment pursuant to Clause 7.17(a) (Bullet Payment), then on each of the first (1st) Commercial Operations Date Anniversary, the second (2nd) Commercial Operations Date Anniversary and the third (3rd) Commercial Operations Date Anniversary (each a "Bullet Reimbursement Date"), the Owner shall reimburse the Lessee on such Bullet Reimbursement Date, an amount equal to the lower of:

(i)	the balance of the Production Bank (taking into account the reimbursement priority principle set out in Clause 7.17(d) (Bullet Payment)); and

(ii)	the amount of the Bullet Payment not yet reimbursed pursuant to this Clause 7.17(e) (Bullet Payment),
(the "Bullet Reimbursement") in which case the Lessee shall invoice the Owner (as a once off payment) and the Owner shall pay to the Lessee the Bullet Reimbursement in accordance with Clause 14 (Invoicing).

(f)
On and from the fourth (4th) Commercial Operations Date Anniversary, if any amount of the Bullet Payment has not been reimbursed to the Lessee pursuant to Clause 7.17(e) (Bullet Payment) (such amount being the "Retained Bullet Payment"), the Owner shall elect, in its sole discretion and by giving reasonable notice to the Lessee, to reimburse the Retained Bullet Payment to the Lessee either:

(i)
as a once off reimbursement, in which case the Lessee shall invoice the Owner (as a once off payment) and the Owner shall pay to the Lessee a sum equal to the Retained Bullet Payment in accordance with Clause 14 (Invoicing); or

(ii)
[*****], in which case the Lessee shall invoice the Owner, on a [*****] on the first (1st) Day of each calendar month, and the Owner shall pay to the Lessee [*****] per invoice, in accordance with Clause 14 (Invoicing), until such time as the Retained Bullet Payment amount is reduced to [*****], provided that the final monthly invoice issued pursuant to this Clause 7.17(f)(ii) (Bullet Payment) shall be for an amount that is the lower of:

(A)	[*****]; and

(B)	the Retained Bullet Payment amount outstanding on such date.

7.18	Liquidated Damages and Standby Dayrate Liability Cap

(a)	The aggregate total of Daily LDs payable by the Owner under this Agreement shall not exceed [*****] ("Liquidated Damages Liability Cap").

(b)	The aggregate total of Standby Dayrate payable by the Lessee under this Agreement shall not exceed [*****] ("Standby Dayrate Liability Cap").

(c)	The Parties agree that:

(i)
all amounts of Daily LDs for which the Owner may become liable or Standby Dayrate for which the Lessee may become liable are genuine pre-estimates of the losses which may be sustained by the Owner or the Lessee (as applicable) in the event of delay contemplated herein and are within proportion to the legitimate interests of the Party receiving Daily LDs or Standby Dayrate (as applicable) having regard to the nature of the obligations that are to be performed by the Party paying the Daily LDs or Standby Dayrate (as applicable) under this Agreement and are not a penalty;

(ii)
the Daily LDs and Standby Dayrate (as applicable) together with the remedies provided under Clauses 7.9 (Target Connection Date) to 7.18 (Liquidated Damages and Standby Dayrate Liability Cap) (inclusive), the relevant termination rights under Clause 23 (Suspension and Termination) and rights under Clause 24 (Dispute Resolution), shall be the sole and exclusive remedies for the Owner or the Lessee (as applicable) in relation to a failure to meet:

(A)
the obligations set out in Clauses 7.9 (Target Connection Date), 7.10 (Commissioning Start Date), 7.11 (Ready for Connection and Commissioning Start Dates), 7.12 (excluding, in the case of the Owner, Clauses 7.12(d) and 7.12(f)) (Commissioning Period) and 7.13(e) (Acceptance Testing); and

(B)	any failure to achieve the Project Schedule (as amended from time to time); and

(iii)
the Operator shall have no liability for, nor have any claim against the Lessee as a result of, any delay as contemplated under Clauses 7.10 (Commissioning Start Date), 7.11 (Ready for Connection and Commissioning Start Dates), 7.12 (Commissioning Period), 7.13 (Acceptance Testing) and/or 7.14 (Acceptance Appraisals).

7.19	Commercial Operations Date
The "Commercial Operations Date" for the FLNG Facility shall be the earlier of the date upon which:

(a)	the FLNG Facility passes the last Acceptance Test, which date shall be set out in the Certificate of Acceptance; or

(b)	the Lessee executes and delivers a Certificate of Acceptance in accordance with Clause 7.13(f) (Acceptance Testing).

8.	LEASE PERIOD

8.1	Lease Period
The "Lease Period" for the FLNG Facility shall commence on the Commercial Operations Date and shall end on the last day of the Term.

8.2	Continuation Date

(a)	For the purposes of this Clause 8.2 (Continuation Date):

(i)	"Continuation Criteria" means the continuation criteria set out in Part A of Schedule 16 (Continuation Criteria); and

(ii)	"Minimum Criteria" means the relevant minimum criteria set out in Part B of Schedule 16 (Continuation Criteria).

(b)	[*****] prior to:

(i)	[*****] Commercial Operations Date Anniversary, the Owner and the Lessee shall meet to discuss the performance of the FLNG Facility [*****] ("First Continuation Date"); and

(ii)	[*****] Commercial Operations Date Anniversary, the Owner and the Lessee shall meet to discuss the performance of the FLNG Facility [*****] ("Second Continuation Date"),
(each of the First Continuation Date and the Second Continuation Date being a "Continuation Date").

(c)
If, during the [*****] immediately prior to the meeting of the Owner and the Lessee in accordance with Clauses 8.2(b)(i) or 8.2(b)(ii) (Continuation Date) (as applicable), the FLNG Facility does not meet the relevant Minimum Criteria, the Lessee may terminate this Agreement with effect from the applicable Continuation Date. If this Agreement is terminated in accordance with this Clause 8.2(c) (Continuation Date), this Agreement (other than with respect to the Surviving Obligations) shall end on the applicable Continuation Date and, subject to Clause 23.8(c) (Consequences of Termination), the Parties shall have no further liability to each other, other than with respect to the Surviving Obligations and any rights and obligations that have accrued prior to the date of such termination.

(d)
If, during the [*****] immediately prior to the meeting of the Owner and the Lessee in accordance with Clauses 8.2(b)(i) or 8.2(b)(ii) (Continuation Date) (as applicable), the FLNG Facility meets or exceeds the Continuation Criteria, the Lease Period shall continue on the prevailing terms and conditions.

(e)
If, during the [*****] immediately prior to the meeting of the Owner and the Lessee in accordance with Clauses 8.2(b)(i) or 8.2(b)(ii) (Continuation Date) (as applicable), the FLNG Facility does not meet the Continuation Criteria but meets or exceeds the Minimum Criteria, then:

(i)
the Owner shall promptly prepare a Variation Order Proposal in accordance with Clause 6 (Variations), which the Owner considers would be reasonably expected to ensure that the FLNG Facility is able to meet the Continuation Criteria following the applicable Continuation Date if the Variation is implemented prior to such Continuation Date;

(ii)	the Lessee shall consider such Variation Order Proposal prepared by the Owner pursuant to Clause 8.2(e)(i) (Continuation Date) without delay;

(iii)	if the Lessee agrees with the Variation Order Proposal prepared by the Owner pursuant to Clause 8.2(e)(i) (Continuation Date):

(A)
the Lessee shall give notice to the Owner requiring the Owner to implement the Variation in accordance with such Variation Order Proposal at the Owner's sole risk and cost before the applicable Continuation Date; and

(B)	the Lease Period shall continue without any amendment to the terms and conditions of this Agreement; or

(iv)
if the Lessee does not agree that the Variation Order Proposal prepared by the Owner in accordance with Clause 8.2(e)(i) (Continuation Date) would be reasonably expected to ensure that the FLNG Facility is able to meet the Continuation Criteria following the applicable Continuation Date if the Variation is implemented prior to such Continuation Date:

(A)	at the Lessee's request, the Owner and the Lessee shall meet and discuss the Variation Order Proposal, including:

(1)	whether the Owner should implement the Variation at the Owner's sole risk and cost before the applicable Continuation Date; and

(2)
the changes to the Performance Standards and terms of conditions of this Agreement that will apply if the FLNG Facility does not meet the Continuation Criteria after the implementation of such Variation; and/or

(B)
the Lessee may propose amendments to the Variation Order Proposal prepared by the Owner pursuant to Clause 8.2(e)(i) (Continuation Date) and/or any appropriate changes to the Performance Standards and the terms and conditions of the Agreement, and the Owner shall either:

(1)
accept the amendments to the Variation Order Proposal proposed by the Lessee and implement the Variation in accordance with the amended Variation Order Proposal at the Owner's sole risk and cost before the applicable Continuation Date, and the Lease Period shall continue without any amendment to the terms and conditions of this Agreement;

(2)
accept the proposed changes to the Performance Standards and the terms and conditions of this Agreement, and the Lease Period shall continue in accordance with such amended terms and conditions (including the Performance Standards); or

(3)
refer a dispute between the Owner and the Lessee as to whether the implementation of the Variation in accordance with the Variation Order Proposal prepared by the Lessee would be reasonably expected to ensure that the FLNG Facility is able to meet the Continuation Criteria if such Variation is implemented prior to the applicable Continuation Date to an Independent Expert for determination in accordance with Clause 24.4 (Expert Determination).

(f)
If the Owner refers the dispute regarding the Variation Order Proposal to an Independent Expert in accordance with Clause 8.2(e)(iv)(B)(3) (Continuation Date) and the Independent Expert determines that the Variation proposed by the Owner pursuant to Clause 8.2(e)(i) (Continuation Date) (with or without any amendments proposed by the Lessee), if implemented before the applicable Continuation Date:

(i)	would be reasonably expected to ensure that the FLNG Facility is able to meet the Continuation Criteria following the applicable Continuation Date:

(A)
the Owner shall implement the Variation, together with such of the Lessee's proposed amendments (if any) that the Independent Expert considers are necessary to ensure that the FLNG Facility is able to meet the Continuation Criteria at the Owner's risk and cost before the applicable Continuation Date; and

(B)	the Lease Period shall continue without any amendment to the terms and conditions of this Agreement; or

(ii)
would not be reasonably expected to ensure that the FLNG Facility is able to meet the Continuation Criteria following the applicable Continuation Date, then the Lessee may terminate this Agreement with effect from the applicable Continuation Date.

(g)
If this Agreement is terminated in accordance with Clause 8.2(f) (Continuation Date), then this Agreement (other than the Surviving Obligations) shall end on the applicable Continuation Date and, subject to Clause 23.8(c) (Consequences of Termination), the Parties shall have no further liability to each other, other than with respect to the Surviving Obligations and any rights and obligations that have accrued prior to the date of such termination.

8.3	Additional Term

(a)	If during the Lease Period:

(i)	the Lessee suspends the performance of the Operating Services for convenience pursuant to Clause 23.1(b) (Suspension by Lessee);

(ii)	a Zero Capital Dayrate applies in accordance with Clause 13.5 (Zero Capital Dayrate);

(iii)	there is an FM Event that does not give rise to a Project Delay Event;

(iv)	there is a Project Delay Event and Clause 15.5(d) (Prolonged Project Delay FM) applies; or

(v)	a right to convert any Accumulated Retainage Cost to an Excess Retainage Extension Day arises pursuant to Schedule 7 (Feed Gas Usage Allowance), and this Agreement is not terminated on a Continuation Date in accordance with Clause 8.2 (Continuation Date), then:

(vi)
not less than twenty-four (24) months prior to the end of the Lease Period (or, if the relevant event occurs within the final twenty-four (24) months of the Lease Period, as soon as reasonably practicable after such event), the Lessee requests in writing an extension to the Lease Period (which extension shall be for a period of not less than [*****];

(vii)
no amount due and payable by the Lessee to the Owner or the Operator is outstanding at the time of the request, save for any invoiced amount disputed in accordance with Clause 14.5 (Disputed Invoices); and

(viii)
the Owner, acting as a Reasonable and Prudent Operator, determines that the FLNG Facility can provide the relevant services in accordance with the relevant Performance Standards (including, without limitation, HSSE standards) for the period of the requested extension without any need for dry‑docking, the Lease Period shall be extended by the period of the requested extension in accordance with Clause 8.3(b) (Additional Term) (the "Additional Term") and this Agreement shall continue for the Additional Term and the Adjusted Nominal Set Rate applicable during the Additional Term shall be determined in accordance with Clause 8.3(c) (Additional Term).

(b)	The period of the Additional Term (which period shall not be more than [*****] shall be:

(i)	the sum of:

(A)
the aggregate of the Suspension Extension Days, the Zero Capital Dayrate Extension Days, the FM Event Extension Days, the Project Delay Event Extension Days and the Excess Retainage Extension Days (the "Aggregate Extension Days"); and

(B)
if the Aggregate Extension Days is a period that is less than [*****], the number of Days which is the difference between [*****] and the Aggregate Extension Days (the "Supplementary Extension Days"); or

(ii)	if a period shorter than the sum calculated in Clause 8.3(b)(i) (Additional Term) is requested, a portion of the Aggregate Extension Days (which shall be for a period of not less than [*****].

(c)	The Adjusted Nominal Set Rate applicable on each Day during the Additional Term shall be equal to:

(i)	with respect to Aggregate Extension Days (such amount to apply prior to Clause 8.3(c)(ii) (Additional Term) (if any) during the Additional Term):

(A)	the sum of:

(1)	the number of Suspension Extension Days multiplied by the average Suspension Extension Dayrate;

(2)	the number of Zero Capital Dayrate Extension Days multiplied by the average Zero Capital Dayrate Extension Dayrate;

(3)	the number of FM Event Extension Days multiplied by the average FM Event Extension Dayrate;

(4)	the number of Project Delay Extension Days multiplied by the average Project Delay Extension Dayrate; and

(5)	the number of Excess Retainage Extension Days multiplied by the average Excess Retainage Extension Dayrate, divided by,

(B)	the Aggregate Extension Days; and

(ii)
with respect to Supplementary Extension Days, [*****] of the Nominal Set Rate or Adjusted Nominal Set Rate applicable immediately prior to the Additional Term (such amount to apply after Clause 8.3(c)(i) (Additional Term) during the Additional Term).

(d)	For the purposes of this Clause 8.3 (Additional Term):

(i)	a Day during which the Operating Services were suspended for convenience pursuant to Clause 23.1(b) (Suspension by Lessee) shall be a "Suspension Extension Day";

(ii)
the CE of the Dayrate for a Suspension Extension Day shall be equal to the Nominal Set Rate or Adjusted Nominal Set Rate that applied during such Suspension Extension Day less any CE actually paid on account of such Suspension Extension Day ("Suspension Extension Dayrate");

(iii)	a Day during which a Zero Capital Dayrate applied in accordance with Clause 13.5 (Zero Capital Dayrate) shall be a "Zero Capital Dayrate Extension Day";

(iv)
the CE of the Dayrate for a Zero Capital Dayrate Extension Day shall be equal to the Nominal Set Rate or Adjusted Nominal Set Rate that applied during such Zero Capital Dayrate Extension Day less any CE actually paid on account of such Zero Capital Dayrate Extension Day ("Zero Capital Dayrate Extension Dayrate");

(v)	a Day during which there was an FM Event that did not give rise to a Project Delay Event shall be an "FM Event Extension Day";

(vi)
the CE of the Dayrate for an FM Event Extension Day shall be equal to the Nominal Set Rate or Adjusted Nominal Set Rate that applied during such FM Event Extension Day less any CE actually paid on account of such FM Event Extension Day ("FM Event Extension Dayrate");

(vii)
the number of Days of extension during the Additional Term on account of a Project Delay Event shall be equal to the number of Days calculated in accordance with 15.5(d)(i) (Prolonged Project Delay FM) (each such Day, a "Project Delay Event Extension Day");

(viii)
the CE of the Dayrate for a Project Delay Event Extension Day shall be equal to the Nominal Set Rate or Adjusted Nominal Set Rate applicable immediately prior to the Additional Term, less any Project Delay Payment for each Day ("Project Delay Event Extension Dayrate");

(ix)	a Day converted pursuant to Schedule 7 (Feed Gas Usage Allowance) shall be an "Excess Retainage Extension Day"; and

(x)	the CE of the Dayrate for an Excess Retainage Extension Day shall be [*****] ("Excess Retainage Extension Dayrate");

9.	OPERATIONS AND MAINTENANCE

9.1	Timings to be Determined
Where either the Owner, the Operator or the Lessee reasonably requires any of the processes contemplated by this Clause 9 (Operations and Maintenance) to be undertaken at a different date or dates than as provided in this Clause 9 (Operations and Maintenance), the Parties shall use reasonable endeavours to agree such date or dates.

9.2	Operating Plan

(a)	On or before 1 August of each Contract Year (other than the first Contract Year), the Operator shall provide the Lessee with an operating plan for the next Contract Year setting out:

(i)
details of all planned operation and maintenance activities to be carried out in the next Contract Year and a summary of planned operation and maintenance activities to be carried out in the two (2) Contract Years following the next Contract Year;

(ii)	subject to the provisions of Clauses 9.3(b) (Scheduled Maintenance) and 9.5 (Work Programme and Budget), details and proposed timing of the Scheduled Maintenance for the next Contract Year;

(iii)	details of the performance of the FLNG Facility in the current and previous Contract Year in accordance with the requirements of the Operations Manual;

(iv)	such other relevant information as may impact annual LNG Production and the Lessee's delivery and sales scheduling for the next Contract Year; and

(v)	such other information as is required pursuant to section 3.1 of Schedule 14 (Operating Services), the "Operating Plan".

(b)	On or before twelve (12) months prior to the Scheduled Commercial Operations Date, the Operator shall provide the Lessee with the Operating Plan in respect of the first Contract Year.

9.3	Scheduled Maintenance

(a)
The Operator shall have the right to curtail or temporarily discontinue, in whole or in part, the receipt, treatment and liquefaction of Feed Gas by, and storage and offloading of LNG from, the FLNG Facility for the purposes of maintaining the FLNG Facility (other than as a result of any defect or deficiency in the FLNG Facility, including a failure of the FLNG Facility to achieve the Performance Standards) for such periods as would be required by a Reasonable and Prudent Operator and otherwise not exceeding [*****] ("Scheduled Maintenance"), and Clause 13.8(f) (Availability and Capacity Performance) shall apply.

(b)
The Parties shall discuss and agree a mutually convenient time for Scheduled Maintenance to occur during the next Contract Year in order to minimise, to the extent practicable, the impact of Scheduled Maintenance on GTA Project operations including LNG offtake and loading. The Scheduled Maintenance for the next Contract Year shall be agreed at the same time and in the same manner as the Work Programme and Budget for the next Contract Year in accordance with Clause 9.5 (Work Programme and Budget) and, unless otherwise agreed pursuant to Clause 9.5(g) (Work Programme and Budget), the Operator shall carry out Scheduled Maintenance at the time agreed in the Work Programme and Budget.

9.4	Forced Outage
The Operator shall have the right to curtail or temporarily discontinue, in whole or in part, the receipt, treatment and liquefaction of Feed Gas by, and storage and offloading of LNG from, the FLNG Facility for the purposes of addressing actual or potential forced outages of the FLNG Facility for such periods as would be required by a Reasonable and Prudent Operator, and Clause 13.8(f) (Availability and Capacity Performance) shall apply.

9.5	Work Programme and Budget

(a)
No later than one hundred and eighty (180) Days prior to the end of a Contract Year, the Operator shall deliver to the Lessee a draft Work Programme and Budget for the next Contract Year. The Work Programme and Budget for the first Contract Year shall be based on the Base Work Programme and Budget Cycle in Schedule 18 (Base Work Programme and Budget Cycle) taking into account Lessee provided services.

(b)	No later than sixty (60) Days after receipt of the draft Work Programme and Budget, the Lessee shall notify the Operator that:

(i)	the relevant draft Work Programme and Budget is approved without comment; or

(ii)
the relevant draft Work Programme and Budget is not approved, in which case the Lessee shall include with such notice reasonable comments or amendments to the draft Work Programme and Budget and identify each line item of the Work Programme and Budget that the Lessee does not approve (including the Lessee's reasonable valuation of what such line item should be).

(c)
Within seven (7) Days after the Operator receives notice from the Lessee that the draft Work Programme and Budget is not approved, the Lessee and the Operator shall meet and discuss the Lessee's comments and/or amendments to the draft Work Programme and Budget. If the Lessee and the Operator are unable to agree the Work Programme and Budget during such meeting, the Operator may submit a further revised draft Work Programme and Budget to the Lessee for approval no later than fifteen (15) Days after the date of such meeting, and Clause 9.5(b) (Work Programme and Budget) shall apply with respect to such revised draft Work Programme and Budget.

(d)
Upon the Lessee notifying the Operator pursuant to Clause 9.5(b)(i) (Work Programme and Budget) that a draft Work Programme and Budget is approved, or the Lessee and the Operator agreeing to a Work Programme and Budget in accordance with Clause 9.5(c) (Work Programme and Budget), such draft Work Programme and Budget shall become the Work Programme and Budget for the next Contract Year for the purposes of this Agreement.

(e)
The Work Programme and Budget shall reflect a collaborative, reimbursable working model for the Operator. If the Lessee and the Operator are unable to agree upon the Work Programme and Budget for a Contract Year, then the Work Programme and Budget for the relevant Contract Year shall be the draft Work Programme and Budget proposed by the Operator in Clause 9.5(a) (Work Programme and Budget), as adjusted to account for each line item of the Work Programme and Budget notified pursuant to Clause 9.5(b)(ii) (Work Programme and Budget) that the Lessee did not approve whereby such line item shall be adjusted:

(i)	if the Work Programme and Budget from the preceding Contract Year included the respective line item, for US CPI; or

(ii)
if the Work Programme and Budget from the preceding Contract Year did not include the respective line item, to the mid-point of the difference between the Operator's position as notified pursuant to Clause 9.5(a) (Work Programme and Budget) and the Lessee's position as notified pursuant to Clause 9.5(b)(ii) (Work Programme and Budget) with respect to the value of the line item, until such time as the Lessee and the Operator agree to the Work Programme and Budget for the relevant Contract Year, or the Parties refer the matter for resolution in accordance with Clause 24 (Dispute Resolution), whereupon the approved Work Programme and Budget will apply (with such adjustments to the OE of the Dayrate as are necessary).

(f)	The Work Programme and Budget shall set out the amount of the OE that will apply for each Day during the Contract Year for the purposes of Clause 13.1 (Elements of the Dayrate).

(g)
The Lessee or the Operator may propose amendments to the agreed Work Programme and Budget within any given Contract Year. If the Lessee or the Operator proposes an amendment to the Work Programme and Budget, the Lessee and the Operator shall meet and discuss and shall endeavour to reach agreement on any such amendments.

(h)
Subject to Clause 9.5(k) (Work Programme and Budget), promptly after the end of each Contract Year, the Operator shall prepare a reconciliation of the actual operating costs properly incurred during such Contract Year (and, in the case of the first Contract Year, the amounts attributable to the reimbursable items contemplated by Clauses 9.5(l)(iv) and 9.5(l)(v) (Work Programme and Budget)) (the "Actual Opex") and the aggregate of the OE paid by the Lessee during such Contract Year including any amounts paid by the Owner pursuant to Clause 3.4(b) (Operator's General Obligations) and/or Clause 13.11 (Emissions and HSSE Performance). Any amounts paid by the Operator to the Lessee as a result of any Claim by the Lessee against the Operator under or in connection with this Agreement (including pursuant to Clause 11 (Gas Specification and LNG Specification)) shall not constitute Actual Opex. Any amounts paid by the Owner pursuant to Clause 3.4(b) (Operator's General Obligations) and Clause 13.11 (Emissions and HSSE Performance) shall not constitute Actual Opex. If the Actual Opex is greater than the aggregate OE paid by the Lessee during the Contract Year, the Lessee shall pay to the Operator such additional amount in accordance with Clause 14 (Invoicing). If the Actual Opex is less than the aggregate OE paid by the Lessee during the Contract Year, such difference shall be set off against the next amount(s) owing to the Operator by the Lessee, except in the final Contract Year when the Operator shall pay the Lessee such difference in accordance with Clause 14 (Invoicing). Any amounts due under this Clause 9.5(h) (Work Programme and Budget) are subject to the audit rights of the Lessee, Co-venturers and States set out in Clause 14.7 (Audit, Records and Financial Reporting).

(i)
The Parties have agreed a generic work programme and preliminary budget for three (3) Contract Years representing the full anticipated maintenance cycle of the FLNG Facility ("Base Work Programme and Budget Cycle"), as set out in Schedule 18 (Base Work Programme and Budget Cycle). The Work Programme and Budget for all Contract Years shall be developed by reference to the Base Work Programme and Budget Cycle, as adjusted to reflect any Variation implemented in accordance with this Agreement.

(j)	The Work Programme and Budget and Base Work Programme and Budget Cycle shall:

(i)
not include any work proposed for the maintenance, repair, modification, rectification and/or replacement of any Equipment or any part of the FLNG Facility which arises from deficiencies in the Work and/or Operating Services (to the extent not attributable to the Lessee Group);

(ii)
be inclusive of any forecasted Mauritanian and Senegalese Taxes (including on account of the GTA Fiscal Regime) to be properly and necessarily incurred by the Operator in performing the Operating Services in accordance with this Agreement; and

(iii)
be prepared on the principle that any contingencies shall not be used for any maintenance, repair, modification, rectification and/or replacement of any Equipment or any part of the FLNG Facility which arise from deficiencies in the Work and/or Operating Services (to the extent not attributable to the Lessee Group).

(k)
In any Contract Year, if any work is proposed and conducted for the maintenance, repair, modification, rectification and/or replacement of any Equipment or any part of the FLNG Facility that is not identified in the Base Work Programme and Budget Cycle, as adjusted to reflect any Variation implemented in accordance with this Agreement, such work shall be deemed to be Additional Capital Work, the cost of which shall be borne by the Owner unless otherwise agreed by the Parties, acting reasonably.

(l)	The pre-operations activities of the Operator shall be as set out in Schedule 18 (Base Work Programme and Budget Cycle) and comprise of the following elements:

(i)	Crew, the costs of which shall be wholly to the account of the Owner;

(ii)	field logistics, which shall be provided by the Lessee;

(iii)	in-land logistics, which shall be provided by the Lessee;

(iv)
two-year spares and capital spares, the initial costs of which shall be to the account of the Owner subject to reimbursement by the Lessee on the Commercial Operations Date for any two-year spares and capital spares not consumed during the Commissioning Period to the extent they can be utilised under the Work Programme and Budget, in which case the Owner shall invoice the Lessee (as a once off payment) and the Lessee shall pay to the Owner such amount in accordance with Clause 14 (Invoicing); and

(v)
consumables (including refrigerants), the initial costs of which shall be to the account of the Owner subject to reimbursement by the Lessee on the Commercial Operations Date for any consumables (including refrigerants) not consumed during the Commissioning Period to the extent they can be utilised under the Work Programme and Budget, in which case the Owner shall invoice the Lessee (as a once off payment) and the Lessee shall pay to the Owner such amount in accordance with Clause 14 (Invoicing).

10.	DELIVERY AND OFFTAKE ARRANGEMENTS

10.1	Timings to be Determined
Where either the Owner, the Operator or the Lessee reasonably requires any of the processes contemplated by this Clause 10 (Delivery and Offtake Arrangements) to be undertaken at a different date or dates than as provided in this Clause 10 (Delivery and Offtake Arrangements), the Parties shall use reasonable endeavours to agree such date or dates.

10.2	Annual Delivery Programme

(a)
On or before 25 September of each Contract Year, other than the first Contract Year, the Lessee shall prepare and provide to the Operator and the Owner a proposed Annual Delivery Programme in respect of the next Contract Year. The Lessee shall prepare and provide the Annual Delivery Programme in respect of the first Contract Year by the time required by Clause 10.2(g) (Annual Delivery Programme) in the form substantially set out in Schedule 19 (Form of First Annual Delivery Programme).

(b)	On or before 15 November of each Contract Year, other than the first Contract Year:

(i)	the Lessee and the Operator shall meet to discuss the proposed Annual Delivery Programme; and

(ii)	the Lessee shall have regard to:

(A)	any comments made by the Operator during the meeting; and

(B)	the requirements of Clauses 10.2(d) and 10.2(e) (Annual Delivery Programme),
in determining whether any modifications are required to the proposed Annual Delivery Programme.

(c)
On or before 1 December of each Contract Year, other than the first Contract Year, the Lessee shall issue the final Annual Delivery Programme, including any agreed modifications arising out of the process contemplated by Clause 10.2 (Annual Delivery Programme).

(d)	The Annual Delivery Programme for the next Contract Year shall include:

(i)	the volume of LNG to be produced and loaded as Cargoes from the FLNG Facility (including individual instalments to be loaded where an LNG Carrier is loaded in more than one berthing);

(ii)	the proposed scheduling of Cargoes;

(iii)	the timing of Scheduled Maintenance, which shall be consistent with the Scheduled Maintenance agreed with the Operator in accordance with Clause 9.3(b) (Scheduled Maintenance);

(iv)	in respect of each Cargo (to the extent known), details of:

(A)
the arrival window, loading window, scheduled departure date and in respect of loadings taking place in more than one berthing, an estimate of the volumes to be loaded for each portion, the loading windows and the departure dates;

(B)	the proposed volume of LNG to be delivered to the LNG Delivery Point;

(C)	the name and cargo capacity (expressed in cubic metres of LNG) of the LNG Carrier expected to be utilised;

(D)	if applicable, the extent to which the last LNG Carrier in the loading pattern represents a partial delivery for the following Contract Year; and

(v)	such additional information as the Parties agree.

(e)	In preparing the Annual Delivery Programme, Confirmed Delivery Schedule, Specific Delivery Schedule and LNG Production Plan, the Lessee shall have regard to:

(i)	normal weather and metocean conditions at the LNG Hub Facilities;

(ii)
maximisation of LNG Production, and to the extent compatible with such maximisation of LNG Production, the principle that LNG Production should be reasonably ratable and Cargoes scheduled at reasonably evenly spaced intervals throughout the Contract Year (subject to and taking into account ambient conditions and variance in the production of LNG during the Contract Year) and having regard to the size of the LNG Carriers to be used by the LNG Buyers (and instalment loadings in respect of Cargoes);

(iii)	the LNG processing capacity and the working LNG storage capacity of the FLNG Facility as set out in Schedule 1 (Basis of Design) and Schedule 2 (Technical Specification);

(iv)	the Allowed Laytime;

(v)	the desire of all the Parties to have continuous LNG production by the FLNG Facility;

(vi)	the Operating Plan;

(vii)	any Scheduled Maintenance;

(viii)	the upstream gas production plan and any associated downtime for the Upstream Facilities;

(ix)	reasonable requests from LNG Buyers under the LNG SPA; and

(x)	any operational cooldown requirements of any LNG Carrier.

(f)
If the Operator and the Lessee cannot agree on the Annual Delivery Programme for any Contract Year by 1 December of each Contract Year, then the Lessee shall determine the Annual Delivery Programme in accordance with the requirements under Clauses 10.2(d) and 10.2(e) (Annual Delivery Programme).

(g)	The Parties agree that the Annual Delivery Programme for the first (1st) Contract Year shall be determined as follows:

(i)
Following the Commissioning Start Date, at a reasonable time prior to (but in any event not later than three (3) months prior to) the Anticipated Commercial Operations Date, the Lessee shall prepare and provide to the Operator and the Owner a proposed Annual Delivery Programme for the first (1st) Contract Year based on the progress of the commissioning work and other project conditions prevailing at such time.

(ii)
Within fifteen (15) Days of receipt of the proposed Annual Delivery Programme in accordance with Clause 10.2(g)(i) (Annual Delivery Programme), the Parties shall meet to discuss the Annual Delivery Programme proposed in accordance with Clause 10.2(g)(i) (Annual Delivery Programme), and the Lessee shall have regard to:

(A)	any comments made by the Operator during the meeting; and

(B)	the requirements of Clauses 10.2(d) and 10.2(e) (Annual Delivery Programme),
in determining whether any modifications are required to the proposed Annual Delivery Programme.

(iii)
Within five (5) Days of the meeting in Clause 10.2(g)(ii) (Annual Delivery Programme), the Lessee shall issue the final Annual Delivery Programme, including any agreed modifications arising out of the process contemplated by Clause 10.2(g)(ii) (Annual Delivery Programme), or, if the Parties cannot agree, the Lessee may determine the Annual Delivery Programme for the first Contract Year in accordance with the requirements under Clauses 10.2(g)(ii)(A) and 10.2(g)(ii)(B) (Annual Delivery Programme).

(iv)	In any event, the Annual Delivery Programme for the first Contract Year shall be finalised no later than sixty (60) Days prior to the Anticipated Commercial Operations Date.

10.3	Specific Delivery Schedule

(a)
No later than three (3) Days prior to the first (1st) Day of each month ("m1") in each Contract Year, the Lessee shall produce and provide to the Operator and the Owner the forward schedule for deliveries of Cargoes:

(i)	for the Days in the month commencing on the first (1st) Day of the month following m1 ("Confirmed Delivery Schedule"); and

(ii)	to the extent known, for the period of two (2) months commencing on the first (1st) Day of the month that is the second (2nd) month following m1,
(such aggregate three (3) monthly forward schedule being the "Specific Delivery Schedule").

(b)
The Specific Delivery Schedule shall take into account the Annual Delivery Programme and shall include updated information in respect of the matters listed in Clause 10.2(d) (Annual Delivery Programme).

(c)
If the Lessee fails to issue a Specific Delivery Schedule for any month of a Contract Year, the schedule set out for that month in the immediately preceding Specific Delivery Schedule shall apply or, if there is no Specific Delivery Schedule that covers that month, the Annual Delivery Programme for that Contract Year shall apply for that month.

10.4	Changes to Schedules

(a)
The Lessee shall be entitled to make any change to the Annual Delivery Programme and/or the current Specific Delivery Schedule, by giving notice to the Operator of the proposed change, provided that such change:

(i)
does not require the operation of the FLNG Facility beyond any of the technical limits set out in this Agreement, except to the extent such technical limits are agreed to be altered by the Owner and the Lessee by way of amendment to the relevant Manuals and Protocols, with such amendments to remain under review from time to time;

(ii)	does not affect the Owner's or the Operator's ability to achieve the Performance Standards; and

(iii)
shall take into account the principles set out in Clause 10.2(e) (Annual Delivery Programme) and shall include updated information in respect of the matters listed in Clause 10.2(d) (Annual Delivery Programme).

(b)
As soon as practicable after the Operator receives notice from the Lessee under Clause 10.4(a) (Changes to Schedules), the Lessee and the Operator shall consult to discuss the proposed change and to agree any amendment to the Annual Delivery Programme and/or Specific Delivery Schedule provided that the Annual Delivery Programme and/or Specific Delivery Schedule complies with Clause 10.4(a)(i) to Clause 10.4(a)(iii) (Changes to Schedules).

(c)
The Operator may request the Lessee to amend the Annual Delivery Programme and/or the current Specific Delivery Schedule to enable the Operator to schedule additional maintenance, up to the maximum permitted amount of Scheduled Maintenance. The Lessee shall consider any such request and shall use its reasonable endeavours to accommodate the Operator's request within its schedule of Cargoes under and in accordance with any LNG SPA. For the avoidance of doubt, if the LNG Buyer does not agree to accommodate such change then the Lessee shall not be required to accommodate the Operator's request.

(d)
Upon an amendment to the Annual Delivery Programme or Specific Delivery Schedule made in accordance with this Clause 10.4 (Changes to Schedules), an updated Annual Delivery Programme and Specific Delivery Schedule shall be prepared by the Lessee in accordance with such amendments and provided to the Operator.

10.5	Monthly Capacity and Production Plan

(a)	The Operator shall nominate the scheduled capacity of the FLNG Facility to receive and process Feed Gas for each month in each Contract Year ("Monthly Capacity Nomination") by:

(i)	not less than sixty (60) Days prior to the first (1st) Day of the relevant month; or

(ii)	for the first month and second month of the first Contract Year, a reasonable time prior to (but in any event not later than three (3) months prior to) the Anticipated Commercial Operations Date.

(b)
Within ten (10) Days of receiving the Monthly Capacity Nomination, the Lessee may provide comments to the Operator with respect to the Monthly Capacity Nomination, including if the Lessee considers that adjustments to the Monthly Capacity Nomination are necessary to accommodate the applicable Specific Delivery Schedule and/or Annual Delivery Programme or to reflect the inventory management interface procedures set out in the Operations Manual.

(c)
The Operator shall consider the Lessee's comments (if any) with respect to the Monthly Capacity Nomination and use reasonable endeavours to take into account such comments and the current Confirmed Delivery Schedule and shall propose a draft plan for the production and offloading of LNG from the FLNG Facility for the relevant month by not less than forty-five (45) Days prior to the first (1st) Day of the relevant month.

(d)
The Lessee shall consider the Operator's draft plan for the production and offloading of LNG from the FLNG Facility for the relevant month and then finalise and provide to the Operator on a timely basis a binding plan for the production and loading of LNG from the FLNG Facility for the relevant month that complies with the principles set out in Clause 10.2(e) (Annual Delivery Programme) and the Specific Delivery Schedule for the relevant month ("LNG Production Plan"). The Operator shall promptly confirm receipt of the LNG Production Plan and comply with the same in accordance with the Operations Manual and the terms of this Agreement.

10.6	Daily Capacity and Report

(a)	On each Day during the Contract Year for the following Day, in accordance with the Operations Manual:

(i)	the Lessee shall give notice to the Operator setting out:

(A)	the energy quantity, volume, temperature and pressure of Feed Gas to be delivered to the Feed Gas Receipt Point; and

(B)	if applicable, the extent to which it is able to take LNG from the LNG Delivery Point and load it onto LNG Carriers; and

(ii)	the Operator shall give notice to the Lessee setting out:

(A)	the volume of Feed Gas the Operator expects to receive at the Feed Gas Receipt Point to meet the LNG Production Plan; and

(B)	the availability of the FLNG Facility to receive Feed Gas, process Feed Gas and produce and store LNG.

(b)	All Feed Gas delivered by or on behalf of the Lessee to the Feed Gas Receipt Point shall be delivered in accordance with the requirements of the Operations Manual and the terms of this Agreement.

(c)	The Operator shall deliver LNG to the LNG Delivery Point in accordance with the requirements of the Operations Manual and the terms of this Agreement.

(d)	Within eight (8) hours after the end of each Day during the Contract Year, the Operator shall deliver a report to the Lessee and the Owner with respect to such Day setting out:

(i)	the volume of Feed Gas received at the Feed Gas Receipt Point;

(ii)	the availability and capacity of the LNG Facility to receive and process Feed Gas and produce and store LNG ("Actual Capacity Available");

(iii)	the LNG Production;

(iv)	the volume of LNG taken at the LNG Delivery Point and offloaded onto LNG Carriers; and

(v)	such other information as is required pursuant to section 2.2 of Schedule 14 (Operating Services).

10.7	Monthly Performance Reports and Quarterly Meeting

(a)
Within fifteen (15) Days after the end of each month in each Contract Year, the Operator shall produce and provide to the Lessee a monthly report which consolidates the daily reports produced in the preceding month pursuant to Clause 10.6(d) (Daily Capacity and Report) to track performance in that relevant month against the agreed Operating Plan.

(b)
Within thirty (30) Days after the end of each quarter in each Contract Year, duly authorised representatives of the Operator and the Lessee will meet (either in person or via teleconference), discuss and conduct a performance review of the preceding quarter in accordance with section 2.2 of Schedule 14 (Operating Services) with a view of agreeing on any remedial measures necessary ("Quarterly Meeting"). The Operator and the Lessee shall use reasonable endeavours to agree a time and date for the Quarterly Meeting that is suitable to both Parties. If at any time in the reasonable opinion of the Operator or the Lessee a situation arises which requires the Operator and the Lessee to meet and discuss before the next Quarterly Meeting, the Operator and the Lessee may agree, acting reasonably, that a Quarterly Meeting takes place before the next Quarterly Meeting.

10.8	LNG Shipping Arrangements
The Parties shall comply, and the Lessee shall use reasonable endeavours to procure that all LNG Carriers and transporters utilising the LNG Hub Facilities comply, with the Marine Operations Manual in all material respects.

10.9	Development of Operational Cooldown Service
The Parties shall, acting reasonably, develop and agree the commercial arrangements to accommodate operational cooldown services for LNG Carriers, as and when required, recognising:

(a)
if the operational cooldown services are to be provided by the FLNG Facility without any Variation, the capability of the FLNG Facility and the extent of the contractual or economic impact upon the Owner and the Operator for the appropriate period; and

(b)	if the operational cooldown services are to be provided by additional Plant or Equipment on the FLNG Facility, the need for an appropriate Variation.

11.	GAS SPECIFICATION AND LNG SPECIFICATION

11.1	General

(a)	The Owner and Operator shall ensure that the facilities and procedures for metering and testing of Feed Gas and LNG in the FLNG Facility shall comply with:

(i)	Schedule 1 (Basis of Design) and Schedule 2 (Technical Specification);

(ii)	applicable International Standards to the extent that this Agreement does not prescribe the relevant standard; and

(iii)	the requirements of applicable Laws.

(b)	The rights and obligations of the Operator under this Clause 11 (Gas Specification and LNG Specification) shall, during the Commissioning Period, be the rights and obligations of the Owner.

11.2	Feed Gas

(a)
The Lessee shall deliver to the Operator Feed Gas at the Feed Gas Receipt Point that complies with the Feed Gas Specification and the provisions of Clause 11.3 (Off-Specification Feed Gas), Clause 11.4 (Off-Specification Feed Gas Consequences) and the Commissioning Protocol shall apply to any failure or anticipated failure of Feed Gas delivered at the Feed Gas Receipt Point to comply with the Feed Gas Specification.

(b)
The Parties shall, from time to time, agree (acting reasonably) to adjust the Feed Gas Specification by taking into account the extent that the FLNG Facility has demonstrated the capability of processing Off-Specification Feed Gas to produce LNG that meets the LNG Specification.

11.3	Off-Specification Feed Gas

(a)
If the Lessee becomes aware that Feed Gas to be delivered at the Feed Gas Receipt Point is or is anticipated to be Off-Specification Feed Gas, then the Lessee shall give notice to the Operator as soon as is reasonably practicable in accordance with the Feed Gas Receipt and LNG Delivery Procedure detailing:

(i)	the failure or anticipated failure of the Feed Gas to meet the Feed Gas Specification including details of how the Feed Gas does not or will not comply with the Feed Gas Specification;

(ii)	the reasons for such failure (if then known); and

(iii)
the Lessee's good faith estimate of the likely duration of the ongoing failure or anticipated failure of the Feed Gas to meet the Feed Gas Specification and where appropriate the likely impact and consequences under the LNG SPA if the Operator accepts such Off-Specification Feed Gas, and, on receipt of such notice, the Operator shall provide the Lessee with as much notice as is reasonably possible of its good faith estimate of the impact and consequences of accepting such Off-Specification Feed Gas.

(b)
If the Operator becomes aware that Feed Gas received by it at the Feed Gas Receipt Point is Off-Specification Feed Gas, then the Operator shall give notice to the Lessee as soon as is reasonably practicable of such occurrence and of its good faith estimate of the impact and consequences of accepting such Off-Specification Feed Gas.

(c)
The Operator shall use its reasonable endeavours to accept delivery of Off-Specification Feed Gas but shall be entitled to refuse to accept delivery of any quantity of Off-Specification Feed Gas where its receipt would, in the reasonable opinion of the Operator, cause damage to, or have an enduring negative impact on the performance or availability of, the FLNG Facility or cause a health, safety or environmental risk. The taking of delivery by the Operator of any quantity of Off-Specification Feed Gas shall neither vary the Feed Gas Specification nor prejudice the Operator's rights under this Clause 11.3 (Off-Specification Feed Gas) to refuse to take delivery of any subsequent quantity of Off-Specification Feed Gas and the remedies available under Clause 11.4 (Off-Specification Feed Gas Consequences).

11.4	Off-Specification Feed Gas Consequences

(a)	If the Operator agrees to accept delivery of Off-Specification Feed Gas in accordance with Clause 11.3(c) (Off-Specification Feed Gas), then:

(i)
the Operator shall promptly notify the Lessee of its reasonable estimate of the costs (if any and without prejudice to Clause 11.4(a)(ii) (Off-Specification Feed Gas Consequences)) related to its acceptance of Off-Specification Feed Gas and the impact that receipt of the Off-Specification Feed Gas could have on the FLNG Facility and the production of LNG; and

(ii)
the Lessee shall be liable for all reasonable and actual incremental costs, losses, damages, liabilities and expenses suffered or incurred by the Owner and/or the Operator in connection with receiving and treating such Off-Specification Feed Gas, up to an amount equal to [*****] received at the Feed Gas Receipt Point, in which case the Owner and/or the Operator (as applicable) shall invoice the Lessee (as a once off payment) and the Lessee shall pay to the Owner and/or the Operator (as applicable) such amount in accordance with Clause 14 (Invoicing).

(b)
If the Operator takes delivery of Off-Specification Feed Gas which the Lessee failed to give advanced notice in accordance with Clause 11.3(a) (Off-Specification Feed Gas) to the Operator of (or the amount of Off-Specification Feed Gas delivered to the Operator exceeds the amount in relation to which notice was provided), then:

(i)
the Operator shall promptly notify the Lessee of its reasonable estimate of the costs (if any and without prejudice to Clause 11.4(b)(ii) (Off-Specification Feed Gas Consequences) related to it taking delivery of such Off-Specification Feed Gas and the impact that receipt of such Off-Specification Feed Gas could have for the FLNG Facility and the production of LNG; and

(ii)
the Lessee shall be liable for all reasonable and actual incremental costs, losses, damages, liabilities and expenses suffered or incurred by the Owner and/or the Operator in connection with receiving and treating such delivery of Off-Specification Feed Gas, in which case the Owner and/or the Operator (as applicable) shall invoice the Lessee (as a once off payment) and the Lessee shall pay to the Owner and/or the Operator (as applicable) such amount in accordance with Clause 14 (Invoicing).

(c)
The remedies provided in Clauses 11.4(a)(ii) and 11.4(b)(ii) (Off-Specification Feed Gas Consequences), shall be the sole and exclusive remedies of the Owner Group in relation to the delivery of Off-Specification Feed Gas to the Feed Gas Receipt Point.

11.5	Prolonged Off-Specification Feed Gas
If:

(a)	the Operator refuses to take delivery of any quantity of Off-Specification Feed Gas in accordance with Clause 11.3(c) (Off-Specification Feed Gas Consequences); and

(b)	the Lessee gives notice to the Operator and the Owner that the specification of the Feed Gas is expected to remain in non-conformity with the Feed Gas Specification for a material period of time, then:

(c)
the Operator and the Lessee shall promptly meet to discuss any remedial measures that may be implemented in order to address the ongoing delivery of the Off-Specification Feed Gas at the Feed Gas Receipt Point and the costs for such measures; and

(d)
if the Parties are unable to agree on remedial measures under Clause 11.5(c) (Prolonged Off-Specification Feed Gas), the Owner or the Lessee may request a Variation pursuant to Clause 6 (Variations) to address such change in the Feed Gas Specification, provided that:

(i)
without prejudice to the Lessee's right to decide to not proceed with the Variation under Clause 6.4, the Variation Cost shall be paid by the Lessee (unless otherwise agreed by the Parties, acting reasonably); and

(ii)	the Lessee shall continue to pay the Dayrate in accordance with Clause 13 (Dayrate) during the implementation of the Variation.

11.6	LNG Specification

(a)
The Operator shall deliver LNG to the Lessee at the LNG Delivery Point that complies with the LNG Specification and the provisions of Clause 11.7 (Notification of Off-Specification LNG), Clause 11.9 (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas) and Clause 11.10 (Prolonged Off-Specification LNG) shall apply in the event of any failure of LNG delivered at the LNG Delivery Point to comply with the LNG Specification.

(b)
The Operator's obligation to deliver LNG within specification under Clause 11.6(a) (LNG Specification) shall be relieved to the extent the Operator is unable to redeliver LNG within specification at the LNG Delivery Point as a result of the Lessee delivering Off-Specification Feed Gas at the Feed Gas Receipt Point.

11.7	Notification of Off-Specification LNG

(a)
If the Operator becomes aware that LNG to be delivered at the LNG Delivery Point is or is anticipated to be Off-Specification LNG for reasons other than the receipt of Off-Specification Feed Gas, the Operator shall promptly give notice to the Lessee setting out:

(i)	the failure or anticipated failure of the Off-Specification LNG to comply with the LNG Specification, including details of how the LNG does not or will not comply with the LNG Specification;

(ii)	the reasons for such failure (if then known);

(iii)	the Operator's good faith estimate of the likely duration and quantity of the ongoing delivery of Off-Specification LNG that will be delivered at the LNG Delivery Point; and

(iv)	such other information as reasonably requested by the Lessee.

(b)
If the Lessee becomes aware that LNG received at the LNG Delivery Point is Off-Specification LNG for reasons other than the receipt of Off-Specification Feed Gas, the Lessee shall promptly give notice to the Operator of such Off-Specification LNG, including details of how the LNG does not comply with the LNG Specification.

(c)
Upon receipt of notice from the Operator in accordance with Clause 11.7(a) (Notification of Off-Specification LNG) or upon becoming aware that LNG received at the LNG Delivery Point is Off-Specification LNG for reasons other than the receipt of Off-Specification Feed Gas:

(i)
the Lessee shall request that the Lessee Group accepts, or request that the LNG Buyer accepts, the Off-Specification LNG, provided that the Lessee Group shall be entitled to refuse to accept the Off-Specification LNG if:

(A)	the LNG Buyer has refused to accept the LNG; or

(B)
the Lessee, acting reasonably, considers that the incremental costs, losses, damages, liabilities and expenses that will be suffered or incurred by the Lessee Group in accepting and disposing of the Off-Specification LNG will exceed an [*****];

(ii)	if the Lessee Group or the LNG Buyer accepts the Off-Specification LNG, the Lessee shall promptly give notice to the Operator setting out:

(A)	whether the LNG has been accepted by the LNG Buyer or by a member of the Lessee Group;

(B)	its good faith estimate of the incremental costs, losses, damages, liabilities and expenses that will be suffered or incurred:

(1)	if the Off-Specification LNG has been accepted by the LNG Buyer, by the Lessee Group in connection with the delivery of Off-Specification LNG to the LNG Buyer in accordance with the LNG SPA; and

(2)	if the Off-Specification LNG has been accepted by a member of the Lessee Group, in accepting and disposing of the Off-Specification LNG, if any and without prejudice to Clause 11.9 (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas).

11.8	Off-Specification LNG from Off-Specification Feed Gas
If Off-Specification LNG is produced as a result of the receipt of Off-Specification Feed Gas, the Lessee must arrange for the Off-Specification LNG to be taken or disposed of at the earliest opportunity so as to minimise the disruption to the next Cargo or the amount of storage available for LNG.

11.9	Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas

(a)
This Clause 11.9 (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas) shall only apply if Off-Specification LNG is delivered and the cause of such Off-Specification LNG was not receipt of Off-Specification Feed Gas.

(b)
If, prior to delivery of the Off-Specification LNG, the Lessee provides notice to the Operator that the LNG Buyer will accept the Off-Specification LNG in accordance with Clause 11.7(c) (Notification of Off-Specification LNG):

(i)	the Owner shall be liable for:

(A)
all reasonable and actual incremental costs, losses, damages, liabilities and expenses suffered or incurred by the Lessee Group under the LNG SPA as a result of the LNG being Off-Specification LNG, provided that such amounts shall not exceed an amount equal to [*****]; and

(B)
if a member of the Lessee Group has sold the Off-Specification LNG as a Reasonable and Prudent Operator at a discounted price compared to the contract price that applies under the applicable LNG SPA for LNG that meets the LNG Specification, an amount equal to the difference between:

(1)	the value of the Cargo under the applicable LNG SPA had such LNG met the LNG Specification; and

(2)	the FOB price actually received by that member of the Lessee Group in relation to the relevant Cargo (which may be zero (0) or negative), in which case the Lessee shall invoice the Owner (as a once off payment) and the Owner shall pay to the Lessee such amount in accordance with Clause 14 (Invoicing); and

(ii)
Clause 13.10 (LNG Delivery Performance) shall apply as if the Off-Specification LNG were LNG that meets the LNG Specification to the extent that the Operator fails to deliver a Cargo of Off-Specification LNG to an LNG Carrier within the permitted period set out in the relevant Confirmed Delivery Schedule.

(c)
If, prior to delivery of the Off-Specification LNG, the Lessee provides notice to the Operator that a member of the Lessee Group will accept and dispose of the Off-Specification LNG in accordance with Clause 11.7(c) (Notification of Off-Specification LNG):

(i)
the Parties shall discuss the compensation nominated by the Lessee that is to be paid by the Owner to the Lessee for all reasonable and actual costs, losses, damages, liabilities and expenses suffered or incurred by the Lessee Group as a direct result of the acceptance and disposal of the Off-Specification LNG (including under the LNG SPA), provided that if the amount nominated by the Lessee pursuant to this Clause 11.9(c)(i) (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas) is:

(A)
less than or equal to [*****] for disposal by such Lessee Group member, then the Owner shall agree to such compensation nominated by the Lessee pursuant to Clause 11.9(c)(i) (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas), in which case the Lessee shall invoice the Owner (as a once off payment) and the Owner shall pay to the Lessee such amount in accordance with Clause 14 (Invoicing); or

(B)	greater than [*****] for disposal by such Lessee Group member, then the Operator shall (at its discretion) either notify the Lessee that the Owner will:

(1)	dispose of, or procure the disposal of, the Off-Specification LNG in accordance with Clause 11.9(d) (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas); or

(2)
pay compensation to the Lessee in connection with the disposal of such Off-Specification LNG for the amount nominated by the Lessee pursuant to Clause 11.9(c)(i) (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas) as a lump sum payment, in which case the Lessee shall invoice the Owner (as a once off payment) and the Owner shall pay to the Lessee such amount in accordance with Clause 14 (Invoicing); and

(ii)
if the Owner agrees to pay the compensation nominated by the Lessee pursuant to Clauses 11.9(c)(i)(A) or 11.9(c)(i)(B)(2) (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas), then Clause 13.10 (LNG Delivery Performance) shall apply as if the Off-Specification LNG were LNG that meets the LNG Specification to the extent that the Owner fails to deliver a Cargo of Off-Specification LNG to an LNG Carrier within the permitted period set out in the relevant Confirmed Delivery Schedule.

(d)
If, prior to the delivery of the Off-Specification LNG, the Lessee provides notice to the Operator that the LNG Buyer will not take the Off-Specification LNG under its LNG SPA and that the Lessee Group will not dispose of the Off-Specification LNG (including where the Owner has not agreed to the compensation nominated by the Lessee under Clause 11.9(c)(i) (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas)):

(i)
the Owner must dispose of, or procure the disposal of, the Off-Specification LNG as soon as reasonably practicable and, in doing so, shall seek to minimise any disruption to the next Cargo or the amount of LNG storage available and if the Owner is to dispose of such Off‑Specification LNG, the Owner shall give notice to the Lessee of how it will dispose of such Off-Specification LNG, and the Lessee shall use reasonable endeavours to procure that the Co-venturers take such steps as may be reasonably necessary to enable the Owner to comply with its obligations under this Clause 11.9(d)(i) (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas);

(ii)	the quantity of such Off-Specification LNG shall be deemed to have not been produced and offloaded from the FLNG Facility for the purposes of Clause 13.8 (Availability and Capacity Performance); and

(iii)	Clause 13.10 (LNG Delivery Performance) shall apply.

(e)	If Off-Specification LNG is delivered to an LNG Buyer without notice (or the amount of Off-Specification LNG delivered to an LNG Buyer exceeds the amount in relation to which notice was provided):

(i)	if the LNG Buyer confirms it will accept the Off-Specification LNG that has been delivered:

(A)	the Owner shall be liable for:

(1)
all reasonable and actual incremental costs, losses, damages, liabilities and expenses suffered or incurred by the Lessee Group under the LNG SPA as a result of the LNG being Off-Specification LNG; and

(2)
if a member of the Lessee Group has sold the Off-Specification LNG acting as a Reasonable and Prudent Operator at a discounted price compared to the contract price that applies under the applicable LNG SPA for LNG that meets the LNG Specification, an amount equal to the difference between:

(aa)	the value of the Cargo under the applicable LNG SPA had such LNG met the LNG Specification; and

(bb)	the FOB price actually received by such member of the Lessee Group in relation to the relevant Cargo (which may be zero or negative), in which case the Lessee shall invoice the Owner (as a once off payment) and the Owner shall pay to the Lessee such amount in accordance with Clause 14 (Invoicing); and

(B)
Clause 13.10 (LNG Delivery Performance) shall apply as if the Off-Specification LNG were LNG that meets the LNG Specification to the extent that the Owner fails to deliver a Cargo of Off-Specification LNG to the LNG Carrier within the permitted period set out in the Confirmed Delivery Schedule; or

(ii)
if the Lessee provides notice to the Operator that the LNG Buyer has rejected the Off-Specification LNG delivered to it under its LNG SPA, but that a member of the Lessee Group is prepared to dispose of the Off-Specification LNG:

(A)
the Parties shall discuss the compensation nominated by the Lessee that is to be paid by the Owner to the Lessee for all reasonable and actual costs, losses, damages, liabilities and expenses suffered or incurred by the Lessee Group as a direct result of the acceptance and disposal of the Off-Specification LNG (including under the LNG SPA), and if the amount nominated by the Lessee pursuant to this Clause 11.9(e)(ii)(A)(Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas) is:

(1)
less than or equal to [*****], then the Owner shall agree to such compensation nominated by the Lessee pursuant to Clause 11.9(e)(ii)(A) (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas), in which case the Lessee shall invoice the Owner (as a once off payment) and the Owner shall pay to the Lessee such amount in accordance with Clause 14 (Invoicing); or

(2)	greater than [*****], then the Operator shall (at its discretion) either notify the Lessee that the Owner will:

(aa)	dispose of, or procure the disposal of, the Off-Specification LNG in accordance with Clause 11.9(e)(iii) (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas); or

(bb)
pay compensation to the Lessee in connection with the disposal of such Off-Specification LNG for the amount nominated by the Lessee pursuant to Clause 11.9(e)(ii)(A) (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas) as a lump sum payment, in which case the Lessee shall invoice the Owner (as a once off payment) and the Owner shall pay to the Lessee such amount in accordance with Clause 14 (Invoicing); and

(B)
if the Owner agrees to pay the compensation nominated by the Lessee pursuant to Clauses 11.9(e)(ii)(A)(1) or 11.9(e)(ii)(A)(2)(bb) (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas), then Clause 13.10 (LNG Delivery Performance) shall apply as if the Off-Specification LNG were LNG that meets the LNG Specification to the extent that the Operator fails to deliver a Cargo of Off-Specification LNG to an LNG Carrier within the permitted period set out in the relevant Confirmed Delivery Schedule; or

(iii)
if the Lessee provides notice to the Operator that the LNG Buyer has rejected the Off-Specification LNG delivered to it under its LNG SPA and the Lessee is not prepared to dispose of the Off-Specification LNG (including where the Owner has not agreed to the compensation nominated by the Lessee under Clause 11.9(e)(ii)(A) (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas)):

(A)
the Owner must dispose of, or procure the disposal of, the Off-Specification LNG as soon as reasonably practicable and, in doing so, shall seek to minimise any disruption to the next Cargo or the amount of LNG storage available, and the Lessee shall use reasonable endeavours to procure that the Co-venturers take such steps as may be reasonably necessary to enable the Owner to comply with its obligations under this Clause 11.9(e)(iii)(A) (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas);

(B)	the quantity of such Off-Specification LNG shall be deemed to have not been produced and offloaded from the FLNG Facility for the purposes of Clause 13.8 (Availability and Capacity Performance);

(C)	Clause 13.10 (LNG Delivery Performance) shall apply as if the quantity of Off-Specification LNG were not produced and offloaded from the FLNG Facility; and

(D)
the Owner shall be liable for all reasonable and actual costs, losses, damages, liabilities and expenses suffered or incurred by the Lessee Group under the LNG SPA as a result of the LNG being Off-Specification LNG, in which case the Lessee shall invoice the Owner (as a once off payment) and the Owner shall pay to the Lessee such amount in accordance with Clause 14 (Invoicing).

(f)	The Parties agree that:

(i)	the rights of recovery under this Clause 11.9 (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas); and

(ii)	any reduction in the Normal Dayrate or Adjusted Dayrate (as applicable) in accordance with Clause 13.10 (LNG Delivery Performance), shall be, subject to Clause 23.2 (Termination by the Lessee), the sole and exclusive remedies of the Lessee in relation to the delivery of Off-Specification LNG.

11.10	Prolonged Off-Specification LNG
If the Operator gives notice to the Lessee that the specification of LNG is expected to remain in non-conformity with the LNG Specification for a material period of time, and Off-Specification Feed Gas is not the basis of the expectation of Off-Specification LNG, then:

(a)
the Operator and the Lessee shall meet as soon as is reasonably practicable to discuss any remedial measures at the Owner's cost, risk and expense that could be implemented in order to address the delivery of Off-Specification LNG and the costs for such measures; and

(b)	either Party shall be entitled to request a Variation pursuant to Clause 6 (Variations) to address the non-conformity with the LNG Specification at the Owner's cost.

12.	PERFORMANCE STANDARDS

12.1	Performance Standards
The Owner and the Operator shall perform their respective obligations under this Agreement so as to achieve the following Performance Standards:

(a)
the FLNG Facility shall be available and have the capacity to accept Feed Gas, produce LNG and deliver LNG in accordance with Schedule 1 (Basis of Design) in order to achieve the Base Capacity or Pre-Appraisal Base Capacity (as applicable) ("Availability and Capacity Performance Standard");

(b)	the amount of Retainage shall be equal to or less than the Feed Gas Usage Allowance ("Feed Gas Usage Performance Standard");

(c)	subject to receiving Feed Gas that meets the Feed Gas Specification, the LNG produced by the FLNG Facility shall comply with the LNG Specification ("LNG Specification Performance Standard");

(d)
the delivery of LNG by the Operator at the LNG Delivery Point shall enable the Lessee to load LNG onto LNG Carriers in accordance with Schedule 1 (Basis of Design) to enable the Lessee to comply with the Confirmed Delivery Schedule ("LNG Delivery Performance Standard");

(e)
the emissions from the FLNG Facility shall comply with Schedule 1 (Basis of Design) as reasonably adjusted to recognise the continued optimisation of the FLNG Facility from the Commercial Operations Date until the date the Acceptance Appraisals are passed in accordance with Clause 7.14 (Acceptance Appraisals) ("Emissions Performance Standard"); and

(f)	the HSSE performance of the FLNG Facility, and of the Operator in performing the Operating Services, shall comply with Schedule 8 (HSSE Requirements) ("HSSE Performance Standard"),
(together, the "Performance Standards").

12.2	Failure to achieve Performance Standards
If either the Owner or the Operator fails to achieve one of more of the Performance Standards, then the remedies as set out in Clause 13 (Dayrate) and, in respect of the Feed Gas Usage Performance Standard, Schedule 7 (Feed Gas Usage Allowance), shall apply. Any failure by the Owner or the Operator to achieve one of more of the Performance Standards in the past shall not in any way relieve the Owner or the Operator from its obligation to achieve the Performance Standards in the future and the Owner or the Operator (as applicable) shall be obliged to remedy any defects in the FLNG Facility, the Work (including any defects arising from or in connection with the PA Work) and/or the Operating Services at its sole risk and cost in order to achieve the Performance Standards in the future.

12.3	Relationship between Owner and Operator
Any failure by the Owner or the Operator to achieve any of the Performance Standards shall be deemed to be a failure of both the Owner and the Operator to achieve the Performance Standards under this Agreement, regardless of which of the Owner or the Operator caused the actual failure.

12.4	Relief from obligation to achieve Performance Standards
Each of the Owner and the Operator shall be relieved of its respective obligation to achieve each Performance Standard to the extent that it is unable to achieve the Performance Standards as a result of:

(a)
any act or omission of any member of the Lessee Group (other than in the exercise of a right or obligation under this Agreement), any member of any Other Contractor Group or any LNG Buyer that prevents the Owner or the Operator from achieving such Performance Standard; or

(b)	the delivery by the Lessee of Off-Specification Feed Gas.

12.5	Adjustment of Base Capacity

(a)
The Base Capacity shall be adjusted in accordance with this Clause 12.5 (Adjustment of Base Capacity) to compensate for the differences between the actual annual average ambient conditions as measured at the location of the LNG Hub Facilities and the reference ambient conditions set out in Table 2 (Nameplate Capacity conditions) of Schedule 3 (Acceptance Tests and Acceptance Appraisals) using the Black & Veatch process model using (to the extent practicable) the same computer simulation software, methodology and principles used for the original FLNG Facility design, on:

(i)	the Commercial Operations Date (the "First Base Capacity Adjustment"); and

(ii)	every three (3) years thereafter (a "Subsequent Base Capacity Adjustment"), to reflect the annual average ambient conditions at the LNG Hub Facilities for the full three (3) calendar years immediately preceding the relevant Base Capacity Adjustment date.

(b)	The Operator and the Lessee shall agree the applicable Base Capacity Adjustment no later than sixty (60) Days prior to the date of the relevant Base Capacity Adjustment.

(c)
If the Operator and the Lessee fail to agree the applicable Base Capacity Adjustment pursuant to Clause 12.5(b) (Adjustment of Base Capacity), then the matter shall be resolved in accordance with Clause 24.4 (Expert Determination).

(d)
For the purpose of calculating the Base Capacity Adjustment, the Lessee shall collect, and continue to collect, adequate and relevant ambient condition data at the LNG Hub Facilities appropriately from the date of this Agreement.

(e)
Any dispute as to whether the results of the Black & Veatch process model properly reflects the technical compensation required for the differences in the ambient conditions shall be a Technical Dispute capable of resolution under Clause 24.3(b) (Senior Management).

13.	DAYRATE

13.1	Elements of the Dayrate

(a)	The Dayrate will comprise:

(i)	a capital element (the "CE"); and

(ii)	an operating element (the "OE").

(b)	The CE shall be equal to the Nominal Set Rate or Adjusted Nominal Set Rate (as applicable) as adjusted in accordance with this Clause 13 (Dayrate) [*****].

(c)	The OE shall:

(i)
compensate the actual reasonable and documented operating costs and expenses incurred by the Operator in performing the Operating Services in accordance with the then applicable Work Programme and Budget, and be expressed as the fraction of such costs and expenses in the then applicable Work Programme and Budget evenly allocated to each Day of the Contract Year; provided that any amounts paid or to be paid by the Operator to the Lessee as a result of any Claim by the Lessee against the Operator under or in connection with this Agreement (including pursuant to Clause 11 (Gas Specification and LNG Specification)) shall not be included in the OE;

(ii)	be payable to the Operator by the Lessee for each Day during the Lease Period unless the Owner is required to pay the OE pursuant to:

(A)	Clause 3.4(b) (Operator's General Obligations); or

(B)	Clause 13.11 (Emissions and HSSE Performance); and

(iii)	be subject to a reduction in accordance with Clause 13.1(d) (Elements of the Dayrate).

(d)
During an FM Event, the Operator shall use reasonable endeavours to reduce its operating costs and, if the Operator is able to reduce its operating costs, it shall notify the Lessee of the amount by which its operating costs have been reduced and the reduced OE that is to be payable by the Lessee during the continuation of the FM Event.

(e)	Except as is agreed or determined in accordance with Clause 6 (Variations), the Nominal Set Rate and Adjusted Nominal Set Rate shall not otherwise be subject to escalation during the Lease Period.

13.2	Obligation to pay Dayrate
For each Day during the Lease Period, the Lessee shall pay:

(a)	the CE to the Owner, as calculated in accordance with this Clause 13 (Dayrate); and

(b)
the OE to the Operator, as set out in the applicable Work Programme and Budget or as notified by the Operator to the Lessee in accordance with Clause 13.1(d) (Elements of the Dayrate), unless the Lessee is not liable to pay such amount in accordance with Clauses 3.4(b) (Operator's General Obligations) or 13.11 (Emissions and HSSE Performance).

13.3	Normal Dayrate
The "Normal Dayrate" shall apply for each Day during the Lease Period unless adjusted in accordance with this Clause 13 (Dayrate) and shall be an amount equal to the sum of:

(a)	one hundred percent (100%) of the CE; and

(b)	one hundred percent (100%) of the OE.

13.4	Adjusted Dayrate

(a)	The "Adjusted Dayrate" shall be an amount equal to the sum of:

(i)	the CE, as adjusted on an aggregated basis in accordance with Clauses 13.8 (Availability and Capacity Performance), 13.9 (Feed Gas Usage Performance) and 13.10 (LNG Delivery Performance); and

(ii)	one hundred percent (100%) of the OE, unless the Lessee is not liable to pay such amount in accordance with Clauses 3.4(b) (Operator's General Obligations) or 13.11 (Emissions and HSSE Performance).

(b)	The Adjusted Dayrate shall apply if:

(i)	the CE is required to be adjusted in accordance with Clauses 13.8 (Availability and Capacity Performance), 13.9 (Feed Gas Usage Performance) or 13.10 (LNG Delivery Performance); and/or

(ii)	the OE is required to be adjusted in accordance with Clauses 3.4(b) (Operator's General Obligations) or 13.11 (Emissions and HSSE Performance).

(c)
Notwithstanding any other provision of this Agreement, the adjustments pursuant to Clauses 13.8 (Availability and Capacity Performance) and 13.10 (LNG Delivery Performance) shall never reduce the CE component of the Adjusted Dayrate for a Billing Period to less than USD zero ($0).

13.5	Zero Capital Dayrate

(a)	The "Zero Capital Dayrate" shall be an amount equal to the sum of:

(i)	the CE reduced to USD zero ($0) per Day; and

(ii)
one hundred percent (100%) of the OE, unless the Lessee is not liable to pay such amount in accordance with Clauses 3.4(b) (Operator's General Obligations) or Clause 13.11 (Emissions and HSSE Performance).

(b)	The Zero Capital Dayrate shall apply:

(i)
if circumstances exist such that Lessee would be entitled to terminate this Agreement pursuant to Clauses 23.2(a), 23.2(b), 23.2(c), 23.2(d) (Termination by the Lessee) or Clauses 23.3(e)(i), 23.3(e)(ii) or 23.3(e)(iii) (Termination for Owner or Operator Default), for each Day on and from the date such termination right could have been exercised until the date the breach is remedied in full; or

(ii)
if the Capacity Available is less than or equal to [*****] of the Base Capacity or Pre-Appraisal Base Capacity (as applicable) on average for [*****] for reasons other than the occurrence of an FM Event or as a result of Scheduled Maintenance, on and from the Day such threshold is first reached until the Capacity Available is equal to or greater than seventy-five percent (75%) of the Base Capacity or Pre-Appraisal Base Capacity (as applicable) for a subsequent rolling period of thirty (30) Days.

13.6	FM Event Dayrate

(a)	The "FM Event Dayrate" shall be an amount equal to the sum of:

(i)	[*****] of the Nominal Set Rate or Adjusted Nominal Set Rate (as applicable); and

(ii)
one hundred percent (100%) of the OE, subject to reduction in accordance with Clause 13.1(d) (Elements of the Dayrate). If immediately prior to the commencement of the FM Event the Lessee was not liable to pay such amount in accordance with Clause 3.4(b) (Operator's General Obligations) or Clause 13.11 (Emissions and HSSE Performance), the provisions of Clauses 3.4(b) (Operator's General Obligations) or 13.11 (Emissions and HSSE Performance) (as applicable) shall continue to apply until such time as the deficiency is remedied in accordance with Clauses 3.4(b) (Operator's General Obligations) or 13.11 (Emissions and HSSE Performance) (as applicable).

(b)	The FM Event Dayrate shall apply if Clause 15.2 (Force Majeure) applies.

13.7	Mobilisation and Demobilisation
No additional payments will be made by the Lessee for mobilisation or demobilisation of the FLNG Facility other than:

(a)	as included in the dayrate payable under Clause 7.12(d) (Commissioning Period); and

(b)	where the FLNG Facility is sublet or relocated under Clause 4.3(b) (Sub-letting the FLNG Facility), provided such costs are included in the agreed Work Programme and Budget.

13.8	Availability and Capacity Performance

(a)	The extent to which the Availability and Capacity Performance Standard has been achieved on any given Day shall be determined by reference to:

(i)	the Capacity Available for the Day (expressed in MTPA/Day);

(ii)	the amount of the LNG Production for the Day (expressed in MTPA/Day); and

(iii)	the Base Capacity or Pre-Appraisal Base Capacity (as applicable), in accordance with this Clause 13.8 (Availability and Capacity Performance).

(b)	The "Capacity Available" shall be an amount equal to the LNG Production (expressed in MTPA/Day), if:

(i)	the LNG Production for a Day is equal to or greater than the Base Capacity or Pre-Appraisal Base Capacity (as applicable); or

(ii)
the LNG Production for a Day is less than the Base Capacity or Pre-Appraisal Base Capacity (as applicable) as a result of the Owner's or the Operator's failure to take delivery of Feed Gas at the Feed Gas Receipt Point and/or failure to produce and store LNG, and there shall be an adjustment to the CE in accordance with Clauses 13.8(d)(i) and 13.8(d)(ii) (Availability and Capacity Performance).

(c)	If the LNG Production for a Day is less than the Base Capacity or Pre-Appraisal Base Capacity (as applicable) as a result of:

(i)	the Lessee's failure to deliver sufficient Feed Gas that meets the Feed Gas Specification to the Feed Gas Receipt Point;

(ii)	an LNG Buyer Failure; or

(iii)	a Suspension for Convenience during the Lease Period in accordance with Clause 23.1(b) (Suspension by Lessee), there shall be an adjustment to the CE in accordance with Clause 13.8(d)(iii) (Availability and Capacity Performance) and the "Capacity Available" shall be deemed to reflect Clause 13.8(d)(iii) (Availability and Capacity Performance).

(d)	The CE shall be adjusted as follows:

(i)
When Clause 13.8(b) (Availability and Capacity Performance) applies, if the Capacity Available for a Day is equal to or greater than the Base Capacity or Pre-Appraisal Base Capacity (as applicable), and the LNG Production for the Day is equal to or greater than the Base Capacity or Pre-Appraisal Base Capacity (as applicable), the CE to reflect the achievement of the Availability and Capacity Performance Standard for such Day shall be an amount determined as follows:

Where:

NSR	is the Nominal Set Rate or Adjusted Nominal Set Rate (as applicable);
CE    is the applicable rate of CE;

LP	is the amount of the LNG Production for the Day (expressed in MTPA/Day); and

BC	is the Base Capacity or Pre-Appraisal Base Capacity (as applicable) of the FLNG Facility for the Day (expressed in MTPA/Day).

(ii)
When Clause 13.8(b) (Availability and Capacity Performance) applies, subject to Clause 13.5 (Zero Capital Dayrate), if the Capacity Available for the Day is less than the Base Capacity or Pre-Appraisal Base Capacity (as applicable) as a result of the Owner's or the Operator's failure to take delivery of Feed Gas at the Feed Gas Receipt Point and/or failure to produce and store LNG, then the CE to reflect the achievement of the Availability and Capacity Performance Standard for such Day shall be an amount determined as follows:

Where:

NSR	is the Nominal Set Rate or Adjusted Nominal Set Rate (as applicable);
CE    is the applicable rate of CE;

LP	is the amount of the LNG Production for the Day (expressed in MTPA/Day); and

BC	is the Base Capacity or Pre-Appraisal Base Capacity (as applicable) of the FLNG Facility for the Day (expressed in MTPA/Day).

(iii)	When Clause 13.8(c) (Availability and Capacity Performance) applies, the CE to reflect the achievement of the Availability and Capacity Performance Standard for such Day shall be:

(A)
for each Day until such time as there have been three hundred sixty five (365) Days in which the Capacity Available was determined in accordance with Clauses 13.8(b)(i) or 13.8(b)(ii) (Availability and Capacity Performance), one hundred and five percent (105%) of the Nominal Set Rate or Adjusted Nominal Set Rate (as applicable); and

(B)	for each other Day during the Lease Period, an amount determined as follows:

Where:

NSR	is the Nominal Set Rate or Adjusted Nominal Set Rate (as applicable);
CE    is the applicable rate of CE;

CA
is the Capacity Available for the Day (expressed in MTPA/Day) calculated as the arithmetic average of the Capacity Available for each Day on which the Capacity Available was able to be determined in accordance with Clauses 13.8(b)(i) or 13.8(b)(ii) (Availability and Capacity Performance) during the three hundred sixty five (365) Days immediately prior to the relevant Day; and

BC	is the Base Capacity or Pre-Appraisal Base Capacity (as applicable) of the FLNG Facility for the Day (expressed in MTPA/Day).

(e)
There shall be a reconciliation of any overpayment or underpayment of the CE paid pursuant to Clause 13.8(d)(iii)(A) (Availability and Capacity Performance) relative to the amount of CE that would have been payable had Clause 13.8(d)(iii)(B) (Availability and Capacity Performance) applied with respect to LNG Production for the Day in question in accordance with Clause 13.8(c) (Availability and Capacity Performance) once there have been three hundred sixty five (365) Days in which the Capacity Available was determined in accordance with Clauses 13.8(b)(i) or 13.8(b)(ii) (Availability and Capacity Performance), following which the Owner or Lessee (as applicable) shall invoice the other (as a once off payment) and the Owner or Lessee (as applicable) shall pay to the other such reconciliation amount in accordance with Clause 14 (Invoicing).

(f)	For the purposes of this Clause 13.8 (Availability and Capacity Performance), any periods of maintenance of the FLNG Facility shall be included in determining the Capacity Available.

(g)	The Parties recognise that:

(i)
it may be appropriate to incorporate a suitable reconciliation process to be applied over a yet to be agreed LNG Production period to be applied to and reconcile day-to-day payments of CE with longer term actual project performance;

(ii)
such reconciliation process will seek to preserve the fundamental principles upon which CE is payable over the extended period taking into account the actual day-to-day performance and impacts of the day-to-day performance regime; and

(iii)	the principles to be adhered to over the longer production period (which may be for up to one (1) Contact Year) shall include:

(A)
CE payment above one hundred percent (100%) of the Availability and Capacity Performance Standard is made to the extent that LNG Production was over one hundred percent (100%) of the Base Capacity or Pre-Appraisal Base Capacity (as applicable);

(B)
where LNG Production is less than the Base Capacity as a result of any action or inaction of any member of the Lessee Group, the CE is determined by the FLNG Facility's Capacity Available (which shall not exceed one hundred percent (100%) of Base Capacity or Pre-Appraisal Base Capacity (as applicable));

(C)
where LNG Production is less than Base Capacity or Pre-Appraisal Base Capacity (as applicable) as a result of any action or inaction of any member of the Owner Group, the CE is determined by the level of LNG Production (which shall not exceed one hundred percent (100%) of Base Capacity or Pre-Appraisal Base Capacity (as applicable));

(D)	payments under Clause 13.10 (LNG Delivery Performance) shall not be recoverable under the reconciliation process; and

(E)	reprofiling of production within a Cargo production period shall not constitute use of capacity above Base Capacity or Pre-Appraisal Base Capacity (as applicable).

13.9	Feed Gas Usage Performance

(a)	The amount of Retainage shall exclude any additional amount of Feed Gas necessarily consumed or lost by the Operator to the extent caused by or attributable to:

(i)	an FM Event;

(ii)	any Feed Gas being Off-Specification Feed Gas; or

(iii)	any member of the Lessee Group.
The Operator shall use its reasonable endeavours to minimise the internal use and loss of Feed Gas in the FLNG Facility, including any amount lost due to the flaring of Feed Gas.

(b)	If the amount of Retainage exceeds the Excess Feed Gas Allowance, the CE shall be reduced in accordance with Clause 13.9(d) or Clause 13.9(e) (Feed Gas Usage Performance) (as applicable).

(c)	The extent to which the Feed Gas Usage Performance Standard has been achieved shall be determined in accordance with Schedule 7 (Feed Gas Usage Allowance).

(d)
For the first twelve (12) Billing Periods after the Commercial Operations Date, at the end of each such Billing Period if the aggregate amount of Retainage for the Billing Period exceeds the aggregate amount of the Excess Feed Gas Allowance for such Billing Period, the CE for each Day during the immediately following Billing Period shall be reduced by an amount in USD determined as follows:

Where:
A    means [*****];

B	means the amount (in mmBtu) by which the aggregate amount of Retainage for the Billing Period exceeds the aggregate amount of the Excess Feed Gas Allowance for such Billing Period; and

C	means the number of Days in the immediately following Billing Period.

(e)
For each Billing Period after the twelfth (12th) Billing Period ("BPm"), if the aggregate amount of Retainage for the twelve (12) Billing Periods immediately preceding BPm exceeds the aggregate amount of the Excess Feed Gas Allowance for such Billing Periods, the CE for each Day during the immediately following Billing Period shall be reduced by an amount in USD determined as follows:

Where:
A    means [*****];

B
means one twelfth of (1/12th) of the amount (in mmBtu) by which the aggregate amount of Retainage for the twelve (12) Billing Periods immediately preceding BPm exceeds the aggregate amount of the Excess Feed Gas Allowance for such Billing Periods; and

C	the number of Days in the Billing Period immediately following the BPm.

13.10	LNG Delivery Performance

(a)
If the Lessee is not able to complete loading a Cargo onto an LNG Carrier within the permitted period set out in the relevant Confirmed Delivery Schedule and the Lessee's failure has not been caused by:

(i)	the Lessee failing to perform its obligations under this Agreement to the Lessee's Required Standard;

(ii)	the Lessee's failure to provide sufficient Feed Gas or Feed Gas that meets the Feed Gas Specification; or

(iii)	an FM Event,
then, subject to Clauses 13.10(b) and 13.10(c) (LNG Delivery Performance), there shall be a reduction in the CE that is payable by the Lessee to the Owner in accordance with this Agreement in an amount equal to the aggregate of:

(iv)	the Demurrage Costs, calculated by reference to the Allowed Laytime in the relevant Confirmed Delivery Schedule; and

(v)	[*****] of the difference between:

(A)	the volume of LNG scheduled to be delivered to the LNG Carrier, as set out in the relevant Confirmed Delivery Schedule in respect of that Cargo; and

(B)	the volume of LNG actually delivered to the LNG Carrier in respect of that Cargo,
(such amount being the "LNG Shortfall Reduction") and the CE shall be reduced for each Day thereafter until an amount equal to the LNG Shortfall Reduction has been applied to reduce the CE that would have otherwise been payable by the Lessee to the Owner in accordance with this Agreement.

(b)	Any reduction in the CE for an LNG Shortfall Reduction pursuant to Clause 13.10(a) (LNG Delivery Performance) shall only apply:

(i)
if the Lessee procures that the Lessee Group uses reasonable endeavours to mitigate any LNG Shortfall Reduction (including by incurring more demurrage in order to minimise the difference between the amounts in Clauses 13.10(a)(v)(A) and 13.10(a)(v)(B) (LNG Delivery Performance)) (for the avoidance of doubt, any refusal by the LNG Buyer to accommodate the Lessee Group's requests shall not of itself be grounds for the Owner to consider that the Lessee Group has not used reasonable endeavours); and

(ii)
if the Lessee Group has suffered or incurred actual costs, losses, damages, liabilities and expenses under the LNG SPA as a result of the Lessee not being able to complete loading a Cargo onto an LNG Carrier within the permitted period set out in the relevant Confirmed Delivery Schedule.

(c)
The maximum amount of any reduction in the amount of Dayrate otherwise payable by the Lessee on account of Clause 13.10(a) (LNG Delivery Performance) shall, subject to Clause 13.4 (Adjusted Dayrate), not in any circumstances exceed:

(i)	in respect of each Cargo, [*****] in aggregate;

(ii)	during any given Contract Year, [*****] in aggregate; and

(iii)	during the Lease Period, [*****] in aggregate.

13.11	Emissions and HSSE Performance

(a)
If the provision of a part (or all) of the Operating Services is deficient relative to the Emissions Performance Standard or the HSSE Performance Standard (as applicable), and such deficiency is notified by the Lessee to the Operator, then:

(i)
the Operator shall remedy the deficiency to the Emissions Performance Standard or the HSSE Performance Standard (as applicable) as soon as practicable and in any event within thirty (30) Days of receiving notice (or such other period as reasonably agreed by the Parties); and

(ii)
if the Operator has not remedied the deficiency to the Emissions Performance Standard or the HSSE Performance Standard (as applicable) within thirty (30) Days of receiving notice (or such other period as reasonably agreed by the Parties), then the Owner shall pay the OE until such time as the deficiency is remedied (and the Lessee shall not be liable to pay the OE during any such period that the Owner is required to pay the OE).

(b)
The Owner shall be responsible for, and shall indemnify, Defend and hold the Lessee Group harmless from and against, any and all Taxes, fines, penalties and/or interest, assessed or levied by an appropriate Government Authority as a result of, and to the extent that, the FLNG Facility's failure to achieve required emissions standards under applicable Law:

(i)	gave rise to the incident that is the subject of the Tax, fine, penalty and/or interest; and

(ii)	was not caused by an act or omission of the Lessee Group, including the provision of Off-Specification Feed Gas by the Lessee.

14.	INVOICING

14.1	Dayrate Invoices

(a)	Within five (5) Business Days after the end of each Billing Period, the Owner and the Operator shall each submit to the Lessee an invoice setting out:

(i)	the amount to be paid by the Lessee to each of the Owner and the Operator in respect of the Billing Period for which the invoice is submitted; and

(ii)	the basis for the calculation of the amount to be paid by the Lessee to the Owner and the Operator in respect of the Billing Period for which the invoice is submitted, including:

(A)
for each Billing Period prior to the Commercial Operations Date, the amount determined in accordance with Clauses 7.9(e) (Target Connection Date), 7.12(d) and 7.12(f) (Commissioning Period), 7.17(a) (Bullet Payment) and 15.5(a) (Prolonged Project Delay FM); and

(B)
for each Billing Period after the Commercial Operations Date, the applicable Dayrates that were charged for each Day in such relevant Billing Period, including details of any adjustment to the applicable Dayrates that were charged pursuant to Clauses 3.4(b) (Operator's General Obligations), 7.14(f)(i) (Acceptance Appraisals), 13.8 (Availability and Capacity Performance), 13.9 (Feed Gas Usage Performance), 13.10 (LNG Delivery Performance) and/or 13.11 (Emissions and HSSE Performance),

together with sufficient supporting documentation to enable the Lessee to verify the amounts due.

(b)	Invoices prepared under Clause 14.1(a) (Dayrate Invoices) and Clause 14.4 (Other Amounts) shall be prepared in accordance with the Accounting Protocol.

14.2	Payment

(a)
Subject to this Clause 14.2(c) (Payment), Clause 14.3 (Incomplete Invoices), Clause 14.5 (Disputed Invoices), Clause 14.7(b) (Audit, Records and Financial Reporting), Clause 17.6(c) (Liens) and Clauses 22.2(b), 22.2(f) and 22.2(k) (General Taxes), each Party shall pay the full amount due to any other Party, without reduction or offset for exchange charges or bank transfer charges, as set out in each invoice issued by that other Party under Clause 14.1 (Dayrate Invoices) or Clause 14.4 (Other Amounts) within thirty (30) Days after the date of receipt of such invoice.

(b)	Payment shall be by wire transfer of immediately available funds in USD to an account of that Party with a bank designated by the relevant Party in writing (the "Nominated Account").

(c)
The Lessee shall have the right to offset monies owed to it by the Owner or the Operator under this Agreement that remain outstanding, following the expiry of any relevant payment periods in accordance with this Agreement, against payments due to the Owner or the Operator by the Lessee under this Agreement. The Owner or the Operator (as appropriate) shall remain liable to pay the Lessee in accordance with this Agreement any remaining sums outstanding (including any interest in accordance with Clause 14.6 (Payment Default) after such right of offset has been applied. Prior to exercising such right of offset, the Lessee shall provide the Owner or the Operator (as appropriate) reasonable supporting documentation in respect of such offset. If the liabilities to be offset are expressed in different currencies, the Lessee may convert either liability at a market rate of exchange for the purpose of offset.

14.3	Incomplete Invoices
Invoices shall only be considered valid for payment if prepared and submitted with sufficient supporting documentation in accordance with this Clause 14 (Invoicing). If an invoice issued pursuant to Clause 14.1 (Dayrate Invoices) or Clause 14.4 (Other Amounts) contains obvious errors in computations or is incomplete (including with respect to sufficient supporting documentation), the receiving Party shall endeavour to return such invoice to the issuing Party within fifteen (15) Days of receipt and the issuing Party shall issue an amended invoice. Payment of an amended invoice shall be made within thirty (30) Days after the date of receipt of such amended invoice. Where the receiving Party has not returned an invoice in accordance with this Clause 14.3 (Incomplete Invoices) the invoice shall be payable in accordance with Clause 14.2(a) (Payment).

14.4	Other Amounts

(a)	Within ten (10) Business Days after:

(i)
the end of a month in which Daily LDs or Standby Dayrate (as applicable) are payable, the Lessee and/or the Owner (as applicable) shall submit to the other an invoice setting out the amount of the Daily LDs or Standby Dayrate (as applicable) to be paid in respect of the month which has just completed and for which the invoice is submitted;

(ii)
the Bullet Payment becomes due pursuant to Clause 7.17(a) (Bullet Payment), the Owner shall submit to the Lessee an invoice setting out the amount of the Bullet Payment to be paid by the Lessee to the Owner;

(iii)
a lump sum amount is payable pursuant to Clauses 11.9(b)(i), 11.9(c)(i), 11.9(e)(i)(A), 11.9(e)(ii)(A) or 11.9(e)(iii)(D) (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas), the Lessee shall submit to the Owner an invoice setting out the amount of the lump sum payment to be paid by the Owner to the Lessee pursuant to Clauses 11.9(b)(i), 11.9(c)(i), 11.9(e)(i)(A), 11.9(e)(ii)(A) or 11.9(e)(iii)(D) (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas);

(iv)
a lump sum reconciliation amount is payable pursuant to Clause 13.8(e) (Availability and Capacity Performance), the Lessee and/or the Owner (as applicable) shall submit to the other an invoice setting out the reconciliation amount to be paid;

(v)
an amount is payable by the Lessee to the Owner and/or the Operator (as applicable) pursuant to Clause 11.4 (Off-Specification Feed Gas Consequences), the Owner and/or the Operator (as applicable) shall submit to the Lessee an invoice setting out the amount to be paid; or

(vi)
an amount is payable by the Lessee to the Owner pursuant to Clauses 9.5(l)(iv) and/or 9.5(l)(v) (Work Programme and Budget), the Owner shall submit to the Lessee an invoice setting out the amount to be paid.

(b)	Where a Bullet Reimbursement is payable pursuant to Clause 7.17 (Bullet Payment) and/or a Project Delay Payment Reimbursement is payable pursuant to Clause 15.5(c) (Prolonged Project Delay FM):

(i)
the Owner shall provide the Lessee with such information as is reasonably necessary to enable the Lessee to produce an invoice in accordance with Clause 14.4(b)(ii) (Other Amounts) by no later than five (5) Business Days after the end of a month in which a Bullet Reimbursement and/or Project Delay Payment Reimbursement is payable; and

(ii)
the Lessee shall submit an invoice to the Owner (within ten (10) Business Days after receipt of the information under Clause 14.4(b)(i) (Other Amounts)) setting out the amount of the Bullet Reimbursement and/or Project Delay Payment Reimbursement to be repaid to the Lessee.

(c)
If any other amounts are due from one Party to another Party, other than those amounts set out in an invoice issued pursuant to Clause 14.1 (Dayrate Invoices) or 14.4(a) (Other Amounts), then the Party to whom amounts are owed shall promptly, and in any event within ten (10) Business Days after the amount becomes due, issue an invoice setting out the amount to be paid by the other Party, together with sufficient supporting documentation.

14.5	Disputed Invoices

(a)	In the event of a good faith disagreement concerning any invoice, each Party (as applicable) shall:

(i)	make payment of the undisputed amount thereof (in accordance with Clauses 14.2 (Payment) and 14.3 (Incomplete Invoices));

(ii)
withhold payment of the disputed amount until such disagreement is resolved between the Parties or determined pursuant to Clause 24.5 (Arbitration), whereupon any amount that has been agreed or determined to be payable shall be paid by the paying Party within five (5) Business Days together with interest on that amount determined at a rate per annum equal to [*****] accruing on a daily basis from the date the relevant disputed amount fell due until the date of actual payment; and

(iii)	as soon as reasonably practicable and in any event on or before the due date for payment under Clause 14.2 (Payment), notify the issuing Party of the reasons for such disagreement.

(b)
Neither the presentation nor payment nor non-payment of an individual invoice shall constitute a settlement of a dispute, an accord, satisfaction, a remedy of account stated, or otherwise waive or affect the rights of the Parties. In particular, a Party may correct or modify any sum previously paid to another Party under this Agreement in any or all of the following circumstances:

(i)	any such sum was incorrect; or

(ii)	any such sum was not properly payable to the other Party.

14.6	Payment Default
Subject to Clauses 14.3 (Incomplete Invoices) and 14.5 (Disputed Invoices), if a Party fails to pay to any other Party any amount due under this Agreement when due, then in addition to the amount due but not paid, interest on the unpaid portion shall be payable by the non-paying Party to the relevant Party at the Default Rate accruing on a daily basis from the date such amount was due in accordance with Clauses 14.2 (Payment) and 14.4 (Other Amounts) to the date of actual payment in full of the overdue amount.

14.7	Audit, Records and Financial Reporting

(a)
At any time during the Term and for a period of [*****] thereafter the Lessee, the Co-venturers and the States and its and their duly authorised representatives will have access to and the right to audit any of the Owner's and the Operator's (and their respective Subcontractors') books, vouchers, receipts, correspondence, memoranda, and other records relating to the correctness of any rate, adjustment or any invoice presented by the Owner or the Operator to the Lessee for payment, including all fiscal export meter readings and any documentation relating to the accuracy of such meters, and any tank measurement, meter readings and related data in relation to the FLNG Facility. The Owner and the Operator will preserve all such records for a period of not less than [*****] and will, upon written request, make them available to the Lessee, the Co-venturers and the States. Each of the Owner and the Operator shall use reasonable endeavours to include in any contract with a Subcontractor an obligation to preserve all records relating to the performance of the Work and/or the Operating Services for a period of not less than [*****] and that such records shall, upon written request be made available to the Lessee, the Co-venturers and the States. Any audits by the Lessee, the Co-venturers and the States will be made during the Owner's or Operator's normal working hours (as applicable) and following not less than thirty (30) Days' notice.

(b)
The Lessee, the Co-venturers and the States will notify the Owner and/or the Operator of any matters arising in an audit which they believe may necessitate the making of an adjustment. Within a period of thirty (30) Days from such notification the Parties shall consult with each other with a view to agreeing whether or not any adjustment is required and, if so, the nature of the adjustment to be made. In the event that the Parties fail within a further period of thirty (30) Days to reach agreement as to whether or not any adjustment is required and, if so, the nature of the adjustment to be made, then the matter shall be resolved in accordance with Clause 24.4 (Expert Determination). Following the determination of the Expert, the Parties shall within a period of thirty (30) Days implement the Expert's findings by way of set off or other balancing payment.

(c)
At any time during the period of this Agreement, but not more than once each Contract Year, the Lessee, the Co-venturers and the States may at their cost, procure an audit of the Operator's compliance with the Operating Management System in accordance with section 1 of Schedule 14 (Operating Services), provided the audits will be made following not less than thirty (30) Days' notice. Any breach or deficiency found in the course of such audit shall be promptly notified to the Operator and rectified by the Operator at its sole cost. If any Party disputes a finding of breach or deficiency, or rejects an audit recommendation, then the Parties shall consult with each other within a period of thirty (30) Days from notification with a view to agreeing whether there has been a breach or deficiency or whether or not an audit recommendation should be accepted. In the event that the Parties fail within a further period of thirty (30) Days to reach agreement as to whether there has been a breach or deficiency or whether or not an audit recommendation should be accepted, then the matter shall be resolved in accordance with Clause 24.4 (Expert Determination). Following the determination of the Expert, the Parties shall within a period of thirty (30) Days implement the Expert's findings.

(d)
The Owner and the Operator shall throughout the Term and for a period of [*****] thereafter make available to the Lessee, the Co-venturers and the States on request, but not more often than once each Contract Year, the audited accounts in respect of the financial activities of the Owner and the Operator arising throughout the Term. Throughout the Term and for a period of [*****] thereafter the Owner and the Operator shall permit the inspection by the Lessee, the Co-venturers and the States of its annual return, register of members, directors, officers and charges at its registered office or a registered office of one of its Affiliates. Such inspection shall be made during normal working hours and following not less than thirty (30) Days' notice.

(e)
Any right to audit pursuant to this Clause 14.7(a) (Audit, Records and Financial Reporting) shall be exercised by the Lessee, the Co-venturers and the States no more than once each in a Contract Year and shall be conducted in such a manner so as to not unreasonably disrupt the Owner or Operator.

14.8	Nominated Account
On or before the date which is six (6) months after the Effective Date, each Party shall notify each other Party of its Nominated Account, including the jurisdiction where such bank account is held, account names, account numbers, sort code, IBAN and SWIFT identification (as relevant), and any payments due from a Party to another Party pursuant to this Agreement shall only be made to the relevant Nominated Account as notified pursuant to this Clause 14.8 (Nominated Account) and in accordance with Clause 14 (Invoicing).
15.    FORCE MAJEURE

15.1	Definition

(a)
"FM Event" means an event or circumstance (or series of connected events or circumstances) which is beyond the control of the Party affected and prevents or impedes the due performance of that Party's obligations under this Agreement:

(i)
but only if and to the extent that such circumstance, despite the exercise of reasonable diligence or adoption of reasonable precautions, acting as a Reasonable and Prudent Operator, cannot be prevented or overcome by such Party; and

(ii)	includes, provided the foregoing conditions are satisfied, any:

(A)
act of war (declared or not declared), invasion, act of foreign enemies, hostilities, civil war, insurrection of military or usurped power (whether war be declared or not), confiscation or expropriation on orders of any Government Authority (provided that in the case of any requisition, expropriation, confiscation, nationalisation and seizure of the FLNG Facility by each or any of the States, Clause 17.4 (Requisition of FLNG Facility) shall apply);

(B)	lapse of authorisation issued by Governmental Authority;

(C)
change of Law of either or both of the States that is enacted after the date of this Agreement, other than any change of Law that should have been in the reasonable contemplation of the Parties at the time of entering into this Agreement;

(D)
act of God, flood, earthquake, lightning or other natural physical disaster, hurricanes that in the Saffir-Simpson scale reach category 1 at the time of affecting the Upstream Facilities and/or the FLNG Facility, fire, explosion or navigational or maritime perils;

(E)
ionising radiations or contamination by radioactivity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel, radioactive toxic explosive or other hazardous properties of any explosive nuclear assembly or nuclear component thereof;

(F)
act of terrorism, riot, rebellion, revolution, sabotage or civil unrest (but not including any strike or slow down or obstructive or disruptive conduct or other labour disturbances restricted to any entity or entities within that Party's Group); or

(G)	sanctions or State imposed suspension of activities,
and the FM Event start date shall be the first (1st) Day of such event or circumstance (the "FM Event Start Date").

(b)	For the avoidance of doubt, FM Events shall not include any of the following occurrences:

(i)	breakdown or other failure of a Party's Group's equipment unless that failure was itself due to an FM Event;

(ii)	breakdown or other failure of any transportation used by any entity or entities within a Party's Group unless that failure was itself due to an FM Event;

(iii)	other commitments of a Party limiting its ability to perform its obligations under this Agreement;

(iv)
any failure by a subcontractor of any tier of a Party (including a Key Contractor and their subcontractors of any tier) to perform its obligations, unless that failure was itself due to an event of force majeure (and, for the avoidance of doubt an event of force majeure under a subcontract, any Conversion Contract and/or any construction contract for the Upstream Facilities shall not be deemed to be an FM Event under this Agreement if it does not meet substantially similar criteria for an FM Event);

(v)
any failure by an LNG Buyer (including any of its end customers of any tier) to perform its obligations, unless that failure was itself due to an event of force majeure (and, for the avoidance of doubt an event of force majeure under an LNG SPA or end customer agreement shall not be deemed to be an FM Event under this Agreement if it does not meet substantially similar criteria for an FM Event);

(vi)
rough sea and/or adverse weather conditions that are normal occurrences in the region and could reasonably have been expected (and, in respect of an assertion of the existence of an FM Event by the Owner or the Operator, rough sea and/or adverse weather conditions that were specified by the Lessee in Schedule 1 (Basis of Design));

(vii)	lack of finances, lack of funds or access to funds, or inability to borrow funds of a Party;

(viii)	lack of valid certificates, visas, permits, licences or any other documents of a Party resulting from a failure by the affected Party to comply with the requirements of this Agreement;

(ix)	shortage of labour or equipment, unless caused by events or circumstances that are themselves an FM Event; and

(x)	failure of the Unit Area to produce Natural Gas for any reason other than an FM Event.

15.2	Force Majeure

(a)	If, because of an FM Event (including an event of force majeure affecting any subcontractor of the affected Party or an LNG Buyer that meets substantially similar criteria for an FM Event):

(i)	the Owner is unable to undertake the Work or otherwise meet its obligations under this Agreement (other than any obligation to make payments);

(ii)	the Operator (or, if Clause 3.1(d) (Owner's General Obligations) applies, the Owner):

(A)	is unable to perform the Operating Services;

(B)	fails to achieve the Performance Standards; or

(C)	is otherwise unable to meet its obligations under this Agreement (other than any obligation to make payments); or

(iii)	the Lessee is unable to meet its obligations under this Agreement (other than any obligation to make payments), then, on and from the FM Event Start Date:

(A)
the Lessee shall excuse the Owner and/or Operator (as applicable) from its obligations to undertake the Work, perform the Operating Services and/or achieve the Performance Standards under this Agreement (other than any obligation to make payments), to the extent that the FM Event affects the performance of such obligations and the affected Party shall not be in breach of this Agreement in respect of such failure;

(B)
the Owner and Operator shall excuse the Lessee from its obligations under this Agreement (other than any obligation to make payments) to the extent that the FM Event impacts upon the performance of the Lessee's obligations under this Agreement and the Lessee shall not be in breach of this Agreement in respect of such failure;

(C)	if the FM Event affects one or more of the LNG Buyers, the Lessee shall use reasonable endeavours to procure that the Co-venturers make alternative arrangements for the affected LNG Cargo or Cargoes;

(D)	the Dayrate payable by the Lessee to the Owner and the Operator shall be the FM Event Dayrate; and

(E)
the Lessee may request an extension to the Lease Period in accordance with Clause 8.3 (Additional Term) for each Day during which the Owner, the Operator or the Lessee is unable to meet its obligations under this Agreement (other than any obligation to make payments) due to an FM Event.

(b)
If an FM Event or series of FM Events (whether connected or not) continues to affect the Owner, the Operator and/or the Lessee under Clauses 15.2(a)(i), 15.2(a)(ii) and/or 15.2(a)(iii) (Force Majeure) (as applicable) for at least:

(i)	[*****]; or

(ii)	[*****],
then the Lessee shall have the right to terminate this Agreement by not less than:

(iii)	[*****] in writing to the other Parties; or

(iv)	if Clause 15.2(f) (Force Majeure) applies, [*****] in writing to the other Parties.

(c)
A notice under Clause 15.2(b)(iii) (Force Majeure) may be given not more than [*****] prior to the anticipated occurrence of such milestone in Clause 15.2(b)(i) or 15.2(b)(ii) (Force Majeure) and such termination shall become effective, subject to 15.2(g) (Force Majeure), on:

(i)	the date the relevant milestone in Clause 15.2(b) (Force Majeure) that was the subject of the notice of termination given by the Lessee occurs; or

(ii)	if Clause 15.2(c)(i) (Force Majeure) occurs prior the date that is [*****] by the Lessee was given, the date that is [*****].

(d)
If the milestone in Clause 15.2(b)(i) (Force Majeure) that was the subject of the notice of termination given by the Lessee under Clause 15.2(c) (Force Majeure) does not occur [*****] of the Lessee giving such notice of termination, then the Lessee may by giving notice in writing to the other Parties revoke such notice of termination upon which it shall be revoked and invalid for the purposes of Clause 15.2(b)(iii) (Force Majeure) (without any liability due by the Lessee to the Owner and/or the Operator).

(e)
If the milestone in Clause 15.2(b)(ii) (Force Majeure) that was the subject of the notice of termination given by the Lessee under Clause 15.2(c) (Force Majeure) does not occur, then such notice of termination shall be deemed revoked and invalid for the purposes of termination under Clause 15.2(b) (Force Majeure) (without any liability due by the Lessee to the Owner and/or the Operator).

(f)
If the Lessee has not exercised its right to terminate this Agreement under Clause 15.2(b) (Force Majeure) within [*****] of a milestone in Clause 15.2(b) (Force Majeure) occurring, any future exercise of the Lessee's right to terminate this Agreement under Clause 15.2(b) (Force Majeure) shall require at least [*****] notice in writing to the other Parties in accordance with Clause 15.2(b)(iv) (Force Majeure).

(g)
On or before the date of the termination of this Agreement in accordance with Clauses 15.2(b) or 15.2(c) (Force Majeure), the Lessee shall pay to the Owner a termination payment of an amount equal to the Lessee Credit Support Amount, less any FM Event Dayrate already paid or payable by the Lessee (or paid by a Lessee Credit Support provider) and any Project Delay Payment that has not been reimbursed to the Lessee pursuant to Clause 15.5 (Prolonged Project Delay FM) under this Agreement, and such termination payment is agreed by the Parties to be a genuine pre-estimate of the losses which may be sustained by the Owner and the Operator (as applicable) and is within proportion to the legitimate interests of the Owner and the Operator having regard to the nature of the obligations of each Party under this Agreement and is not a penalty.

(h)
If this Agreement is terminated in accordance with Clauses 15.2(b) or 15.2(c) (Force Majeure), the Parties shall have no further liability to each other, other than with respect to the Surviving Obligations and any rights and obligations that have accrued prior to termination.

15.3	Notification of FM

(a)	Not later than five (5) Days after becoming aware of the occurrence of an FM Event, the affected Party shall provide the other Parties with a written notice setting out:

(i)	a description of the FM Event;

(ii)	the obligations of that Party under this Agreement which are impacted by the FM Event;

(iii)	an estimate of the expected duration of the FM Event; and

(iv)	the steps that the affected Party is taking or intends to take to prevent, mitigate, rectify, and/or overcome the effects of the FM Event.

(b)
During the continuation of the FM Event, the affected Party shall provide regular written reports no less frequently than every ten (10) Days (except where otherwise agreed) updating the information required by Clause 15.3(a) (Notification of FM) and providing any other information that the other Parties may reasonably request.

(c)
The affected Party's timely provision of the notice required by Clause 15.3(a) (Notification of FM) is a condition precedent to any relief afforded or to be afforded to the affected Party in respect of an FM Event. For the purposes of determining whether a Party has provided a notice delivered in accordance with, and at the time required by, Clause 15.3(a) (Notification of FM), the other Parties shall not challenge the sufficiency of such notice to the extent that the information included in that notice (in accordance with Clause 15.3(a) (Notification of FM)) is incomplete at the time such notice is issued by the affected Party. If the affected Party provides notice within five (5) Days after becoming aware of the occurrence of an FM Event, it shall be entitled to the reliefs pursuant to this Clause 15 (Force Majeure) in respect of the FM Event from the FM Event Start Date. If the affected Party does not provide notice within such five (5) Day period then it shall be entitled to the reliefs pursuant to this Clause 15 (Force Majeure) in respect of the FM Event from the time it actually gives such notice.

15.4	Consequences of FM
If an FM Event occurs that is covered under the terms of the war risks insurance of the FLNG Facility, the Owner shall have liberty to comply with any directions or recommendations properly given by a Governmental Authority having jurisdiction to do so and with which the Owner must comply under the terms of the war risks insurance on the FLNG Facility.

15.5	Prolonged Project Delay FM

(a)
If a Project Delay Event or series of Project Delay Events (whether connected or not) extends the Anticipated Commercial Operations Date by a [*****] from the Scheduled Commercial Operations Date (such [*****] being the "Project Delay Start Date"), then the Lessee shall pay the Owner an amount equal to [*****] of the Nominal Set Rate or Adjusted Nominal Set Rate (as applicable) for each Day from the Project Delay Start Date until the Commissioning Start Date (the "Project Delay Payment").

(b)	For the purposes of Clause 15.5(a) (Prolonged Project Delay FM), "Project Delay Event" means:

(i)
an FM Event (including an event of force majeure affecting any subcontractor of the affected Party or any LNG Buyer that meets substantially the similar criteria for an FM Event) affecting the Lessee's ability to meet its obligations under this Agreement (other than any obligation to make payments);

(ii)
on and from [*****] until the later of the date the FLNG Facility is ready to enter the Lessee's Operating Boundary and the date the Owner provides a Hold-point Confirmation in respect of the Hold-point at paragraph (b) of the definition of "Hold-point", a Political FM Event affecting the Owner's ability to undertake the Work or otherwise meet its obligations under this Agreement (other than any obligation to make payments); and

(iii)
on and from the later of the date the FLNG Facility is ready to enter the Lessee's Operating Boundary and the date the Owner provides a Hold-point Confirmation in respect of the Hold-point at paragraph (b) of the definition of "Hold-point", an FM Event (including an event of force majeure affecting any subcontractor of the affected Party or any LNG Buyer that meets substantially the similar criteria for an FM Event) affecting the Owner's ability to undertake the Work or otherwise meet its obligations under this Agreement (other than any obligation to make payments).

(c)
If the Owner has received the Project Delay Payment pursuant to Clause 15.5(a) (Prolonged Project Delay FM), then on each of the first (1st) Commercial Operations Date Anniversary, the second (2nd) Commercial Operations Date Anniversary and the third (3rd) Commercial Operations Date Anniversary (each a "Project Delay Reimbursement Date"), the Owner shall reimburse the Lessee on each Project Delay Reimbursement Date, an amount equal to the lower of:

(i)	the balance of the Production Bank (taking into account the reimbursement priority principle set out in Clause 7.17(d) (Bullet Payment)); and

(ii)	the aggregate amount of the Project Delay Payment not yet reimbursed pursuant to this Clause 15.5(c) (Prolonged Project Delay FM), up to and including [*****] (the "Project Delay Payment Reimbursement") in which case the Lessee shall invoice the Owner (as a once off payment) and the Owner shall pay to the Lessee the Project Delay Payment Reimbursement in accordance with Clause 14 (Invoicing).

(d)
On and from the fourth (4th) Commercial Operations Date Anniversary, if any Project Delay Payment has not been reimbursed to the Lessee pursuant to Clause 15.5(c) (Prolonged Project Delay FM) (such amount being the "Retained Project Delay Amount"), then:

(i)	for the purposes of Clause 8.3(a)(iv) (Additional Term), there shall be deemed to be a Project Delay Event for a number of Days equal to:

(A)	the sum of:

(1)	the Retained Project Delay Amount; divided by

(2)	the Nominal Set Rate or Adjusted Nominal Set Rate (as applicable);

(B)	[*****]; and

(ii)	the Owner shall not have any obligation to pay the Retained Project Delay Amount.

15.6	Obligations Following FM

(a)
To the extent any Party is entitled to relief from its obligations under this Agreement as a result of an FM Event, the affected Party shall, as soon as reasonably practicable, take the measures which a Reasonable and Prudent Operator would take to bring the FM Event to an end and to overcome and/or minimise the effects which prevent, impede or delay such affected Party's ability to resume performance under this Agreement. An affected Party shall not be entitled to relief, and an FM Event shall cease to be treated as an FM Event, to the extent that the affected Party claiming the FM Event relief fails to comply with this Clause 15.6(a) (Obligations Following FM), unless such failure is itself caused by the FM Event.

(b)	As soon as an affected Party ceases to be so affected by an FM Event and is no longer prevented from performing its obligations under this Agreement, such affected Party shall:

(i)	notify the other Parties accordingly, in writing; and

(ii)	recommence performance of such obligations as soon as reasonably practicable.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Owner's Representations and Warranties
The Owner represents and warrants at the date of this Agreement and on the Effective Date, that:

(a)	it is duly incorporated and validly existing under the laws of the Republic of the Marshall Islands;

(b)
it has the requisite power, capacity and authority to enter into this Agreement, the Conversion Contracts and all ancillary or related agreements and to perform its obligations in respect of such agreements;

(c)	it is not aware, having made reasonable enquiries, of any Law that would prevent it from entering into this Agreement and performing its obligations hereunder;

(d)	it is an Affiliate of GLNG, which is suitably qualified and experienced to perform the Owner's obligations under this Agreement;

(e)
it has conducted appropriate risk based due diligence on the Key Contractors and that each Key Contractor is suitable (technically, financially and from a compliance perspective) to perform that part of the Work or the Operating Services subcontracted to them;

(f)
it is the legal and beneficial owner of the Golar Gimi, with clear and valid title free of all mortgages, liens and any other encumbrances except for permitted encumbrances in connection with the debt or equity financing of the FLNG Facility pursuant to Clause 28.2 (Security); and

(g)
it has satisfied itself before entering into this Agreement as to the scope of Work (including the PA Work), including the Personnel, material, Equipment, Plant and facilities required to perform the Work, and the sufficiency of the Nominal Set Rate.

16.2	Operator's Representations and Warranties
The Operator represents and warrants on the later of the Effective Date and the date that it accedes to this Agreement, that:

(a)	it is duly incorporated and validly existing under the laws of the Islamic Republic of Mauritania;

(b)	it has the requisite power, capacity and authority to enter into this Agreement and all ancillary or related agreements and to perform its obligations under such agreements;

(c)	it has not undertaken any business (other than administrative business in the ordinary course) prior to the date that it accedes to this Agreement;

(d)	it is not aware, having made reasonable enquiries, of any Law that would prevent it from entering into this Agreement and performing its obligations thereunder;

(e)	it is an Affiliate of GLNG, which is suitably qualified and experienced to perform the Operator's obligations under this Agreement; and

(f)
it has satisfied itself before entering into this Agreement as to the scope of Operating Services, including the Personnel, material, Equipment, Plant and facilities required to perform the Operating Services.

16.3	Lessee's Representations and Warranties
The Lessee represents and warrants at the date of this Agreement and on the Effective Date, that:

(a)	it is duly incorporated and validly existing under the laws of England and Wales;

(b)
it has the requisite power, capacity and authority to enter into this Agreement and to perform its obligations under this Agreement (provided that such warranty with respect to performance of obligations shall only be given on the Effective Date); and

(c)	it is not aware, having made reasonable enquiries, of any Law that would prevent it from entering into this Agreement and performing its obligations thereunder.

17.	LIABILITY AND INDEMNITY

17.1	Liability of the Owner
The Owner is liable for and shall indemnify, Defend and hold harmless the Lessee Group from any Claims arising out of or in connection with the performance or non-performance of this Agreement in respect of:

(a)
any loss of, loss of use of or damage to property of the Owner Group or any injury, ill health, disease or death, to any members of the Owner Group, howsoever caused even if caused by any act, omission, fault, negligence or breach of duty (statutory or otherwise) of any member of the Lessee Group;

(b)
injury to, ill health, disease or death of, or, subject to Clauses 11.9(b) and 11.9(e) (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas), loss of, loss of use of or damage to the property of, any Third Party to the extent that such injury, ill health, disease, death, loss or damage is caused by the negligence or breach of duty (statutory or otherwise) of any member of the Owner Group; and

(c)
any pollution or contamination having escaped, been released or discharged from the FLNG Facility or any other property in the control of the Owner Group (including without limitation any support vessels) irrespective of cause even if caused by any act, omission, fault, negligence or breach of duty (statutory or otherwise) of any member of the Lessee Group, unless and to the extent such Claim was caused by or resulted from the Gross Negligence/Wilful Misconduct of the Senior Supervisory Personnel of a member of the Lessee Group.

17.2	Liability of the Lessee
The Lessee is liable for and shall indemnify, Defend and hold harmless the Owner Group from any Claims arising out of or in connection with the performance or non-performance of this Agreement in respect of:

(a)
any loss of, loss of use of or damage to property of the Lessee Group or any injury, ill health, disease or death, to any members of the Lessee Group, howsoever caused even if caused by any act, omission, fault, negligence or breach of duty (statutory or otherwise) of any member of the Owner Group;

(b)
injury to, ill health, disease or death of, or, subject to the Lessee's rights of recovery under Clause 11.9(f)(i) (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas), loss of, loss of use of or damage to the property of, any Third Party to the extent that such injury, ill health, disease, death, loss or damage is caused by the negligence or breach of duty (statutory or otherwise) of any member of the Lessee Group; and

(c)
any pollution or contamination having escaped, been released or discharged from the Upstream Facilities (other than the FLNG Facility or any other property in the control of the Owner Group) irrespective of cause even if caused by any act, omission, fault, negligence or breach of duty (statutory or otherwise) of any member of the Owner Group, unless and to the extent such Claim was caused by or resulted from the Gross Negligence/Wilful Misconduct of the Senior Supervisory Personnel of a member of the Owner Group.

17.3	Exclusion of Consequential Loss

(a)	Except where amounts are expressly payable under this Agreement:

(i)	no Party shall be liable to another for Consequential Loss suffered in connection with or arising out of this Agreement; and

(ii)
each Party (the "Indemnifying Party") shall indemnify and hold each other Party (the "Indemnified Party") and its respective Group harmless from and against any and all Consequential Loss that the Indemnifying Party or any of its Group may suffer in connection with the performance or non-performance of this Agreement, whether such liability arises under contract or in tort, howsoever caused and whether resulting from or contributed to by any act, omission, negligence or fault or breach of duty (statutory or otherwise) on the part of the Indemnified Party or any member of its Group and regardless of the Indemnified Party's Wilful Misconduct/Gross Negligence.

(b)	For the purposes of this Clause 17.3 (Exclusion of Consequential Loss), the Owner and the Operator shall be deemed to be one "Party".

17.4	Requisition of FLNG Facility

(a)
If the FLNG Facility is requisitioned, expropriated, confiscated, nationalised or seized by either or both of the States ("Requisitioned") at any time on or after the Ready for Connection Date but before this Agreement expires or is terminated, the Lessee shall:

(i)	if the FLNG Facility is Requisitioned prior to the Commercial Operations Date, continue to pay to the Owner the amount determined in accordance with Clause 7.12(d) (Commissioning Period); or

(ii)	if the FLNG Facility is Requisitioned after the Commercial Operations Date, pay to the Owner and to the Operator the Dayrate in accordance with Clause 13.2 (Obligation to pay Dayrate).

(b)
During any period of Requisition, the Owner and the Lessee shall each have the right to terminate this Agreement immediately upon giving notice of termination to the other Parties. Upon such termination, the Lessee shall pay to the Owner an amount equal to the higher of:

(i)	if:

(A)	[*****]; or

(B)	[*****],
[*****]; and

(ii)	the lower of:

(A)	[*****] (as determined by an internationally recognised accountancy firm instructed by the Owner and the Lessee); and

(B)	either:

(1)	on and from the date that the FLNG Facility enters the territorial waters of either State [*****] Commercial Operations Date Anniversary: [*****]; or

(2)	commencing on the date which is the [*****] Commercial Operations Date Anniversary, at the end of each complete [*****] period thereafter until the [*****] Commercial Operations Date Anniversary:
[*****]
[*****]; or

(3)	commencing on the date which is the [*****] Commercial Operations Date Anniversary, at the end of each complete [*****] period thereafter until the [*****] Commercial Operations Date Anniversary:
[*****]
[*****].

(c)	Upon full and final payment by the Lessee to the Owner in accordance with Clause 17.4(b) (Requisition of FLNG Facility):

(i)	all right, title and interest in any claim or right of recovery in relation to the Requisition held by the Owner shall immediately irrevocably pass to the Lessee; and

(ii)
the Owner shall be liable for and shall Defend, indemnify and hold the Lessee Group harmless from and against any and all Claims by the Lenders and the Owner Group's other creditors arising out of or in connection with the Requisition of the FLNG Facility.

(d)
For the avoidance of doubt, in the event of termination of this Agreement pursuant to Clause 17.4(b) (Requisition of FLNG Facility), upon payment of the sums due under Clause 17.4(b) (Requisition of FLNG Facility), the Parties shall have no further liability to each other, other than with respect to the Surviving Obligations and any rights and obligations that have accrued prior to termination.

(e)	The rights of the Parties under this Clause 17.4 (Requisition of FLNG Facility) shall prevail over any inconsistencies with Clause 7.2(a) (Inspection Rights).

17.5	Mutual Hold Harmless Arrangements

(a)	Except where Clause 17.5(b) (Mutual Hold Harmless Arrangements) applies, during the performance of the Work and the Operating Services:

(i)
the Owner shall be liable for and shall indemnify, Defend and hold each Other Contractor Group harmless from and against all Claims arising out of or in connection with the performance or non-performance of this Agreement in respect of:

(A)
all injuries to, deaths, or illnesses of persons in the Owner Group, howsoever caused even if caused by any act, omission, fault, negligence or breach of duty (statutory or otherwise) of any member of the Other Contractor Group;

(B)
all damages to or losses of the Owner Group's property, howsoever caused even if caused by any act, omission, fault, negligence or breach of duty (statutory or otherwise) of any member of the Other Contractor Group; and

(C)
the Owner Group's own Consequential Loss, howsoever caused even if caused by any act, omission, fault, negligence or breach of duty (statutory or otherwise) of any member of the Other Contractor Group;

(ii)
the indemnities, Defence and hold harmless provisions given by the Owner in Clause 17.5(a)(i) (Mutual Hold Harmless Arrangements) in favour of any member of the Other Contractor Group shall be provided by the Owner to the extent that each such Other Contractor has provided indemnities, Defence and hold harmless provisions for the benefit of the Owner Group that give rise to the substantially equivalent rights and protection to the Owner Group; and

(iii)
the indemnities, Defence and hold harmless provisions provided by the Owner in Clauses 17.5(a)(i) (Mutual Hold Harmless Arrangements) in favour of any member of the Other Contractor Group shall become effective from such time and for such duration as each such Other Contractor becomes bound by such indemnities, Defence and hold harmless provisions in favour of the Owner Group as contemplated under Clause 17.5(a)(ii) (Mutual Hold Harmless Arrangements).

(b)
If an Other Contractor will be responsible for carrying out construction activity at or near to the LNG Hub Facilities (and in any event within the Lessee's Operating Boundary), the Lessee shall use reasonable endeavours to procure, and, if the Other Contractor accepts, the Owner and the Operator shall be required to take all action required in order to enter into, a mutual hold harmless and cross indemnity deed on the following terms and conditions ("MHHCID").

(i)	The MHHCID shall include the following mutual hold harmless and cross indemnity arrangements:

(A)
the Owner shall be liable for and shall indemnify, Defend and hold the Other Contractor Group harmless from and against all Claims arising out of or in connection with the performance or non-performance of this Agreement (including Claims arising out of the scope of work to be performed by the Other Contractor at or near to the LNG Hub Facilities) in respect of:

(1)
all injuries to, deaths, or illnesses of persons in the Owner Group, howsoever caused even if caused by any act, omission, fault, negligence or breach of duty (statutory or otherwise) of any member of the Other Contractor Group;

(2)
all damages to or losses of the Owner Group's property, howsoever caused even if caused by any act, omission, fault, negligence or breach of duty (statutory or otherwise) of any member of the Other Contractor Group; and

(3)
the Owner Group's own Consequential Loss, howsoever caused even if caused by any act, omission, fault, negligence or breach of duty (statutory or otherwise) of any member of the Other Contractor Group; and

(B)
the Other Contractor shall be liable for and shall indemnify, Defend and hold the Owner Group harmless from and against all Claims arising out of or in connection with the scope of work to be performed by the Other Contractor at or near to the LNG Hub Facilities (including the performance or non-performance of this Agreement) in respect of:

(1)
all injuries to, deaths, or illnesses of persons in the Other Contractor Group, howsoever caused even if caused by any act, omission, fault, negligence or breach of duty (statutory or otherwise) of any member of the Owner Group;

(2)
all damages to or losses of the Other Contractor Group's property, howsoever caused even if caused by any act, omission, fault, negligence or breach of duty (statutory or otherwise) of any member of the Owner Group; and

(3)
the Other Contractor Group's own Consequential Loss, howsoever caused even if caused by any act, omission, fault, negligence or breach of duty (statutory or otherwise) of any member of the Owner Group.

(ii)	Pursuant to the MHHCID:

(A)
the Owner shall ensure that each relevant underwriter for the insurances that the Owner is required to take out and maintain in accordance with this Agreement waives any right of recourse against any member of the Other Contractor Group, including in particular subrogation rights against such member of the Other Contractor Group, in connection with this Agreement (including in connection with the scope of work to be performed by the Other Contractor at or near to the LNG Hub Facilities), irrespective of the negligence or breach of duty of any member of such Other Contractor Group;

(B)
the Operator shall ensure that each relevant underwriter for the insurances that the Operator is required to take out and maintain in accordance with this Agreement waives any right of recourse against any Other Contractor Group, including in particular subrogation rights against such Other Contractor Group, in connection with this Agreement (including in connection with the scope of work to be performed by the Other Contractor at or near to the LNG Hub Facilities), irrespective of the negligence or breach of duty of any member of such Other Contractor Group; and

(C)
the Other Contractor shall procure that each relevant underwriter for the insurances that the Other Contractor is required to take out and maintain in connection with the scope of work to be performed by the Other Contractor at or near to the LNG Hub Facilities waives any right of recourse against any member of the Owner Group, including in particular subrogation rights against such member of the Owner Group, in connection with the scope of work to be performed by the Other Contractor at or near to the LNG Hub Facilities (including in connection with this Agreement), irrespective of the negligence or breach of duty of any member of such Owner Group.

Such waivers shall take effect from the date that the Owner and the Operator and the Other Contractor Group have complied with their respective obligations under the MHHCID to procure such waivers (Mutual Hold Harmless Arrangements).

(iii)
The indemnities and Defence, save and hold harmless provisions provided by the Owner and the Other Contractor, as described in Clauses 17.5(b)(i) (Mutual Hold Harmless Arrangements) shall become effective from such time and for such duration as set out in the applicable MHHCID.

(c)
The Lessee shall use reasonable endeavours to procure that each of the LNG Buyers' LNG transporters shall enter into conditions of use acceptable to the International Group of Protection and Indemnity clubs prior to each of the LNG Buyers' LNG transporters entering into proximity of the LNG Hub Facilities. For the purposes of risk allocation, such conditions of use shall include the FLNG Facility within the same category of interests as the LNG Hub Facilities, and not within the same category of interests as the LNG Buyers' LNG transporters.

(d)
The Lessee shall, by no later than six (6) months prior to the Sailaway Date (or such other date as the Parties may agree, acting reasonably), provide the Owner with a copy of the then current draft of the:

(i)	MHHCID; and

(ii)	conditions of use pursuant to Clause 17.5(c) (Mutual Hold Harmless Arrangements).

17.6	Liens

(a)
Subject to Clause 28.2 (Security), the Owner and the Operator shall not permit any lien, attachment, charge, claim, encumbrances or the like (collectively, "Liens") to be imposed by any person, firm, or Government Authority upon the FLNG Facility or the Lessee Group's property by reason of any Claim or demand by or against the Owner, the Operator or any subcontractor thereof of any tier (including any Key Contractor and its subcontractors of any tier) without the Lessee's prior written approval and the Owner shall indemnify, Defend and hold the Lessee Group harmless from and against the same.

(b)
The Owner or the Operator (as applicable) shall, upon receiving notice from the Lessee or otherwise becoming aware of any asserted Lien of the type contemplated under Clause 17.6(a) (Liens) that may affect the FLNG Facility, the Lessee Group's property or any part thereof, immediately secure the release or discharge of such Lien at its own expense and shall promptly upon demand reimburse the Lessee Group for all reasonable and properly incurred cost or expense as a result of the imposition of the same.

(c)
If the Owner or the Operator (as applicable) fails to procure the release or discharge of any Lien within thirty (30) Days of receiving notice from the Lessee or otherwise becoming aware of such Lien, then the Lessee may procure the release or discharge of the same at its own expense and the Owner shall promptly upon demand reimburse the Lessee for all reasonable and properly incurred costs or expenses as a result of doing so. If the Lessee's reasonable and properly incurred costs and expenses remain unpaid by the Owner for a period of thirty (30) Days, the Lessee shall have the right to withhold an equal amount from any payments due to the Owner or the Operator under this Agreement.

17.7	Notice and Defence

(a)
The Owner, Operator or Lessee (as applicable) shall promptly give to the Owner and the Operator (in the case of the Lessee) or the Lessee (in the case of the Owner or the Operator) notice in writing of any Claims that have been made known to it or any proceedings commenced, in both cases for which indemnification under this Agreement is claimed. Such notice shall state with as much detail as is reasonably practicable the facts and circumstances giving rise to the Claims against the other Party.

(b)
Notwithstanding Clause 17.7(a) (Notice and Defence), if a Party is obligated to indemnify, Defend and hold harmless another Party (or any other person pursuant to the Agreement), lack of prompt notice shall not be a defence except to the extent prejudice has resulted from such lack of prompt notice.

(c)
The Party against whom the indemnity, Defence and hold harmless is being sought under this Agreement (the "Indemnitor") shall confer with the Party seeking to enforce the indemnity, Defence and hold harmless provisions (the "Indemnitee") concerning the Defence of any such Claims proceedings but, subject to the provisions of this Clause 17 (Liability and Indemnity) and any other applicable provisions of this Agreement, if the Indemnitor has assumed the full Defence of the Claims without qualification, the Indemnitor or its insurer shall retain control of the conduct of such Defence, including but not limited to the selection and management of counsel.

(d)
No Party shall effect settlement of or compromise any such Claims proceedings without having obtained the prior written consent of the other Parties. If the Indemnitee does not consent to a settlement that the Indemnitor is willing to accept, then the Indemnitor's liability shall be limited to the amount for which the lawsuit could have been settled.

(e)
If the Indemnitor has assumed the full Defence of the Claims without qualification, then the Indemnitee may, upon written notice to the Indemnitor and at the Indemnitee's sole cost and expense, select its own counsel to participate in and be present for the Defence of any such Claims proceeding, provided such counsel shall not take any action in the course of such Claims proceeding to prejudice the Indemnitor's Defence of such Claims proceeding.

(f)
Where the Indemnitor's proffered Defence is limited to the proportionate act, omission, fault, negligence or breach of duty of the Indemnitor, the Indemnitee may elect to Defend itself and obtain reimbursement of its Defence costs in proportion to the proportionate act, omission, fault, negligence or breach of duty of the Indemnitor and its Group, or reimbursement of all Defence costs if a full Defence is determined to have been owed.

18.	CREDIT SUPPORT

18.1	Lessee Credit Support

(a)	"Lessee Credit Support" means credit support:

(i)	in the relevant form set out in Schedule 21 (Form of Credit Support);

(ii)
for the Lessee Credit Support Amount, as determined in accordance with this Clause 18.1 (Lessee Credit Support) and as reduced by the aggregate amount of contributions made, from time to time, by the Lessee Credit Support providers, provided that, if the Lessee Credit Support has been replenished pursuant to Clauses 18.1(d) or 18.1(f) (Lessee Credit Support), then the amount of contributions to be deducted shall be the aggregate amount of contributions made by the Lessee Credit Support providers from the time of such replenishment until the time of the determination; and

(iii)	provided in accordance with Clause 18.1(g) or 18.1(h) (Lessee Credit Support) (as applicable).

(b)	The Lessee shall provide the Lessee Credit Support to the Owner, and shall maintain the Lessee Credit Support in accordance with this Clause 18 (Credit Support).

(c)	The Lessee Credit Support Amount shall be a sum equal to:

(i)	on and from the date that is [*****] after the date of this Agreement until the date that falls [*****];

(ii)	on and from the end of the period in Clause 18.1(c)(i) (Lessee Credit Support) until the date that falls [*****];

(iii)	on and from the end of the period in Clause 18.1(c)(ii) (Lessee Credit Support) until the date that falls [*****];

(iv)	on and from the end of the period in Clause 18.1(c)(iii) (Lessee Credit Support) until the date that falls [*****]; and

(v)	on and from the end of the period in Clause 18.1(c)(iv) (Lessee Credit Support) until such time as it reduces in accordance with Clause 18.1(e) (Lessee Credit Support): [*****].

(d)
If on the Commercial Operations Date the Lessee Credit Support is less than [*****], then on the Commercial Operations Date the Lessee shall procure that the Lessee Credit Support is replenished to an amount equal to [*****].

(e)
Commencing on the date which is [*****] after the Commercial Operations Date, and at the end of each complete [*****] after the Commercial Operations Date, if the current amount of the Lessee Credit Support is greater than the Required Lessee Credit Support Amount, the Lessee Credit Support Amount shall be reduced to an amount equal to the Required Lessee Credit Support Amount, where "Required Lessee Credit Support Amount" means the higher of:

(i)	the amount calculated as follows:
[*****]
[*****]; and

(ii)	[*****].

(f)
If the Lessee Credit Support is reduced to USD zero ($0), the Lessee may, in its sole discretion, replenish such Lessee Credit Support to an amount equal to the Lessee Credit Support Amount applicable at that time.

(g)
Subject to Clause 18.1(h) (Lessee Credit Support), the Lessee shall procure that the following persons shall (severally, but not joint and severally) provide the following proportionate shares of the amount of Lessee Credit Support determined in accordance with Clause 18.1(a)(ii) (Lessee Credit Support):

(i)	BP Exploration Operating Company Limited shall provide an amount equal to [*****] of the amount of Lessee Credit Support determined in accordance with Clause 18.1(a)(ii) (Lessee Credit Support); and

(ii)	Kosmos Energy Ltd. shall provide an amount equal to [*****] of the amount of Lessee Credit Support determined in accordance with Clause 18.1(a)(ii) (Lessee Credit Support), and any valid claim to be made by the Owner against such Lessee Credit Support shall be contributed to by BP Exploration Operating Company Limited and Kosmos Energy Ltd. in the proportions set out in Clause 18.1(g)(i) and 18.1(g)(ii) (Lessee Credit Support).

(h)
The Lessee may request the Owner's consent for the Lessee Credit Support that is required to be provided and maintained by BP Exploration Operating Company Limited and Kosmos Energy Ltd. in accordance with this Agreement to be provided by another person or persons, in such proportions (severally, but not joint and severally) as the Lessee acting reasonably proposes, subject to:

(i)	the Lessee demonstrating, to the reasonable satisfaction of the Owner, that such change will not increase the credit risk to which the Owner is exposed; and

(ii)	the Owner giving its prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(i)	[*****]:

(i)	[*****]; or

(ii)	[*****]:

(A)	[*****]; and

(B)	[*****]:
[*****].

(j)
Subject to Clause 18.1(d) (Lessee Credit Support) and Clause 23.4(e) (Termination by the Owner), and without limiting the Lessee's rights pursuant to Clause 18.1(f) (Lessee Credit Support), the Lessee shall have no obligation to procure the replenishment (in whole or in part) of the Lessee Credit Support where the Lessee Credit Support has been reduced to USD zero ($0) in accordance with this Agreement.

18.2	Owner Credit Support

(a)	"Owner Credit Support" means credit support:

(i)	in the relevant form set out in Schedule 21 (Form of Credit Support);

(ii)
for the Owner Credit Support Amount, as determined in accordance with this Clause 18.2 (Owner Credit Support) and as reduced by the aggregate amount of contributions made, from time to time, by the Owner Credit Support providers, provided that, if the Owner Credit Support has been replenished pursuant to Clauses 18.2(d) or 18.2(f) (Owner Credit Support), then the amount of contributions to be deducted shall be the aggregate amount of contributions made by the Owner Credit Support providers from the time of such replenishment until the time of the determination; and

(iii)	in accordance with Clause 18.2(g) or 18.2(h) (Owner Credit Support) (as applicable).

(b)	The Owner shall provide the Owner Credit Support to the Lessee, and shall maintain the Owner Credit Support in accordance with this Clause 18 (Credit Support).

(c)	The Owner Credit Support Amount shall be a sum equal to:

(i)	on and from the date that is [*****] after the date of this Agreement until the date that falls [*****];

(ii)	on and from the end of the period in Clause 18.2(c)(i) (Owner Credit Support) until the date that falls [*****];

(iii)	on and from the end of the period in Clause 18.2(c)(ii) (Owner Credit Support) until the date that falls [*****];

(iv)	on and from the end of the period in Clause 18.2(c)(iii) (Owner Credit Support) until the date that falls [*****]; and

(v)	on and from the end of the period in Clause 18.2(c)(iv) (Owner Credit Support) until such time as it reduces in accordance with Clause 18.2(e) (Owner Credit Support): [*****].

(d)
If on the Commercial Operations Date the Owner Credit Support is less than [*****], then on the Commercial Operations Date the Owner shall procure that the Owner Credit Support is replenished to an amount equal to [*****].

(e)
Commencing on the date which is [*****] after the Commercial Operations Date, and at the end of each complete [*****] thereafter until the date which is [*****] after the Commercial Operations Date, if the current amount of the Owner Credit Support is greater than the Required Owner Credit Support Amount, the Owner Credit Support Amount shall be reduced to an amount equal to the Required Owner Credit Support Amount, where the "Required Owner Credit Support Amount" means the higher of:

(i)	the amount calculated as follows:
[*****]
[*****]; and

(ii)	[*****].

(f)
If the Owner Credit Support is reduced to USD zero ($0), the Owner may, in its sole discretion, replenish such Owner Credit Support to an amount equal to the Owner Credit Support Amount applicable at that time.

(g)
Subject to Clause 18.2(h) (Owner Credit Support), the Owner shall procure that the following persons shall (severally, but not joint and severally) provide the following proportionate shares of the amount of Owner Credit Support determined in accordance with Clause 18.2(a)(ii) (Owner Credit Support):

(i)	GLNG shall provide an amount equal to seventy percent (70%) of the amount of Owner Credit Support determined in accordance with Clause 18.2(a)(ii) (Owner Credit Support); and

(ii)	[*****] shall provide an amount equal to thirty percent (30%) of the amount of Owner Credit Support determined in accordance with Clause 18.2(a)(ii) (Owner Credit Support), and any valid claim to be made by the Lessee against such Owner Credit Support shall be contributed to by GLNG and [*****] in the proportions set out in Clause 18.2(g)(i) and 18.2(g)(ii) (Owner Credit Support).

(h)
The Owner may request the Lessee's consent for the Owner Credit Support that is required to be provided and maintained by GLNG and Keppel Corporation in accordance with this Agreement to be provided by another person or persons, in such proportions (severally, but not joint and severally) as the Owner acting reasonably proposes, subject to:

(i)	the Owner demonstrating, to the reasonable satisfaction of the Lessee, that such change will not increase the credit risk to which the Lessee is exposed; and

(ii)	the Lessee giving its prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(i)	[*****]:

(i)	[*****]; or

(ii)	[*****],
[*****]:

(A)	[*****]; or

(B)	[*****]:

(1)	[*****]; and

(2)	[*****]:
[*****].

(j)
Subject to Clause 18.2(d) (Owner Credit Support) and Clause 23.2(l) (Termination by the Lessee), and without limiting the Owner's rights pursuant to Clause 18.2(f) (Owner Credit Support), the Owner shall have no obligation to procure the replenishment (in whole or in part) of the Owner Credit Support where the Owner Credit Support has been reduced to USD zero ($0) in accordance with this Agreement.

18.3	Other Security Arrangements
The Parties agree that other than the Lessee Credit Support and the Owner Credit Support no further security, guarantees or credit covenants (including, in the case of Lessee, any security over the LNG or the LNG proceeds) shall be offered by any Party to the others, unless as may subsequently be agreed by the Parties.

19.	MARITIME PROVISIONS

19.1	Health, Safety, Security and Environment
Each Party shall comply, and shall use all reasonable endeavours to procure that its subcontractors comply, with the HSSE Manual developed in accordance with Clause 7.6 (Manuals and Protocols) and applicable Laws related to HSSE. In relation to the FLNG Facility, the Owner and the Operator shall comply with all relevant regulations and guidelines issued by the International Maritime Organisation and the Oil Companies International Marine Forum and with the recommendations and guidelines issued from time to time by the Society of International Gas Tanker and Terminal Operators.

19.2	Salvage
The Owner and the Operator shall each, save to the extent that may be prescribed by Law, waive all salvage rights should it be called upon to recover any of the Lessee Group's or any Other Contractor's property where such rights could be exercised and the Owner shall indemnify, Defend and hold the Lessee Group harmless from and against any Claims asserted by any of the Owner Group's Personnel in respect of any such salvage even if caused by the negligence or breach of duty (statutory or otherwise) of any member of Lessee Group or any other person.

19.3	Recovery of Sunken Items
The Owner and Operator shall, as required by any authority, raise, remove, mark or light any sunken object, lost whilst in the custody of the Owner Group including the FLNG Facility. Where any such sunken object interferes or shall interfere with Lessee's operations which are then existing or planned, the Owner or the Operator shall raise and/or remove such sunken object to allow the Lessee's operations to be properly and safely performed. The Owner shall indemnify, Defend and hold the Lessee Group harmless from and against all Claims in connection with the raising, removal, marking or lighting of any such sunken object even if caused by the negligence or breach of duty (statutory or otherwise) of any member of Lessee Group or any other person. The fact that the sunken objects are insured or have been declared a total loss shall not absolve the Owner or the Operator from their obligations to raise and/or remove same.

19.4	ISPS Code

(a)
This Clause 19.4 (ISPS Code) makes reference to the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of the Safety of Life at Sea Convention (the "ISPS Code"), in relation to the FLNG Facility only.

(b)
The Owner shall procure that both the FLNG Facility and "the Company" (as defined by the ISPS Code) shall comply with the requirements of the ISPS Code relating to the FLNG Facility and "the Company". Upon request, the Owner shall provide documentary evidence of compliance with this Clause 19.4(b) (ISPS Code).

(c)	The Parties agree that:

(i)
except as otherwise provided in this Agreement, loss, damage, expense or delay, caused by failure on the part of the Owner Group to comply with the requirements of the ISPS Code or this Clause 19.4 (ISPS Code) shall be for the Owner's account; and

(ii)
the Owner shall be proportionately relieved of its obligation to achieve the Performance Standards to the extent of any reasonably foreseeable impact of any loss of time caused by the Lessee Group's failure to comply with the ISPS Code.

(d)
Costs or expenses related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, for the FLNG Facility shall be for the Owner's account. All measures required by the Owner to comply with the security plan required by the ISPS Code shall be for the Owner's account.

(e)	If any Party makes any payment, which is for the other Party's account according to this Clause 19.4 (ISPS Code), the other Party shall indemnify the paying Party from and against such amount paid.

19.5	Pollution and Emergency Response

(a)
Each of the Owner and the Operator undertakes to exercise all due diligence to ensure that no oil, LNG or other harmful, hazardous or noxious substances of any description ("Discharge Substance") shall be discharged, or escape accidentally or otherwise into the environment from the FLNG Facility and that the FLNG Facility and its Crew comply with all international, national or state oil and air pollution Laws, conventions or regulations ("Pollution Legislation") applying in, or to, international waters and the territorial waters of all of those countries where the FLNG Facility may be present at any time. Each of the Owner and the Operator also undertakes to produce evidence satisfactory to the Lessee demonstrating the Owner's and the Operator's (as applicable) compliance with such financial responsibility requirements as may exist under any Pollution Legislation.

(b)
If an escape or discharge of a Discharge Substance into the environment occurs from the FLNG Facility and causes or threatens to cause pollution damage, or when there is the threat of an escape or discharge of a Discharge Substance into the environment, then upon notice to the Owner or the Operator (as applicable), the Lessee shall have the right (but shall not be obliged) to place on board the FLNG Facility and/or have in attendance at the incident one or more of the Lessee's representatives to observe the measures being taken by the Owner or the Operator (as applicable) and/or national or local authorities or their respective servants, agents or contractors to prevent or minimise pollution damage and to provide advice, equipment or manpower or undertake such other measures as are permitted under applicable Law and as the Lessee believes are reasonably necessary to prevent or minimise such pollution damage or to remove the threat of an escape or discharge of a Discharge Substance.

(c)
The FLNG Facility shall have on board all necessary certificates and other documents with respect to pollution prevention and control, including but not limited to any response plan, certificate of insurance, and other certificates and documents to meet the requirements of competent international, national, state and local authorities, including under any applicable international conventions, if and when in force, and any compulsory contribution funds thereunder.

(d)	The FLNG Facility shall also have on board any necessary certificates of financial responsibility in respect to pollution.

(e)
The obligations set out in this Clause 19.5 (Pollution and Emergency Response) are in addition to any duties of the Lessee, the Owner or the Operator whether under this Agreement, applicable Law or under any international conventions in respect of, or statutory obligations which state or local authorities may impose on, the FLNG Facility or the Owner or the Operator in the event of, any accident or incident, including instructions and procedures cited in contingency and oil spill plans.

20.	INTELLECTUAL PROPERTY

20.1	Exclusion of transfer or license
This Agreement does not affect the ownership of any intellectual property rights which are owned or controlled by either the Lessee Group or the Owner Group, whether such rights are owned or controlled prior to the date of this Agreement or are subsequently acquired including but not limited to any intellectual property rights arising during the course of the Work or the Operating Service. No licence to use any intellectual property rights owned or controlled by the Lessee Group or the Owner Group is granted or implied by this Agreement except as expressly stated.

20.2	Limited exceptions

(a)
The Owner grants, or shall procure the grant, to the Lessee Group and/or its subcontractors a non-transferrable fully paid up, non-exclusive, irrevocable, worldwide, royalty free licence under any intellectual property rights owned or controlled by the Owner Group during the Term to use the FLNG Facility Information solely to the extent reasonably necessary for receiving the Work, the Operating Services and otherwise complying with their respective obligations under this Agreement.

(b)
The Lessee grants to the Owner Group a non-transferrable fully paid up, non-exclusive, irrevocable, worldwide, royalty free licence under any intellectual property rights owned or controlled by the Lessee Group during the Term to use the GTA Facility Information solely to the extent reasonably necessary for performing the Work, the Operating Services and otherwise complying with their respective obligations under this Agreement.

(c)
The Owner grants to the Lessee Group and/or its subcontractors, or shall procure the direct grant to the Lessee Group and/or its subcontractors of, a fully paid-up, non-exclusive, irrevocable, worldwide, royalty free licence under any applicable intellectual property rights, whether owned or controlled by the Owner Group or any other person, solely to the extent reasonably necessary to construct, commission, operate and maintain the FLNG Facility in accordance with this Agreement and provided always that:

(i)
the licence to construct and commission the FLNG Facility shall apply only where any subcontract is novated to the Lessee pursuant to Clause 3.5 (Subcontracting) or any Conversion Contract is novated to the Lessee pursuant to Clause 7.1 (Construction Parties); and

(ii)	the licence to operate and maintain the FLNG Facility shall apply only in the circumstances described in Clause 20.2(c)(i) (Limited exceptions) or after the first occurring of the following events:

(A)	in the event of termination of this Agreement following Requisition of the FLNG Facility, upon payment of the sums due under Clause 17.4(b) (Requisition of FLNG Facility); or

(B)	the exercise of any bare boat charter rights pursuant to Clause 23.9 (Bare Boat Charter); or

(C)	any exercise of the purchase option contemplated by Clause 28.3 (Purchase of the FLNG Facility).

(d)
The licence granted to the Lessee Group pursuant to Clause 20.2(c) (Limited exceptions) includes the right to grant sub-licenses to any person contracted to perform work for the Lessee Group in relation to the construction, commissioning, operation and/or maintenance of the FLNG Facility.

(e)
In the event of the novation of any subcontract to the Lessee pursuant to Clause 3.5 (Subcontracting) and/or the novation any Conversion Contract to the Lessee pursuant to Clause 7.1 (Construction Parties) the Owner and/or Operator shall promptly on request and without additional cost make available to the Lessee Group such FLNG Facility Information as is reasonably required to complete the construction and commissioning of the FLNG Facility in accordance with the relevant subcontract or Conversion Contract.

(f)
In the event of any of the circumstances described in Clauses 20.2(c)(i) and 20.2(c)(ii) (Limited exceptions) arising, the Owner and/or Operator shall promptly on request and without additional cost make available to the Lessee Group such FLNG Facility Information as is reasonably required to enable the Lessee Group to operate and maintain the FLNG Facility.

20.3	Indemnity

(a)
The Owner and the Operator warrant that they shall not breach any intellectual property rights of any other person in their performance of the Work or the Operating Services or otherwise in connection with this Agreement.

(b)
The Owner shall Defend, indemnify and hold harmless the Lessee Group from and against any Claims arising out of or in connection with any infringement or alleged infringement of any intellectual property rights of any other person arising from or in connection with:

(i)	the performance of the Work and/or the Operating Services; or

(ii)	the possession, use or operation of the FLNG Facility following:

(A)	novation of any subcontract to the Lessee pursuant to Clause 3.5 (Subcontracting) and/or the novation any Conversion Contract to the Lessee pursuant to Clause 7.1 (Construction Parties); or

(B)	Requisition of the FLNG Facility, upon termination of this Agreement following payment of the sums due under Clause 17.4(b) (Requisition of FLNG Facility); or

(C)	the exercise of any bare boat charter rights pursuant to Clause 23.9 (Bare Boat Charter); or

(D)	any exercise of the purchase option contemplated by Clause 28.3 (Purchase of the FLNG Facility), except, in the circumstances contemplated by Clauses 20.3(b)(ii)(A) to 20.3(b)(ii)(D) (Indemnity) (inclusive), where and to the extent that such infringement is attributable to any unauthorised modification to the FLNG Facility or to the design of the FLNG Facility or any use of the FLNG Facility for purposes other than those envisaged by this Agreement.

21.	INSURANCE

21.1	Owner Insurance

(a)	The Owner shall be responsible for obtaining and maintaining with reputable underwriters:

(i)
Employers Liability, Workmen's Compensation and Occupational Disease Insurance, including an Alternative Employer endorsement (where applicable) to the minimum value required by any applicable Laws. Where a limit of Employers Liability can be purchased or stated it should be in an amount not less than USD ten million ($10,000,000) per occurrence or the legal minimum, whichever is the greater;

(ii)
Comprehensive General Liability Insurance for any incident or series of incidents covering the operations of the Owner in the performance of the Work, in an amount not less than USD ten million ($10,000,000) per occurrence;

(iii)
Builders All Risks Insurance to include all subcontractors of any tier for all risks of loss or damage in respect of the FLNG Facility (and the Golar Gimi pre-conversion) and all Equipment and appurtenances whether at the shipyard of Keppel Shipyard or Keppel Shipyard's subcontractors' or suppliers' premises (unless such risk at subcontractors' or suppliers' premises is covered to an equivalent extent by the subcontractors' or suppliers' own insurance) or in transit or elsewhere and during launching, trial trips and gas trials, tie-in work and all other testing and commissioning activities as appropriate (such Builders All Risk Insurance required only for the period prior to the Commercial Operations Date);

(iv)
Hull and Machinery Insurance in an amount not less than the declared value of the FLNG Facility, including war risk coverage and, to the extent not covered by the Protection and Indemnity Insurance described in Clause 21.1(a)(v) (Owner Insurance), collision liability in respect of the FLNG Facility;

(v)
Protection and Indemnity Insurance in respect of the FLNG Facility with a Protection and Indemnity Club which is a member of the International Group of Protection and Indemnity Clubs, including wreck and debris removal, crew liability, third party injury and property damage liability and pollution liability (including oil pollution), including collision liability and towage liability coverage in an amount not less than USD one hundred and fifty million ($150,000,000), and pollution coverage in an amount not less than the standard cover available from the International Group of Protection and Indemnity Clubs (currently USD one billion ($1,000,000,000);

(vi)	additional insurance required by any applicable Law; and

(vii)	such other additional insurance as the Parties agree is reasonably necessary and available on reasonable commercial terms.

21.2	Operator Insurance

(a)	The Operator shall be responsible for obtaining and maintaining with reputable underwriters:

(i)
Employers Liability, Workmen's Compensation and Occupational Disease Insurance, including an Alternative Employer endorsement (where applicable) to the minimum value required by any applicable Laws. Where a limit of Employers Liability can be purchased or stated it should be in an amount not less than USD ten million ($10,000,000) per occurrence or the legal minimum, whichever is the greater;

(ii)
Comprehensive General Liability Insurance for any incident or series of incidents covering the operations of the Operator in the performance of the Operating Services, in an amount not less than USD ten million ($10,000,000) per occurrence;

(iii)	additional insurance required by any applicable Law; and

(iv)	such other additional insurance as the Parties agree is reasonably necessary and available on reasonable commercial terms.

(b)
The Parties agree that the insurances listed in Clause 21.2 (Operator Insurance) shall, for the purposes of Clause 9.5 (Work Programme and Budget), only be reimbursed under the Work Programme and Budget to the extent such insurances are:

(i)	required by applicable Law; and/or

(ii)	for the benefit of the Lessee Group.

21.3	Insurance Policies

(a)
The Owner and the Operator shall name each other and the Lessee Group as additional insureds and shall ensure each relevant underwriter waives any right of recourse against the Operator, the Owner and the Lessee Group including in particular subrogation rights against the Operator, the Owner and the Lessee Group, in each case in respect of each insurance policy, irrespective of the negligence or breach of duty of any member of the Lessee Group.

(b)
In respect of any claim arising under the insurance policies provided by the Owner's or the Operator's insurers, the Owner and the Operator shall ensure that each relevant underwriter waive any right of recourse against any Other Contractor Group, including in particular subrogation rights against such Other Contractor Group, irrespective of the negligence or breach of duty of any member of such Other Contractor Group, on the express understanding that they shall only apply where the Other Contractor Group's underwriters have provided reciprocal waivers of rights of recourse including subrogation rights against the Owner Group and only from such time as such Other Contractor Group's underwriters become bound by such reciprocal waivers of rights of recourse including subrogation rights and only for the duration they remain bound by such reciprocal waivers.

(c)
The Owner and the Operator shall provide to the Lessee evidence of all insurance that the Owner and/or the Operator is required to take out and maintain in accordance with this Clause 21 (Insurance) at least once each Contract Year. The receipt of such information shall not impose any obligation on the Lessee.

21.4	Subcontractor Insurances
Each of the Owner and the Operator, as it deems necessary acting as a Reasonable and Prudent Operator, shall cause each Subcontractor of any tier employed by it (including any Key Contractor) to purchase and maintain policies of insurance which are commercially reasonable in association with the goods and/or services provided by such subcontractor.

22.	TAXES

22.1	Mauritanian and Senegalese Taxes
Notwithstanding the provisions of Clause 22.2 (General Taxes), the Parties agree:

(a)
that all Mauritanian and Senegalese Taxes (and, for the avoidance of doubt, references in this Clause 22 (Taxes) to Senegalese and/or Mauritanian Taxes shall include any Taxes imposed in connection with the GTA Fiscal Regime) properly and necessarily incurred by the Owner in performing the Work in accordance with this Agreement, shall be to the account of the Lessee and the Lessee shall indemnify the Owner for any such Taxes (as well as any Taxes connected with the Work assessed or imposed on the Owner in respect of which the Lessee or one of its Affiliates is Primarily Liable or to the extent that any such assessment or imposition made in respect of such Taxes arises as a result of the Lessee's breach of this Agreement) in a timely manner as such Taxes fall due but excluding any such Taxes (and any fines, penalties and interest thereon) incurred by the Owner arising out of the Owner's breach of this Agreement;

(b)
that all Mauritanian and Senegalese Taxes properly and necessarily incurred by the Operator in performing the Operating Services in accordance with this Agreement shall be to the account of the Lessee and shall be reflected within costs pursuant to Clause 9.5 (Work Programme and Budget) and paid by the Lessee in accordance with Clause 13.2(b) (Obligation to pay Dayrate) and Clause 9.5(h) (Work Programme and Budget), but excluding any such Taxes (and any fines, penalties and interest thereon) incurred by the Operator arising out of the Operator's breach of this Agreement; and

(c)	[*****].

22.2	General Taxes

(a)
Subject to Clause 22.1 (Mauritanian and Senegalese Taxes), the Owner shall be solely responsible for and shall bear and pay all Taxes connected with the Work, and the Operator shall be solely responsible for and shall bear and pay all Taxes connected with the Operating Services, in each case assessed or imposed on the Owner or the Operator (as applicable) (including Taxes connected with Personnel but excluding Taxes in respect of which the Lessee or one of its Affiliates is Primarily Liable or to the extent that any such assessment or imposition made in respect of such Taxes arises as a result of the Lessee's breach of this Agreement), and shall fulfil all administrative and registration and de-registration requirements, maintain proper accounting records, and properly file all necessary documents. The Owner and the Operator shall comply with all applicable Laws, regulations and directives concerning all legal, company or branch office tax registration and de-registration requirements. Each of the Owner and the Operator shall use reasonable endeavours to procure that each of its respective subcontractors of any tier shall bear and pay all Taxes connected with the Work or the Operating Services assessed or imposed upon such subcontractor (including Taxes connected with Personnel) and that such subcontractor shall fulfil all administrative and registration and de-registration requirements, maintain proper accounting records, and properly file all necessary documents.

(b)
Subject to Clause 22.1 (Mauritanian and Senegalese Taxes), the Owner hereby indemnifies, Defends and holds harmless the Lessee Group from and against all Claims whatsoever connected with any assessment or imposition made in respect of all or any Taxes upon the Owner and/or the Operator and/or any subcontractor of any tier connected with the Work or the Operating Services (as applicable), together with any costs of compliance, except Taxes in respect of which the Lessee or one of its Affiliates is Primarily Liable or to the extent that any such assessment or imposition made in respect of such Taxes arises as a result of the Lessee's breach of this Agreement. The Lessee may offset any amounts due from the Owner under this indemnity from any payments the Lessee is due to make to the Owner and/or the Operator under this Agreement. Where Taxes connected with the Operating Services are assessed or imposed on the Operator in respect of which the Lessee or one of its Affiliates is Primarily Liable or to the extent that any such assessment or imposition made in respect of such Taxes arises as a result of the Lessee's breach of this Agreement, the Operator shall invoice the Lessee and the Lessee shall pay to the Operator an amount equal to such Taxes paid or to be paid by the Operator together with any costs of compliance, in accordance with Clause 14 (Invoicing).

(c)
Each of the Owner, the Operator and the Lessee shall, upon request, supply (and, in the case of the Owner and the Operator, shall use reasonable endeavours to procure that its respective subcontractors of any tier supply) to the Owner, the Operator and/or the Lessee (as applicable), such information (including documentary information) connected with the Work or the Operating Services (as applicable) as may be required by the Owner, the Operator or the Lessee (as applicable) for any of the following purposes to enable the Owner, the Operator or the Lessee (as applicable) to:

(i)	comply with the lawful demand or requirement for such information by any Government Authority;

(ii)
conduct, Defend, negotiate, or settle any Claim relating to Taxes in respect of which it may be liable in connection with this Agreement, whether or not such Claim shall have become the subject of arbitration or judicial proceedings; or

(iii)	make any application (including, but without limitation, any Claim for any allowances or relief) or representation connected with, or to contest any assessment on, or its liability to any Taxes.

(d)
Each of the Owner and the Operator shall, upon request of the Lessee, make available to the Lessee any of their respective tax returns as may be required by the Lessee for the purposes of calculating the adjustment to the CE of the Dayrate pursuant to Clause 22.3 (GTA Fiscal Regime).

(e)
The obligations set out in Clause 22.2(c) (General Taxes) shall continue for a period of six (6) years (or such longer period as any applicable Law may require) from the end of the Term. Each of the Owner and the Operator shall retain and shall use reasonable endeavours to ensure that its respective subcontractors of any tier retain, all information and documents connected with its activities under or pursuant to this Agreement as shall enable the Owner and the Operator to comply with its above obligations.

(f)
Where, under the provisions of any Laws for the time being in force, the Lessee is required to deduct any amount, whether as Tax or howsoever called, the Lessee shall without further notification to the Owner or the Operator deduct the specified amount from any amount payable to the Owner or the Operator (as appropriate). The Lessee shall pay over or deal with any amount so deducted in accordance with the provisions of the relevant Laws or regulations providing for the deductions. Where the Lessee makes any such deduction or withholding, the Lessee shall, within a reasonable time upon receipt of the official receipt(s), or other satisfactory verification in respect of such deduction or withholding from the relevant authority, submit same to the Owner and/or the Operator (as appropriate). Upon expiry of the relevant year of withholding, the Owner or the Operator (as appropriate) shall advise the Lessee of any official receipt(s) which remain outstanding for the aforesaid period whereupon the Lessee shall either provide satisfactory verification documentation evidencing payment of such deduction or shall provide the official receipt(s) if received by the Lessee.

(g)
Notwithstanding the provisions of Clause 22.1 (Mauritanian and Senegalese Taxes) and subject to the provisions of Schedule 6 (Responsibility for Compliance), the Owner and the Operator shall be responsible for obtaining all the necessary customs clearances, or other Approvals required for moving Personnel, Plant and Equipment, including the FLNG Facility, into and out of any jurisdiction. The Lessee will, if so requested by the Owner or the Operator, assist the Owner or the Operator (as applicable) to the extent reasonably necessary with regard to the obtaining of import assistance, or other Approvals required for moving Personnel, Plant and Equipment, including the FLNG Facility, into and out any jurisdiction.

(h)
In the event the Owner or the Operator claims to be exempted from any statutory deductions, it shall inform the Lessee and provide any necessary documentation to support its case, including a valid certificate of exemption from the relevant Government Authority, if applicable. The Lessee shall proceed to deduct taxes as required by Law and pursuant to Clause 22.2(f) (General Taxes), until the provision of such exemption certificate by the Owner or the Operator (as appropriate).

(i)
The Owner and the Operator shall import or export Plant and Equipment, including the FLNG Facility, in compliance with any and all applicable Laws, including any mandatory security guidelines or policies applicable in each jurisdiction where such import and/or export activity occurs. Subject to Clause 22.1 (Mauritanian and Senegalese Taxes), the Owner and the Operator (as applicable) shall be solely responsible for and shall bear and pay all Customs Duties (and any fines, penalties and interest thereon) and for all import and/or export declarations connected with the Work and the Operating Services (as applicable). The Owner and the Operator shall be solely responsible for all import and/or export declarations connected with the Work and the Operating Services. The Owner and the Operator will make use of duty preference and duty relief programmes if the imported products are eligible, and shall use reasonable endeavours to comply with all requirements of said programmes, including the timely submission of accurate supporting documentation and re-export of the relevant items if appropriate. In situations where the Lessee holds a license, permit or exemption pursuant to a duty preference or relief programme that is allowable when the Lessee is consignee, the Owner and the Operator shall use reasonable care to inquire about, identify and use any such license, program or permit.

(j)
Where this Agreement requires the Lessee or any member of the Lessee Group to import or export Plant and Equipment, the Owner and/or the Operator shall, upon request, assist the Lessee to comply with any and all applicable Laws, including any mandatory security guidelines or policies applicable in each jurisdiction where such import and/or export activity occurs, obtaining of import assistance, or other governmental authorizations required for moving Plant or Equipment into and out of any jurisdiction. The Owner and the Operator shall provide any and all such information (including copies of documentary information) that is reasonable for them to provide and is in their control as is necessary or deemed necessary by the Lessee to ensure compliance with the aforementioned Laws, guidelines, and policies. If as a result of the Owner or the Operator's act or omission the Lessee or any member of the Lessee Group incurs Customs Duties, including fines, penalties and interest, or other costs which otherwise would not have been due, the Owner shall indemnify and keep indemnified the Lessee Group in respect of such Customs Duties and fines, penalties and interest. Subject to Clause 22.1 (Mauritanian and Senegalese Taxes), all costs arising in connection with the import and/or export of the Operator's Equipment and/or consumable materials for use in connection with the Work and/or the Operating Services shall be for the account of the Operator.

(k)
The Operator shall submit to the Lessee a Sales Tax invoice for any payments due under this Agreement which shall properly account for and include and itemise all such Sales Taxes and the Lessee shall pay such Sales Taxes in compliance with the applicable Laws. The Operator shall pay over to the relevant Governmental Authorities any amounts of Sales Tax properly invoiced in accordance with the relevant Law and regulations in force at the time of making the supply. The Lessee shall be entitled to withhold any payments due under this Agreement until such time as the Lessee receives a valid Sales Tax invoice.

(l)
If the Operator and the Lessee do not agree as to the Sales Tax due in respect of any payment under this Agreement, Clause 14.5 (Disputed Invoices) shall apply and the Operator shall seek a written ruling from the relevant Government Authority, disclosing all relevant information necessary to enable the Government Authority to rule as to the Sales Tax liability in respect of such payment. The Lessee shall have the right to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) all documentation to be submitted to the Government Authority for such purpose prior to submission. A copy of the resultant ruling shall promptly be disclosed by the Operator to the Lessee.

(m)
If as a result of enquiries by a Government Authority the Parties become aware of a Sales Tax adjustment then the Operator shall within thirty (30) Days issue a Sales Tax invoice. The Operator will promptly pay to the Lessee any amount overpaid, and the Lessee will pay to the Operator any amount underpaid.

(n)
If any Party is entitled to payment of any costs or expenses by way of reimbursement or indemnity, the payment must exclude any part of that cost or expense which is attributable to Sales Tax for which that Party or the representative member of any Sales Tax group of which that Party is a member is entitled to recover a credit or repayment in respect thereof.

(o)
The Owner and the Operator shall use reasonable endeavours, in relation to the performance of this Agreement, to apply all tax benefits, reductions and reliefs by all legally available means conferred by applicable legislation and applicable double tax conventions, and each of the Owner and the Operator shall use reasonable endeavours to procure that its respective subcontractors of any tier shall also seek to apply such legally available reductions, benefits and reliefs.

(p)
The Owner or the Operator (as applicable) shall, as soon as reasonably practicable after it becomes aware, inform the Lessee of any change in the Owner or the Operator's tax residence, domicile, permanent establishment, tax nexus, tax registration or similar status change. The Lessee shall be entitled to vary the administration of this Agreement as required by Law as a consequence thereof. Notwithstanding the provisions of Clause 22.1 (Mauritanian and Senegalese Taxes) and Clause 27.6(b) (Ownership of the Operator), the Lessee shall be under no obligation to compensate the Owner and/or the Operator for additional Taxes arising as a consequence of any change in the Owner or the Operator's tax residence, domicile, permanent establishment, tax nexus, tax registration or similar status change, other than additional Mauritanian or Senegalese Taxes (including any Taxes imposed in connection with the GTA Fiscal Regime) but only to the extent such change directly resulted from:

(i)	a change in Mauritanian or Senegalese Law or in the GTA Fiscal Regime; or

(ii)
an act or omission of the Lessee or one of its Affiliates that has a direct adverse effect on the Senegalese, Mauritanian or GTA Fiscal Regime Tax position of the Owner and/or Operator (as applicable).

(q)
The Parties acknowledge and agree that the introduction, initial imposition and coming into force of the GTA Fiscal Regime and the Owner and/or Operator's initial submission to it and the acts preparatory to the Owner and/or the Operator becoming subject to the GTA Fiscal Regime (including any related registration requirements) (the "GTAFR Introduction") will not:

(i)	constitute a change in the Owner or the Operator's tax residence, domicile, permanent establishment, tax nexus, tax registration or similar change for the purposes of Clause 22.2(p) (General Taxes);

(ii)	permit the Lessee to vary the administration of this Agreement under Clause 22.2(p) (General Taxes); and

(iii)	constitute a change to the GTA Fiscal Regime for the purposes of Clause 22.3 (GTA Fiscal Regime).
For the avoidance of doubt, the GTAFR Introduction shall not permit the Lessee to limit its obligations under Clause 22.1 (Mauritanian and Senegalese Taxes) through reliance on the final sentence of Clause 22.2(p) (General Taxes).

22.3	GTA Fiscal Regime
If:

(a)	the governments of the States agree a change to the fiscal regime for the joint development and exploitation of the Unit Area ("GTA Fiscal Regime") such change having the force of law; and

(b)
as a direct result of such change to the GTA Fiscal Regime, the Owner and/or the Operator suffers (or will suffer) an additional Tax burden or enjoys (or will enjoy) an additional Tax benefit not reflected in the Nominal Set Rate or Adjusted Nominal Set Rate (as applicable), the Owner and the Lessee shall meet to discuss a fair and equitable adjustment to the Dayrate in order to reflect the impact of the GTA Fiscal Regime only, so that the Owner does not lose nor benefit as a result thereof, provided that such adjustment will be subject to agreement by the Owner and the Lessee (both acting reasonably) and provided further than the CE of the Dayrate shall not be reduced below the Nominal Set Rate or Adjusted Nominal Set Rate (as applicable) solely by or as a result of the operation of this Clause 22.3 (GTA Fiscal Regime).

22.4	Failure to Prevent Criminal Facilitation of Tax Evasion

(a)
Each of the Owner and the Operator shall not engage in any activity, practice or conduct, or omit to do any such act, which would constitute a UK or foreign tax facilitation offence under the Criminal Finances Act 2017.

(b)
Each of the Owner and the Operator shall ensure that any person associated with them that is performing the Work or Operating Services in connection with this Agreement does so only on the basis of a written contract which imposes on and secures from such person terms equivalent to those imposed on the Owner and the Operator in Clause 22.4(a) (Failure to Prevent Facilitation of Tax Evasion).

(c)
Each of the Owner and the Operator shall implement and maintain policies and procedures which are reasonable to prevent the facilitation of tax evasion offences as described in the Criminal Finances Act 2017, and ensure compliance with this Clause 22.4 (Failure to Prevent Facilitation of Tax Evasion).

23.	SUSPENSION AND TERMINATION

23.1	Suspension by Lessee
The Lessee may suspend all or part of the performance of the Work and/or the Operating Services for convenience by notice to the Owner and the Operator given at any time during the Commissioning Period or during the Lease Period ("Suspension for Convenience") and:

(a)	if notice of Suspension for Convenience is given during the Commissioning Period, the Lessee shall pay to the Owner compensation in accordance with Clause 7.12(f) (Commissioning Period); or

(b)	if notice of Suspension for Convenience is given during the Lease Period, the Normal Dayrate shall apply as adjusted in accordance with Clause 13.8(c)(iii) (Availability and Capacity Performance),
in each case, for the duration of the Suspension for Convenience.

23.2	Termination by the Lessee
Subject to Clause 23.6(a) (Cure Periods) and Clause 23.9 (Bare Boat Charter), the Lessee may terminate this Agreement with immediate effect upon giving notice (setting out full particulars of the relevant breach and/or reason for termination) to the Owner and Operator if:

(a)	the Owner or the Operator fails to effect or maintain any of the insurances required under Clause 21 (Insurance) and such failure persists for a period of [*****];

(b)	the Owner is in breach of its obligations under Clause 18.2(b) (Owner Credit Support) and such failure persists for a period of [*****];

(c)
the Owner fails to adhere to applicable Classification Society requirements which has resulted in, or could reasonably be expected to lead to, a loss of registration of the FLNG Facility and such failure persists for a period of [*****];

(d)	the Owner or the Operator fails to make any payment in excess of:

(i)	prior to the Commercial Operations Date, [*****]; and

(ii)	on and from the Commercial Operations Date, [*****],
due and payable under any undisputed invoice within [*****] of receiving written notice from the Lessee requiring it to do so (provided that, in the event more than one undisputed invoice remains unpaid after [*****] of the Owner or the Operator (as applicable) receiving written notice from the Lessee requiring payment and the aggregate amount under such unpaid invoices exceeds the relevant amounts set out in Clauses 23.2(d)(i) or 23.2(d)(ii) (Termination by the Lessee) (as applicable), the Lessee shall have the right to terminate this Agreement in accordance with this Clause 23.2(d) (Termination by the Lessee));

(e)	the total amount of Daily LDs that:

(i)	have been paid to the Lessee; and/or

(ii)	are due and payable to the Lessee,
is equal to or greater than the Liquidated Damages Liability Cap at any given point in time, provided that such right of termination shall only be exercisable for a [*****] period following the date that the Liquidated Damages Liability Cap is first reached;

(f)	an Insolvency Event occurs (or, in the reasonable opinion of the Lessee, is reasonably likely to occur) in relation to:

(i)	the Owner;

(ii)	the Operator;

(iii)	one or more of the Owner's credit support providers; or

(iv)	subject to Clause 23.7 (Key Contractor Insolvency Cure Periods) and prior to the Commercial Operations Date, a Key Contractor (in its capacity as such);

(g)	a right to terminate contemplated in this Agreement for a prolonged FM Event by Clause 15 (Force Majeure) arises;

(h)	a Conversion Contract terminates without the Lessee's prior written consent;

(i)
there is an actual total loss of the FLNG Facility, or any other event which, in the opinion of the Owner's insurer(s) under hull and machinery policies, renders the FLNG Facility to be a constructive, compromised or arranged total loss for the purposes of such policies;

(j)	the FLNG Facility is on Zero Capital Dayrate for a period of [*****];

(k)	the Owner or the Operator breaches any of its obligations under Clause 31 (Business Principles);

(l)
the Owner Credit Support has been reduced to [*****] and the Owner has not replenished, in its sole discretion, the Owner Credit Support in accordance with Clause 18.2(f) (Owner Credit Support) within [*****] after the date that the Owner Credit Support has been reduced to [*****];

(m)	the Lessee completes the purchase of the FLNG Facility in accordance with Clause 28.3 (Purchase of the FLNG Facility);

(n)
the Owner or Operator assigns, novates or transfers all or part of its rights or obligations under this Agreement, or is subject to a Change of Control, and does not obtain the prior written consent of the Lessee to such assignment, novation or transfer, or Change of Control, in accordance with Clause 27 (Assignment and Change of Control); or

(o)
the Owner fails to implement the actions the subject of the Independent Expert's determination within a reasonable time frame (having regarding to the nature of the actions) pursuant to Clause 7.5(c)(ii)(C) (Review-points).

23.3	Termination for Owner or Operator Default

(a)
Subject to Clause 23.2 (Termination by the Lessee), if the Owner or the Operator is in breach of any of its material obligations under this Agreement, or any of its representations under Clauses 16.1 (Owner's Representations and Warranties) or 16.2 (Operator's Representations and Warranties) (as applicable) is incorrect or misleading in any material way, then the Lessee may, subject to providing a notice in accordance with Clause 23.3(b) (Termination for Owner or Operator Default) and the other requirements set out in this Clause 23.3 (Termination for Owner or Operator Default) terminate this Agreement.

(b)
Upon becoming aware of any such breach by either the Owner or the Operator of one or more of its material obligations under this Agreement or that any representation is incorrect or misleading in any material respect, the Lessee may give notice to the Owner and Operator setting out full particulars of the relevant breach or misrepresentation ("Notice of Default").

(c)
Within [*****] of the Lessee providing a Notice of Default, the senior management of the Parties shall arrange a convenient date (which, in any event, shall be within [*****] of receipt of the Lessee's Notice of Default or such other period as may be agreed by the Parties acting reasonably) to meet and discuss the nature and scope of the breach or misrepresentation set out in the Notice of Default with a view to agreeing any immediate action required to remedy or mitigate such breach and/or any matters to be taken into account by the Parties in formulating a remedial action plan under Clause 23.3(d) (Termination for Owner or Operator Default).

(d)
Within [*****] (or such other period as may be agreed by the Parties acting reasonably) of the senior management of the Parties meeting in accordance with Clause 23.3(c) (Termination for Owner or Operator Default), representatives of the Parties, together with any credit support providers (as required), shall meet and discuss the development of a remedial action plan in response to the breach or misrepresentation set out in the Notice of Default.

(e)	If:

(i)
senior management of the Owner and/or the Operator fail to meet with senior management of the Lessee in accordance with Clause 23.3(c) (Termination for Owner or Operator Default) (other than to the extent such failure was caused by or attributable to the Lessee);

(ii)
the Owner or the Operator (as relevant) fails to commence taking steps to remedy the breach or misrepresentation set out in the Notice of Default within [*****] of the Parties agreeing a remedial action plan under Clause 23.3(d) (Termination for Owner or Operator Default); or

(iii)
the breach or misrepresentation set out in the Notice of Default has not been remedied within [*****] (or such other period as may be reasonable given the nature of the breach or misrepresentation, such period not to exceed [*****]) of the Lessee providing the Notice of Default, then the Lessee may terminate this Agreement with immediate effect upon giving notice to the Owner and the Operator.

23.4	Termination by the Owner
Subject to Clauses 23.6(b) and 23.6(c) (Cure Periods), the Owner may terminate this Agreement with immediate effect upon giving notice (setting out full particulars of the relevant breach and/or reason for termination) to the Lessee where:

(a)	the Lessee is in breach of its obligations under Clause 18.1(b) (Lessee Credit Support) and such failure persists for a period of [*****];

(b)	the Lessee fails to make any payment in excess of:

(i)	prior to the Commercial Operations Date, [*****]; and

(ii)	on and from the Commercial Operations Date, [*****],
due and payable under any undisputed invoice within [*****] of receiving written notice from the Owner requiring it to do so (provided that, in the event more than one undisputed invoice remains unpaid after [*****] of the Lessee receiving written notice from the Owner requiring payment and the aggregate amount under such unpaid invoices exceeds the relevant amounts set out in Clauses 23.4(b)(i) or 23.4(b)(ii) (Termination by the Owner) (as applicable), the Owner shall have the right to terminate in accordance with this Clause 23.4 (Termination by the Owner));

(c)	the total amount of Standby Dayrate (together with any Bullet Payment) that:

(i)	has been paid to the Owner; and/or

(ii)	is due and payable to the Owner,
is equal to or greater than the Standby Dayrate Liability Cap at any given point in time, provided that such right of termination shall only be exercisable for a [*****] following the date that the Standby Dayrate Liability Cap is first reached;

(d)	an Insolvency Event occurs (or, in the reasonable opinion of the Owner, is reasonably likely to occur) in relation to the Lessee or one or more of the Lessee's credit support providers; or

(e)
the Lessee Credit Support has been reduced to [*****] and the Lessee has not replenished, [*****], the Lessee Credit Support in accordance with Clause 18.1(f) (Lessee Credit Support) within [*****] after the date that the Lessee Credit Support has been reduced to [*****].

23.5	[*****]

(a)	[*****]:

(i)	[*****]; or

(ii)	[*****].

(b)	[*****].

(c)	[*****].

(d)	[*****].

(e)	[*****]:

(i)	[*****]; or

(ii)	[*****],
[*****].

23.6	Cure Periods

(a)
Notwithstanding Clause 23.2(f) (Termination by the Lessee), the Lessee may not exercise its right to terminate this Agreement due to an Insolvency Event occurring (or, in the reasonable opinion of the Lessee, being reasonably likely to occur) in relation to one or more of the Owner Credit Support providers without giving the Owner at least [*****] notice of its intention to do so. If an Insolvency Event occurs (or, in the reasonable opinion of the Lessee, is reasonably likely to occur), in relation to one or more of the Owner Credit Support providers, the Lessee shall have no right to terminate this Agreement with respect to such Insolvency Event if the Owner:

(i)
gives notice to the Lessee that it will procure the required credit support from another person of sufficient standing in accordance with the provisions of Clause 18 (Credit Support) within [*****] of receipt of notice from the Lessee; and

(ii)	procures the required credit support from such other person in accordance with the provisions of Clause 18 (Credit Support) within a further [*****].

(b)
Subject to Clause 23.6(c) (Cure Periods) but notwithstanding Clause 23.4 (Termination by the Owner), the Owner may not exercise its right to terminate this Agreement due to a reason in Clause 23.4 (Termination by the Owner) (other than Clause 23.4(d) (Termination by the Owner) to which Clause 23.6(c) (Cure Periods) applies) without giving the Lessee at least [*****] notice of its intention to do so and the Owner shall have no right to terminate this Agreement with respect such default if one or more Co-venturers gives notice prior to termination of this Agreement:

(i)	requesting the Owner not to terminate this Agreement;

(ii)	acknowledging that it or they will assume all the Lessee's obligations under this Agreement; and

(iii)	undertaking to pay to the Owner and the Operator any and all undisputed amounts due under this Agreement now and in the future.

(c)
Notwithstanding Clause 23.4(d) (Termination by the Owner), the Owner may not exercise its right to terminate this Agreement due to an Insolvency Event occurring (or, in the reasonable opinion of the Owner, being reasonably likely to occur) in relation to the Lessee or one or more of the Lessee Credit Support providers without giving the Lessee at least [*****] notice of its intention to do so. If an Insolvency Event occurs (or, in the reasonable opinion of the Owner, is reasonably likely to occur), in relation to:

(i)	the Lessee, then the Owner shall have no right to terminate this Agreement with respect such Insolvency Event if one or more Co-venturers gives notice prior to termination of this Agreement:

(A)	requesting the Owner not to terminate this Agreement;

(B)	acknowledging that it or they will assume all the Lessee's obligations under this Agreement; and

(C)
undertaking to pay to the Owner and the Operator any and all amounts due under this Agreement now and in the future, and such Co-venturer provides a deed of novation duly executed by the relevant Co-venturer(s) and by or on behalf of the Lessee, which shall be substantially in the form of deed of novation in Schedule 23 (Form of Deed of Novation) within [*****] of receipt of notice under Clause 23.6(c)(i) (Cure Periods) (or such longer period as the Parties agree, acting reasonably); or

(ii)	one or more of the Lessee Credit Support providers, then the Owner shall have no right to terminate this Agreement with respect such Insolvency Event if the Lessee:

(A)	gives notice that it will procure the required credit support from another person in accordance with Clause 18 (Credit Support) within [*****] of receipt of notice from the Owner; and

(B)	procures the required credit support from such other person in accordance with Clause 18 (Credit Support) within a further [*****].
23.7    Key Contractor Insolvency Cure Periods

(a)
Notwithstanding Clause 23.2(f)(iv) (Termination by the Lessee), the Lessee may not exercise its right to terminate this Agreement due to an Insolvency Event occurring (or, in the reasonable opinion of the Lessee, being reasonably likely to occur) in relation to one or more of the Key Contractors other than GLNG without giving the Owner at least [*****] notice of its intention to do so and setting out the basis upon which it has formed the good faith view that an Insolvency Event has occurred (or, in the reasonable opinion of the Lessee, being reasonably likely to occur) in relation to one or more of the Key Contractors ("Key Contractor Insolvency Event Notice").

(b)
Within [*****] of the Lessee providing a Key Contractor Insolvency Event Notice, the senior management of the Parties shall arrange a convenient date (which, in any event, shall be within [*****] of receipt of the Lessee's Key Contractor Insolvency Event Notice or such other period as may be agreed by the Parties acting reasonably) to meet and discuss the basis for the Lessee's good faith view that an Insolvency Event has occurred (or, in the reasonable opinion of the Lessee, being reasonably likely to occur) in relation to one or more of the Key Contractors with a view to agreeing any immediate action required to remedy or mitigate the circumstances and/or any matters to be taken into account by the Parties in formulating a remedial action plan under Clause 23.7(c) (Key Contractor Insolvency Cure Periods).

(c)
Within [*****] (or such other period as may be agreed by the Parties acting reasonably) of senior management of the Parties meeting in accordance with Clause 23.7(b) (Key Contractor Insolvency Cure Periods), representatives of the Parties, together with representatives of any Key Contractors or potential alternative key contractors (as required), shall meet and discuss the development of a remedial action plan in response to the matters set out in the Key Contractor Insolvency Event Notice taking into account any matters that senior management agreed to address.

(d)	If:

(i)
senior management of the Owner fail to meet with senior management of the Lessee in accordance with Clause 23.7(b) (Key Contractor Insolvency Cure Periods) (other than to the extent such failure was caused by or attributable to the Lessee);

(ii)
the Owner fails to commence taking steps to implement the remedial action plan agreed under Clause 23.7(c) (Key Contractor Insolvency Cure Periods) within [*****] (or such other period as the Parties agree acting reasonably) of the Parties agreeing it; or

(iii)	if the Owner and the Lessee fail to agree on a remedial action plan within [*****] of the initial meeting convened pursuant to Clause 23.7(c) (Key Contractor Insolvency Cure Periods),
then the Lessee may terminate this Agreement with immediate effect upon giving notice to the Owner and the Operator.

23.8	Consequences of Termination

(a)
If the Lessee validly terminates this Agreement pursuant to Clause 23.2 (Termination by the Lessee) (other than Clauses 23.2(g) and 23.2(m) (Termination by the Lessee)) or Clause 23.3 (Termination for Owner or Operator Default), then subject to the Surviving Obligations:

(i)	the Owner shall (or shall procure that the provider of Owner Credit Support shall) immediately pay to the Lessee the Owner Credit Support Amount at the point in time of termination, less:

(A)	if the Agreement is validly terminated prior to the Commercial Operations Date:

(1)	any Daily LDs already paid by the Owner; and

(2)
amounts already paid by an Owner Credit Support provider (provided that if the Owner Credit Support has been previously replenished pursuant to Clauses 18.2(d) or 18.2(f) (Owner Credit Support), such reduction shall only be for the amounts already paid by an Owner Credit Support provider from the date of the immediately prior replenishment), at the point in time of termination; or

(B)	if the Agreement is validly terminated on or after the Commercial Operations Date:

(1)	any Daily LDs paid by the Owner; and

(2)
amounts paid by an Owner Credit Support provider (provided that if the Owner Credit Support has been previously replenished pursuant to Clauses 18.2(d) or 18.2(f) (Owner Credit Support), such reduction shall only be for the amounts already paid by an Owner Credit Support provider from the date of the immediately prior replenishment), on and from the Commercial Operations Date until the point in time of termination, and that payment will constitute the full and final satisfaction of any and all outstanding liabilities of the Owner, the Operator and their respective Affiliates to the Lessee under or in connection with this Agreement as at the date of termination save that the Lessee Group shall remain entitled to rely on any indemnities granted by the Owner in favour of the Lessee Group under this Agreement; and

(ii)
none of the Lessee, the Owner or the Operator shall have any further claims, rights or remedies under this Agreement, at Law or otherwise upon such valid termination, subject to the exercise by the Lessee of:

(A)	any step-in rights in favour of the Lessee in any Direct Agreement; and/or

(B)	any bare boat charter rights pursuant to Clause 23.9 (Bare Boat Charter).

(b)
If the Owner validly terminates this Agreement pursuant to Clause 23.4 (Termination by the Owner) or Clause 23.5 (Termination for Breach of Business Principles), then subject to the Surviving Obligations:

(i)	the Lessee shall (or shall procure that the provider of Lessee Credit Support shall) immediately pay to the Owner the Lessee Credit Support Amount at the point in time of termination, less:

(A)	if the Agreement is validly terminated prior to the Commercial Operations Date:

(1)	any Standby Dayrate and Bullet Payment already paid by the Lessee; and

(2)
amounts already paid by a Lessee Credit Support provider (provided that if the Lessee Credit Support has been previously replenished pursuant to Clauses 18.1(d) or 18.1(f) (Lessee Credit Support), such reduction shall only be for the amounts already paid by a Lessee Credit Support provider from the date of the immediately prior replenishment), at the point in time of termination; or

(B)	if the Agreement is validly terminated on or after the Commercial Operations Date:

(1)	any Bullet Payment not yet reimbursed;

(2)	any Standby Dayrate paid by the Lessee; and

(3)
amounts paid by a Lessee Credit Support provider (provided that if the Lessee Credit Support has been previously replenished pursuant to Clauses 18.1(d) or 18.1(f) (Lessee Credit Support), such reduction shall only be for the amounts already paid by a Lessee Credit Support provider from the date of the immediately prior replenishment), on and from the Commercial Operations Date until the point in time of termination, and that payment will constitute the full and final satisfaction of any and all outstanding liabilities of the Lessee, its Co-venturers and its and their respective Affiliates to the Owner and the Operator under or in connection with this Agreement save that the Owner Group shall remain entitled to rely on any indemnities granted by the Lessee in favour of the Owner Group under this Agreement; and

(ii)	none of the Lessee, the Owner or the Operator shall have any further claims, rights or remedies under this Agreement, at law or otherwise upon such valid termination.

(c)	At the end of the Lease Period or if this Agreement is validly terminated pursuant to:

(i)	Clause 8.2(c) or Clause 8.2(f) (Continuation Date);

(ii)	Clause 15 (Force Majeure); or

(iii)
at any point following the arrival of the FLNG Facility at the Lessee's Operating Boundary, this Clause 23 (Suspension and Termination) except where the Lessee exercises its right to enter into a bareboat charter under Clause 23.9 (Bare Boat Charter), the Operator's obligations to perform the Operating Services under Clause 3.4 (Operator's General Obligations) and the Lessee's obligations under Clause 4.1(b) (Upstream Project Obligations) shall cease on and from the end of the Lease Period or the relevant termination date (as applicable); provided that the Owner's obligations to demobilise the FLNG Facility under Clause 3.1(a) (Owner's General Obligations), and the corresponding obligations of the Owner and the Lessee under Clause 17 (Liability and Indemnity), Clause 19 (Maritime Provisions) and Clause 21 (Insurance), shall continue until the FLNG Facility has been safely disconnected and demobilised from the LNG Hub Facilities and is outside of the Lessee's Operating Boundary.

(d)
The Owner and the Lessee shall use reasonable endeavours to agree the necessary steps to be taken by the Owner and the Lessee to safely disconnect and demobilise the FLNG Facility from the LNG Hub Facilities in accordance with Schedule 8 (HSSE Requirements) prior to the Owner disconnecting and demobilising the FLNG Facility.

23.9	Bare Boat Charter

(a)
Subject to the Commercial Operations Date having occurred, if the Lessee is entitled to terminate this Agreement in accordance with Clause 23.2 (Termination by the Lessee) (other than Clauses 23.2(h), 23.2(i), 23.2(k) or 23.2(m) (Termination by the Lessee)) or Clause 23.3 (Termination for Owner or Operator Default), then the Lessee may (in its sole discretion) give notice to the Owner that it wishes to enter into a bare boat charter, in which case:

(i)
the Owner shall allow (at the Lessee's cost) the attendance on board the FLNG Facility of a reasonable number of the Lessee's representatives for a period of up to thirty (30) Days after the notice given pursuant to Clause 23.9(a) (Bare Boat Charter), and shall further allow (at the Lessee's cost) the attendance on board of the Lessee's crew for up to twenty (20) Days prior to execution of the bare boat charter, and the Owner shall co-operate with the Lessee's representatives and crew to allow them to familiarise themselves with the FLNG Facility's systems, and reasonably assist with and/or submit documentation (at the Lessee's cost) relating to the change in operator, technical managers and/or crew to the FLNG Facility's Flag State, Classification Society and any other relevant authorities or entities as may be reasonably notified by the Lessee;

(ii)
promptly following the thirtieth (30th) Day after the notice given pursuant to Clause 23.9(a) (Bare Boat Charter), the Owner and the Lessee shall execute a bare boat charter in accordance with the principles in Schedule 22 (Bare Boat Charter);

(iii)	upon execution of the bare boat charter, this Agreement shall terminate; and

(iv)
subject to Clause 23.8(a)(i) (Consequences of Termination) and the Surviving Obligations, no Party shall have any entitlement, and will not assert the existence of any entitlement, to additional claims, rights, remedies or payments upon such termination.

(b)	The rights of the Parties under this Clause 23.9 (Bare Boat Charter) shall prevail over any inconsistencies with Clause 7.2(a) (Inspection Rights).

24.	DISPUTE RESOLUTION

24.1	Governing Law
This Agreement and any dispute or Claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual disputes or Claims) shall be governed by and construed in accordance with the laws of England and Wales.

24.2	Occurrence of Disputes

(a)
The Parties agree to attempt to resolve any dispute, controversy, difference or claim arising out of or in respect of this Agreement ("Dispute") promptly and in a good faith manner. Without prejudice to any Party's rights to apply to any competent judicial authority for interim or conservatory measures, a Dispute shall be settled in accordance with the procedures set out in this Clause 24 (Dispute Resolution).

(b)
For the avoidance of doubt, neither the existence of any Dispute, nor the commencement of any proceedings thereto, shall relieve a Party of its obligations to continue to observe and perform the provisions of this Agreement.

(c)	In the event a Dispute exists, the Party raising any Dispute shall first serve upon the other Parties a written notice setting out the material particulars of the Dispute ("Notice of Dispute").

24.3	Senior Management
The Parties agree that:

(a)	within [*****] from the date of a Notice of Dispute, the senior management of all Parties shall meet with a view to resolving the Dispute notified by the Notice of Dispute; and

(b)	if the Dispute is not resolved between the Parties within [*****] from the date of the Notice of Dispute, any Party shall be entitled to refer such Dispute to:

(i)
expert determination in accordance Clause 24.4 (Expert Determination) for any Dispute arising in connection with Clauses 3.4(b) (Operator's General Obligations), 3.7 (Cost Competitiveness), 6.7 (Variation Order), 7.4 (Hold-points), 7.5 (Review-points), 8.2(e)(iv)(B)(3) (Continuation Date), 12.5 (Adjustment of Base Capacity) 14.7(b) (Audit, Records and Financial Reporting), 14.7(c) (Audit, Records and Financial Reporting), 17.4(b)(i) (Requisition of FLNG Facility) or 28.3(a)(ii) (Purchase of the FLNG Facility) (a "Technical Dispute"); or

(ii)	arbitration in accordance with Clause 24.5 (Arbitration) for any other Dispute.

24.4	Expert Determination

(a)
Any Technical Dispute that is not resolved pursuant to Clause 24.3 (Senior Management) shall be referred to an expert for determination ("Independent Expert") pursuant to this Clause 24.4 (Expert Determination). The Party that requires a Technical Dispute to be submitted to an Independent Expert shall send a written notice to the other Party or Parties to the Technical Dispute, specifying that such Technical Dispute be submitted to an Independent Expert who shall be designated to consider and decide the issues raised by such Technical Dispute (a "Technical Dispute Submission").

(b)
The Parties to the Technical Dispute shall discuss and seek to agree on a designated Independent Expert within [*****] of the date of the relevant Technical Dispute Submission. If the Parties fail to designate the Independent Expert within the time period stipulated above, upon the request of any of the Parties to the Technical Dispute, the International Chamber of Commerce ("ICC") International Centre for ADR shall appoint such Independent Expert in accordance with the ICC Rules for the Appointment of Experts and Neutrals, subject to the provisions set forth in this Clause 24.4 (Expert Determination). Within [*****] of the appointment of the Independent Expert, the Parties shall submit to the Independent Expert a notice (a "Position Notice") setting forth such Party's position in respect of the issues in dispute. Such Position Notice shall include supporting documentation, if appropriate.

(c)
The Independent Expert shall complete all proceedings and issue his decision with reasons with regard to the Technical Dispute as promptly as reasonably possible, but in any event within [*****] of the date on which both Position Notices are submitted, unless the Independent Expert reasonably determines that additional time is required in order to give adequate consideration to the issues raised. If the Independent Expert reasonably determines that additional time is required in order to give adequate consideration to the issues raised, the Independent Expert shall state in writing his reasons for believing that additional time is needed and shall specify the additional period required, which period shall not exceed [*****] unless the Parties agree otherwise. If the Parties agree to such additional time, the Independent Expert shall render his decision within such extended time period. In resolving a Technical Dispute, the Independent Expert shall consider all facts and circumstances he deems reasonable given the nature of the Technical Dispute.

(d)
If the Independent Expert fails to notify the Parties of his decision with respect to any Technical Dispute referred to him pursuant to Clause 24.4(a) (Expert Determination) within the time limit pursuant to Clause 24.4(c) (Expert Determination), a Party to the Technical Dispute may give notice that the Technical Dispute is to be decided by arbitration pursuant to Clause 24.5 (Arbitration), whereupon the Independent Expert shall give no further consideration to the Technical Dispute and shall not issue a decision.

(e)
The decision of the Independent Expert may only be challenged on the grounds of (i) procedural unfairness, (ii) the Independent Expert materially departed from his instructions or (iii) manifest error or fraud. A Party wishing to challenge the Independent Expert's decision must issue a written notice of dissatisfaction with the decision to the other Party or Parties to the Technical Dispute, with a copy to the Independent Expert, within [*****] of such Party's receipt of the Independent Expert's decision, in which event such Technical Dispute shall be referred to arbitration pursuant to Clause 24.5 (Arbitration), provided such Party commences arbitration within [*****] from the date of the receipt by the other Party or Parties to the Technical Dispute of the notice of dissatisfaction. In such a case, the Independent Expert's decision will remain binding on the Parties until it is superseded by any decision or award of the arbitral tribunal under Clause 24.5 (Arbitration). If the arbitration is not commenced within such [*****], the Independent Expert's decision shall, in the absence of manifest error or fraud, be final and binding upon the Parties, notwithstanding the timely notice of dissatisfaction given by the dissatisfied Party.

(f)
All individuals appointed by the Parties or the ICC International Centre for ADR as an Independent Expert shall be independent of the Parties and shall be experienced in comparable projects and have the expertise in the area to which such Technical Dispute relates.

(g)
The Independent Expert shall have the power to award costs as well as interest on any sums awarded as it deems appropriate. All fees and expenses incurred by the Independent Expert shall be borne by the Parties to the Technical Dispute in equal shares, unless the Independent Expert decides otherwise. Each Party shall bear its own costs of participating in the expert determination process (including the costs of its advisors or consultants).

(h)	The Independent Expert will determine its own procedures for the resolution of the Technical Dispute. The Independent Expert shall act as an expert and not as an arbitrator.

(i)
All proceedings (including all documents submitted in connection with such proceedings) before the Independent Expert shall be conducted in the English language and shall be kept confidential among the Parties and the Independent Expert.

(j)	Where there is any dispute about whether a Dispute constitutes a Technical Dispute, such dispute shall be resolved in accordance with Clause 24.5 (Arbitration).

24.5	Arbitration

(a)
Any Dispute (other than a Technical Dispute) which is not resolved in accordance with Clause 24.3 (Senior Management) and any Technical Dispute that has been challenged in accordance with Clause 24.4(e) (Expert Determination) shall be referred to final and binding determination by arbitration under the arbitration rules (the "Rules") of the London Court of International Arbitration (the "LCIA"), which Rules are deemed to be incorporated by reference into this Clause 24.5 (Arbitration).

(b)	The seat and venue for the arbitration shall be London, England.

(c)
The tribunal (the "Arbitral Tribunal") shall consist of three (3) arbitrators. One arbitrator shall be nominated by the claimant (or claimant parties jointly) in the request for arbitration and the second arbitrator shall be nominated by the respondent (or respondent parties jointly) in the response to the request for arbitration, for appointment by the LCIA court. If there are multiple claimants and/or multiple respondents, each Party agrees that, in the absence of a joint nomination of an arbitrator by one side, any existing nomination or confirmation of the arbitrator chosen by the Party or Parties on the other side of the proposed arbitration shall be unaffected, and the remaining arbitrator(s) shall be appointed in accordance with the LCIA Rules. If this Clause 24.5(c) (Arbitration) operates to exclude a Party's right to choose its own arbitrator, each Party irrevocably and unconditionally waives any right to do so. The third arbitrator, who shall be the presiding arbitrator, shall be jointly selected by the other two (2) arbitrators within fourteen (14) Days of the selection of the second arbitrator. If the third arbitrator is not selected within this time period, the LCIA court shall appoint such arbitrator, unless the Parties to the Dispute agree otherwise. No arbitrator appointed pursuant to this Clause 24.5 (Arbitration) shall be an employee or agent or former employee or agent of any of the Parties. The Parties agree that Article 6 of the LCIA Rules shall not apply in relation to the presiding arbitrator of the Arbitral Tribunal.

(d)	The language to be used in the arbitral proceedings shall be English.

(e)	This arbitration agreement shall be governed by the laws of England and Wales.

(f)
Before the constitution of the Arbitral Tribunal in an Existing Dispute, any party to such Existing Dispute may effect Joinder by serving notice on any party to this Agreement or a Related Agreement whom it seeks to join, provided that such notice is also sent to all other parties to the Existing Dispute and the LCIA court within thirty (30) Days of service of the request for arbitration. The joined party will become a claimant or respondent party (as appropriate) to the Dispute and participate in the arbitrator appointment process in Clause 24.5(c) (Arbitration). After the constitution of the Arbitral Tribunal in an Existing Dispute, any party to that Existing Dispute may apply to the Arbitral Tribunal for a Joinder Order provided that such application is also sent to all parties to the Existing Dispute and the party it seeks to join. On hearing such application, the Arbitral Tribunal may, if it considers it appropriate, make a Joinder Order. Notice of such Joinder Order must be given to all parties to the Existing Dispute, the joined party and the LCIA registrar.

(g)	Any party to an Existing Dispute, including any joined party, may make a cross-claim under this Agreement or any Related Agreement against any other party, provided that:

(i)	such cross-claim is based upon a Dispute substantially related to the Dispute in the relevant request for arbitration; and

(ii)
such cross-claim is made by written notice to the LCIA court and to all other parties within either twenty-eight (28) Days from the receipt by such party of the relevant request for arbitration or such longer time as may be determined by the LCIA court or the arbitrators.

(h)
Each Party: (i) consents to Joinder in accordance with Clause 24.5(f) (Arbitration) or in accordance with any Related Agreement, (ii) agrees that the Arbitral Tribunal in an Existing Dispute shall have jurisdiction to determine any cross-claim made in accordance with Clause 24.5(g) (Arbitration); and, (iii) agrees to be bound by any award made by the Arbitral Tribunal in an Existing Dispute to which it is joined, including in relation to any cross-claim made under Clause 24.5(g) (Arbitration) or any Related Agreement, even if it chooses not to participate in the proceedings.

(i)
Any party to both a First-filed Dispute and Later Dispute(s) may apply to the Arbitral Tribunal appointed in the First-filed Dispute for a Consolidation Order in relation to any Later Dispute(s). That party must also send such application to all parties to the First-filed Dispute and the Later Dispute. The Arbitral Tribunal appointed in relation to the First-filed Dispute may, if it considers it in the interests of justice and efficiency, make a Consolidation Order on hearing such application. If the Arbitral Tribunal in the First-filed Dispute makes a Consolidation Order it will immediately, to the exclusion of other Arbitral Tribunals, have jurisdiction to resolve finally the Later Dispute(s). The Parties agree that if a Consolidation Order is made the requirements of Article 6 of the LCIA Rules shall not apply in relation to the presiding arbitrator of the Arbitral Tribunal in the First-filed Dispute. The Parties agree that they will be bound by the Consolidation Order and any subsequent orders and awards issued in such circumstances even if they choose not to participate in the proceedings. Notice of the Consolidation Order must be given to any arbitrators already appointed in relation to the Later Dispute(s) and the LCIA registrar. Any appointment of an arbitrator in relation to the Later Dispute(s) before the date of the Consolidation Order will terminate immediately and the arbitrator will be deemed to be discharged. This termination is without prejudice to the validity of any act done or order made by that arbitrator or by any court in support of that arbitration before that arbitrator's appointment is terminated; his or her entitlement to be paid proper fees and disbursements; and the date when any claim or defence was raised for the purpose of applying any limitation bar or any similar rule or provision. If this Clause 24.5(i) (Arbitration) operates to exclude a Party's right to choose its own arbitrator, each Party irrevocably and unconditionally waives any right to do so.

(j)
Without prejudice to Clauses 24.5(f) and 24.5(i) (Arbitration), Claims arising out of or in connection with this Agreement and one or more Related Agreements may be made in a single arbitration and commenced in the same request for arbitration.

(k)
Any award shall be final, binding and enforceable against the Parties in any court of competent jurisdiction and, to the extent permitted by law, the Parties waive all rights to appeal such award on any question of law to the courts of England and Wales under Sections 45 or 69 of the Arbitration Act 1996.

25.	WAIVER OF IMMUNITY

(a)	The execution, delivery and performance of this Agreement constitute private and commercial acts.

(b)
To the extent that a Party may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before award or judgment, or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), such Party irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

26.	CONFIDENTIALITY

26.1	Naming Conventions
For the purposes of this Clause 26 (Confidentiality), whichever of the Owner, Operator or the Lessee that is disclosing Confidential Information shall be referred to as the "Disclosing Party" and whichever of the Owner, Operator or the Lessee that is receiving Confidential Information shall be referred to as the "Receiving Party".

26.2	General Obligation
The Receiving Party agrees to keep Confidential Information strictly confidential and shall not:

(a)	use Confidential Information except in connection with the performance of activities to be conducted pursuant to or for the purposes of this Agreement (the "Permitted Purpose"); nor

(b)
sell, trade, publish or otherwise disclose to anyone in any manner whatsoever such Confidential Information, including by means of photocopy or reproduction unless expressly permitted by this Clause 26 (Confidentiality).

26.3	Exclusions from General Obligation
This Clause 26 (Confidentiality) shall not apply to Confidential Information which:

(a)
is already in possession of the public or becomes available to the public other than through its disclosure in breach of the confidentiality undertakings provided in this Agreement or under the Preliminary Agreement;

(b)	was available to the Receiving Party on a non-confidential basis before disclosure by the Disclosing Party;

(c)
was, is or becomes available to the Receiving Party on a non-confidential basis from a Third Party that is not bound by a confidentiality agreement with the Disclosing Party and has the right to disclose such information at the time it is acquired by the Receiving Party (without binder or secrecy);

(d)	is developed independently by or for the Receiving Party without reliance on the Confidential Information disclosed by the Disclosing Party; or

(e)
is required to be disclosed in order to comply with the requirements of any law, rule or regulation of any Governmental Authority or regulatory body, court or other authority of competent jurisdiction having jurisdiction over this Agreement or any of the Parties, or of any relevant stock exchange (provided that the Receiving Party shall, to the extent legally permissible, give advance notice to the Disclosing Party prior to such disclosure and shall seek to limit any such disclosure to the greatest extent practicable).

26.4	Permitted Disclosure
Notwithstanding any other provision of this Clause 26 (Confidentiality), the Receiving Party may disclose Confidential Information to the following persons (the "Recipients") without the Disclosing Party's prior written consent, if and to the extent the Recipients reasonably need to know such Confidential Information for the Permitted Purpose and provided that such Recipients are both informed of the confidential nature of the Confidential Information and undertake to comply with the obligations set out in this Clause 26 (Confidentiality) as if they were party to this Agreement:

(a)	its employees, officers, directors, agents and representatives;

(b)	its Affiliates and the employees, officers, directors, agents and representatives of such Affiliates;

(c)
where the Lessee is the Receiving Party, its Co-venturers, their respective Affiliates and the States, together with their respective employees, officers, directors, agents and representatives, and their respective professional consultants and advisers;

(d)	its or its Affiliates' professional consultants and advisers including insurers, underwriters and brokers;

(e)
its and, where the Lessee is the Receiving Party, its Co-venturers' financial advisers, investment bankers, underwriters, brokers, lenders or other financial institutions advising on, providing or considering the provision of finance or guarantees or insurance in connection which such finance (including as contemplated under Clause 28.1(h) (Owner Financing));

(f)	any LNG Buyer;

(g)	its subcontractors of any tier (including the Key Contractors) in connection with the Upstream Project and GTA Project; and

(h)	to bona fide intending assignees of a Co-venturer's interest in the Unit Area.

26.5	Responsibilities

(a)
The Receiving Party shall be responsible for ensuring that all of its Recipients to whom the Confidential Information is disclosed under this Agreement shall keep such information confidential in accordance with the terms of this Clause 26 (Confidentiality) and shall not disclose, divulge or use such Confidential Information in violation of this Clause 26 (Confidentiality). The Receiving Party shall be liable to the Disclosing Party for any breach of this Clause 26 (Confidentiality) by the Recipients of the Receiving Party.

(b)
If at any time the Disclosing Party, wishes to disclose Technical Information to the Receiving Party or any of its Recipients, the Disclosing Party shall prior to the disclosure notify the Receiving Party in writing on a non-confidential basis of:

(i)	the nature of the information;

(ii)	the fact that it is Technical Information; and

(iii)	the additional use or other restrictions attaching to it,
and the Receiving Party and/or its Recipients shall then have the right to decide whether or not to accept receipt of such Technical Information. If such Technical Information is received, the Receiving Party shall, and shall procure that its Recipients, ensure that Technical Information is safeguarded in accordance with this Clause 26 (Confidentiality).

26.6	Public Announcements
A Party, and any of its officers, employees or agents (including any employees of an Affiliate of such Party), shall not make any public announcement of any kind regarding the existence or terms of this Agreement without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed). Where the Lessee is the Party wishing to make a public announcement, the consent of either the Owner or the Operator shall be deemed to be the consent of both of them.

27.	ASSIGNMENT AND CHANGE OF CONTROL

27.1	Requirement for Consent
Except as otherwise provided by this Clause 27 (Assignment and Change of Control) and Clauses 23.6 (Cure Periods) and 28.1 (Owner Financing), no Party may assign, novate or transfer all or any part of its rights or obligations under this Agreement without the other Parties' prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Where the Lessee is the assigning, novating or transferring Party under this Agreement, the consent of either the Owner or the Operator shall be deemed to be the consent of both of them.

27.2	Assignment by Owner
Subject to Clause 28.2 (Security), the Owner may assign all or any part of its rights under this Agreement to an Affiliate without having to obtain the Lessee's prior written consent.

27.3	Assignment by Lessee

(a)	Subject to the rights and obligations of the Lenders (if any) as set out in the Direct Agreements, the Lessee may:

(i)	assign all or any part of its rights; and

(ii)	subject to Clause 27.4 (Novation), novate or transfer all (but not part) of its obligations, under this Agreement to an Affiliate, to a Co-venturer or to a new Unit Operator without having to obtain the Owner's and the Operator's prior written consent and the Owner and the Operator shall promptly execute and deliver to the Lessee a deed of novation which shall be substantially in the form set out in Schedule 23 (Form of Deed of Novation) to give effect to such assignment, transfer or novation.

27.4	Novation
Any novation or transfer by a Party of any of its obligations under this Agreement pursuant to Clause 27.1 (Requirement for Consent), Clause 27.3 (Assignment by Lessee) or Clause 28.3(a)(ii) (Purchase of the FLNG Facility) shall not be effective, and the transferring Party shall not be released from any of its obligations under this Agreement, unless and until the transferring Party:

(a)
procures that the incoming party or parties (as the case may be) executes and delivers to the other Parties a deed of novation which shall be substantially in the form set out in Schedule 23 (Form of Deed of Novation); and

(b)	procures that, in the case of a proposed novation by:

(i)
the Lessee, if the incoming party or parties (as the case may be) is not an Affiliate of the Lessee, Lessee Credit Support is provided to the Owner and the Operator in a form that satisfies the requirements set out in Clause 18 (Credit Support); or

(ii)
the Owner, if the incoming party or parties (as the case may be) is not an Affiliate of the Owner, Owner Credit Support is provided to the Lessee in a form that satisfies the requirements set out in Clause 18 (Credit Support); and

(c)	is not, at the time of the proposed novation or transfer, in material breach of any of its obligations under this Agreement, and provided the requirements of this Clause 27 (Assignment and Change of Control) have been met, the continuing Parties shall not withhold, condition or delay their signature of the deed of novation.

27.5	Change of Control of Owner
Any Change of Control of the Owner (other than a Permitted Change of Control) shall require the prior written consent of the Lessee (such consent not to be unreasonably withheld, conditioned or delayed).

27.6	Ownership of the Operator

(a)
The Owner covenants in favour of the Lessee that on and from the date of execution of the deed of accession by the entity who will be the Operator pursuant to Clause 3.1(b) (Owner's General Obligations) and throughout the Term the Operator:

(i)	is and will remain a wholly owned subsidiary of either the Owner or an Affiliate of the Owner; and

(ii)	has not and will not undertake any business other than complying with its obligations under this Agreement, except as otherwise agreed in advance with the Lessee in the Lessee's sole discretion.

(b)
The Lessee shall, promptly upon request (together with any necessary supporting information), reimburse the Owner and the Operator for any and all incremental costs reasonably and properly incurred in connection with any restructuring or re-domiciliation of the Operator (other than in relation to Taxes) to the extent:

(i)
required by any change of Law of either or both of the States that is enacted after the date of this Agreement, other than any change of Law that should have been in the reasonable contemplation of the Parties at the time of entering into this Agreement; or

(ii)	otherwise required by the Lessee (acting reasonably).

28.	FINANCING ARRANGEMENTS

28.1	Owner Financing

(a)	The Owner is, or will be, the borrower under external debt financing arrangements with Initial Lenders. The Initial Lenders are [*****].

(b)
The Parties acknowledge that the Owner intends to refinance the FLNG Facility and/or the Work, from time to time, after the date of this Agreement by entering into arrangements with banks, insurance companies, financial institutions, export credit agencies and/or other lending institutions providing loan or other credit facilities (including any guarantees, insurance hedging services, bonds or lease financing) for the financing of the FLNG Facility and/or the Work ("Refinanciers").

(c)	Prior to the Commercial Operations Date:

(i)	any refinancing of the FLNG Facility and/or the Work shall require the Lessee's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); and

(ii)
no Party shall have any obligation to consider or agree to, any amendment to this Agreement requested by or on behalf of, or in response to requests by or on behalf of, the Initial Lenders or Refinanciers.

(d)	The Lessee's consent under Clause 28.1(c)(i) (Owner Financing) shall be deemed to be reasonably withheld, conditioned or delayed if the proposed refinancing would require:

(i)	[*****]:

(A)	[*****];

(B)	[*****]; or

(C)	[*****],
[*****]; or

(ii)	the participation of any Refinancier that is:

(A)
an agency of the government of, a person directly or indirectly controlled by, or a person listed in, a country that is subject to a sanctions program identified on the list published and maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, or the United Kingdom, from time to time as such program may be applicable to such agency, or person; or

(B)	a person that engages in (or that owns a significant interest in any organisation that engages in) the commercial and economic business that the Lessee is involved in or has significant knowledge of.

(e)
Except in response to a request or proposal of the Owner and/or the Lenders that seeks an amendment to the terms of this Agreement or any direct agreement contrary to the principles set out in Clauses 28.1(c)(ii) and/or 28.1(d)(i) (Owner Financing), the Lessee's consent under Clause 28.1(c)(i) (Owner Financing) shall be deemed to be unreasonably conditioned if the Lessee requires, as a condition for its consent to the refinancing, any terms and conditions that are more favourable to the Lessee than the terms and conditions the Lessee enjoys under this Agreement or any Direct Agreement in place at the time of the proposed refinancing.

(f)
On or after the Commercial Operations Date, any refinancing of the FLNG Facility and/or the Work shall require the Lessee's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed, having regard to the overall impact of the proposed refinancing as a whole upon the Lessee), provided that such consent shall be deemed to be reasonably withheld, conditioned or delayed if the proposed refinancing would meet any of the criteria set out in Clauses 28.1(d)(ii)(A) or 28.1(d)(ii)(B) (Owner Financing).

(g)
Following the Lessee's consent to any refinancing, the Lessee shall take, or cause to be taken, all actions reasonably necessary or appropriate to consummate the proposed refinancing, including the entering into Direct Agreements with the Refinanciers.

(h)
The Lessee shall use reasonable endeavours to comply with any reasonable requests of the Initial Lenders or any Refinanciers to conduct routine due diligence and "know your customer" checks on the Lessee or any member of the Lessee Group as soon as reasonably practicable following such request.

28.2	Security

(a)
The Owner and the Operator shall have the right to create and permit to subsist in favour of the Initial Lenders and, subject to Clause 28.1 (Owner Financing), any Refinanciers, without the consent of the other Parties, first ranking security over:

(i)	the FLNG Facility and the Work;

(ii)	the Owner's rights under this Agreement;

(iii)	any subcontract entered into by the Owner or Operator in accordance with Clause 3.5 (Subcontracting);

(iv)	each Conversion Contract and any subcontract entered into by a Key Contractor pursuant to Clause 7.1(b) (Construction Parties);

(v)	shares in the Owner;

(vi)	any earnings from the FLNG Facility (excluding any amounts payable to the Operator);

(vii)	compensation for requisition or otherwise of the FLNG Facility under Clause 17.4 (Requisition of FLNG Facility); and

(viii)	proceeds of any insurance under Clause 21 (Insurance),
provided that the Initial Lenders and the Refinanciers (as applicable) enter into the Direct Agreements.

(b)	Except as provided in Clause 28.2(a) (Security), neither the Owner nor the Operator shall create or permit to subsist any mortgage, charge, encumbrance or security interest over the whole or part of:

(i)	the FLNG Facility and the Work;

(ii)	the Owner's rights under this Agreement;

(iii)	any subcontract entered into by the Owner or Operator in accordance with Clause 3.5 (Subcontracting);

(iv)	any Conversion Contract or any subcontract entered into by a Key Contractor pursuant to Clause 7.1(b) (Construction Parties);

(v)	shares in the Owner;

(vi)	any earnings from the FLNG Facility;

(vii)	compensation for requisition or otherwise of the FLNG Facility under Clause 17.4 (Requisition of FLNG Facility); and

(viii)	proceeds of any insurance under Clause 21 (Insurance),
without the prior written consent in writing of the Lessee, such consent not to be unreasonably withheld, conditioned or delayed.

(c)
For the avoidance of doubt, the Operator shall not create or permit to subsist any mortgage, charge, encumbrance or security interest over the whole or part of the FLNG Facility or the earnings therefrom.

28.3	Purchase of the FLNG Facility

(a)	The Lessee Group shall have a right to purchase the FLNG Facility subject to the following principles:

(i)	no purchase shall take place until at least the end of the fifteenth (15th) Commercial Operations Date Anniversary;

(ii)
the price payable shall be the fair market value of the remaining useful economic life of the FLNG Facility, as determined by a valuation firm of international repute in accordance with the expert determination procedures set out in Clause 24.4 (Expert Determination); and

(iii)	only the Lessee or one of its Co-venturers or one of its or their Affiliates may be named by the Lessee as the purchaser of the FLNG Facility.

(b)
In the event either the Lessee, one of its Co-venturers or one of its of their Affiliates elects to purchase of the FLNG Facility under this Clause 28.3 (Purchase of the FLNG Facility), then on the effective date of the transfer of title of the FLNG Facility from the Owner to the purchaser under this Clause 28.3 (Purchase of the FLNG Facility), this Agreement shall terminate and the Parties shall have no further liability to each other except with respect to:

(i)	the Surviving Obligations; and

(ii)	any rights, obligations and liabilities that have accrued prior to termination and which have not been discharged in full under the sale and purchase agreement.

(c)	The rights of the Parties under this Clause 28.3 (Purchase of the FLNG Facility) shall prevail over any inconsistencies with Clause 7.2(a) (Inspection Rights).

28.4	Title to Natural Gas

(a)
Subject to Clause 28.5(b) (Retainage, LNG Inventory and Heel) and Clauses 11.9(d)(i) and 11.9(e)(iii)(A) (Consequences of Off-Specification LNG for reasons other than Off-Specification Feed Gas), title to Feed Gas and LNG produced from the FLNG Facility shall at no time become the property of any member of the Owner Group.

(b)
In all cases and without prejudice to the generality of the indemnities contained in Clause 17 (Liability and Indemnity), the Lessee shall indemnify, Defend and hold the Owner and the Operator harmless against all adverse claims to title in Feed Gas and LNG processed on board the FLNG Facility, other than any claim from any member of the Owner Group.

28.5	Retainage, LNG Inventory and Heel

(a)
The Operator shall be entitled to receive at no cost from the Lessee specified quantities of Feed Gas required for Retainage up to the Feed Gas Usage Allowance, and a minimum inventory during the Lease Period. The provisions of Schedule 7 (Feed Gas Usage Allowance) shall apply if Retainage exceeds the Feed Gas Usage Allowance, and the provisions of Clause 13.9 (Feed Gas Usage Performance) shall apply if Retainage exceeds the Excess Feed Gas Allowance.

(b)
If the FLNG Facility enters the Lessee's Operating Boundary with the agreed LNG inventory and heel, then the Owner shall sell, and the Lessee shall purchase, the amount of LNG inventory and heel at the then current market price. If the FLNG Facility contains LNG inventory and heel at the end of the Term, then the Lessee shall sell, and the Owner shall purchase, all such LNG inventory and heel at the then current market price.

29.	NOTICES

29.1	Key Features
Whenever notices are required to be given by one Party to another Party under this Agreement, such notices shall be:

(a)	in writing;

(b)	in the English language; and

(c)
(i) sent by hand, registered mail, or reputable international courier for the attention of the person and to the relevant address set out in this Clause 29.1(c) (Key Features) or to such other addresses as the Parties may respectively from time to time designate by notice to the other Party; or (ii) with respect to any notice other than that to be sent pursuant to Clauses 2 (Term and Effectiveness), 3.5 (Subcontracting), 7.7 (Sailaway and Arrival Dates), 7.8(b) (Project Schedule), 8 (Lease Period), 13.1(d) (Elements of the Dayrate), 14.5 (Disputed Invoices), 14.8 (Nominated Account), 15.2(b), 15.2(c), 15.2(d) and 15.2(f) (Force Majeure), 15.6(b)(i) (Obligations Following FM), 17.4 (Requisition of FLNG Facility), 17.6 (Liens), 17.7 (Notice and Defence), 23 (Suspension and Termination), 24 (Dispute Resolution), 28.3 (Purchase of the FLNG Facility) and 31.5(a) (Suspected Breach) (or others as may be agreed by the Parties), sent by e-mail to the e-mail address of the other Party which is set out in this Clause 29.1(c) (Key Features) or to such other e-mail address as the other Party shall by notice require and as provided under Clause 32.4 (Investigations and Notifications).

Notice to Owner:	Gimi MS Corporation
Attention:	Pernille Noraas
Address:	c/o Golar Management Ltd 6th Floor, The Zig Zag 70 Victoria Street London SW1E 6SQ United Kingdom
Email:	Pernille.noraas@golar.com
Copy to:	notices@golar.com

Notice to Operator:	Golar MS Operator S.A.R.L.
Attention:	Teddy Teisrud
Address:	c/o Golar Management Norway Fridtjof Nansens Plass 4, N-0160, Oslo, Norway
Email:	Teddy.Teisrud@golar.com
Copy to:	notices@golar.com

Notice to Lessee:	BP Mauritania Investments Limited
Attention:	Gerry McGurk, Vice President Projects Mauritania & Senegal
Address: Email:	Chertsey Road, Sunbury on Thames, Middlesex, TW16 7LN gerard.mcgurk@uk.bp.com
Copy to:	Assistant General Counsel, Western & Southern Africa and India
Email:	eleonora.andrews-smith@uk.bp.com

29.2	Requirements for Receipt

(a)	Any notice required under this Agreement to be given in writing shall be deemed to be duly received only:

(i)
in the case of a letter delivered by registered mail, at the date and time of its actual delivery to the party to whom it was addressed if within normal business hours (09:00 – 17:00) on a Business Day in the country of receipt otherwise at the commencement of normal business on the next such Business Day;

(ii)
in the case of a letter delivered by hand or by courier, at the date and time of its actual delivery to the party to whom it was addressed if within normal business hours (09:00 – 17:00) on a Business Day in the country of receipt otherwise at the commencement of normal business on the next such Business Day; or

(iii)
in the case of an e-mail, at the time of transmission recorded on the message if such time is within normal business hours (09:00 – 17:00) in the country of receipt, otherwise at the commencement of normal business hours on the next Day in the country of receipt, and in proving that any notice was properly addressed, it is sufficient to show that the notice was delivered to an address provided for such purposes in accordance with this Clause 29 (Notices).

(b)
For the avoidance of doubt, any failure to transmit a copy of the notice to a Party listed as entitled to receive a copy shall in no way invalidate any notice otherwise properly given in accordance with this Clause 29 (Notices).

30.	GENERAL LEGAL PROVISIONS

30.1	Approvals
Subject to Clauses 2.5(a)(ii) (Satisfaction of Conditions Precedent), 3.2 (Conduct of Work), 3.4(c) (Operator's General Obligations) and 4.1(c) (Upstream Project Obligations), each Party shall use all reasonable efforts to maintain in force all of its respective Approvals necessary, and to obtain any Approvals that become necessary, for its performance under this Agreement. The Parties shall co‑operate with each other wherever necessary for this purpose, and to establish which Party is better placed to obtain the necessary Approvals.

30.2	Rules of Construction
Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable to this Agreement.

30.3	Disclaimer of Agency
Except as expressly provided in this Agreement, the rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a partnership, joint venture or other association or a trust. Nothing in this Agreement shall be deemed or construed to authorise any Party to act as an agent, servant or employee for the other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

30.4	Severance of Invalid Provisions
If and for so long as any provision of this Agreement shall be deemed to be invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provisions of this Agreement, as applicable, except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement, without affecting the validity of the balance of this Agreement.

30.5	Rights of Third Parties
Save for:

(a)	the rights conferred by the indemnities on persons who are not parties to this Agreement;

(b)	the step-in rights in favour of the Co-venturers as set out in Clauses 23.6(b) and 23.6(c) (Cure Periods), and

(c)	the right in favour of the Co-venturers and their Affiliates, and the Affiliates of the Lessee, to serve as purchaser of the FLNG Facility under Clause 28.3(a)(iii) (Purchase of the FLNG Facility), this Agreement does not create any rights under the Contracts (Rights of Third Parties) Act 1999 that are enforceable by any person who is not a party to it. The Parties may amend this Agreement without the consent of any person who is not a party to it.

30.6	Waiver
None of the terms and conditions of this Agreement shall be considered to be waived by the Lessee, the Operator or the Owner unless a waiver is given in writing by one Party to the others. No failure or delay on the part of a Party to enforce any of the terms and conditions of this Agreement shall constitute a waiver of such terms. Subject to Clause 23.2(e) (Termination by the Lessee) and Clause 23.4(c) (Termination by the Owner), no failure or delay on the part of a Party to exercise a right to terminate this Agreement pursuant to Clause 23 (Suspension and Termination) shall constitute a waiver or release of such right, which shall be continuing.

30.7	Counterparts

(a)	This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(b)
A Party may enter into this Agreement by executing any such counterpart (including by way of providing a pdf version of such counterpart in the first instance, provided that a hard copy containing the original signature page(s) of the original executed counterpart is provided to the other Party in due course).

30.8	Entire Agreement
Each Party agrees with the other Parties that:

(a)	except for the Gap Agreement and the Direct Agreements, this Agreement constitutes the entire and only agreement between the Parties relating to its subject matter of this Agreement; and

(b)
it has not been induced to enter into this Agreement in reliance upon, nor has it been given, any warranty, representations, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in this Agreement and, to the extent that any of them have been, it unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto, provided that this Clause 30.8 (Entire Agreement) shall not exclude any liability which any of the Parties would otherwise have to any other Party or any right which any of them may have to rescind this Agreement in respect of any statements made fraudulently by any of them prior to execution of this Agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

30.9	Amendments
Unless expressly provided otherwise in this Agreement, no amendment of this Agreement shall be effective unless it is in writing and signed by, or on behalf of, the Parties (or their authorised representative).

30.10	Independent Contractor
Subject to Clauses 3.1(a)(iii), 3.1(d) and 3.1(e) (Owner's General Obligations), each of the Owner and the Operator is an independent contractor and as such shall control the performance of the Work or the Operating Services (as applicable) and shall be responsible for the results. The presence of and the observation, inspection and/or approval of the Work and/or the Operating Services by the Lessee shall not relieve the Owner or the Operator from its respective obligations and responsibilities under this Agreement. Neither the Owner nor the Operator, nor their respective Subcontractors, shall be authorised to commit the Lessee to any binding legal obligation.

30.11	Surviving Obligations
Subject to Clause 2.7 (Termination for Failure to Satisfy Conditions Precedent), the following clauses shall survive the early termination or expiry of this Agreement: Clause 1 (Definitions and Interpretation), 2.7 (Termination for Failure to Satisfy Conditions Precedent), 7.18(a) and 7.18(b) (Liquidated Damages and Standby Dayrate Liability Cap), 8.2(c) and 8.2(g) (Continuation Date), 14.6 (Payment Default), 14.7 (Audit, Records and Financial Reporting), 16 (Representations and Warranties), 17 (Liability and Indemnity) (other than Clause 17.4(a) (Requisition of FLNG Facility)), 19.2 (Salvage), 19.3 (Recovery of Sunken Items), 19.4(e) (ISPS Code), 20 (Intellectual Property), 22 (Taxes), 23.8 (Consequences of Termination), 23.9 (Bare Boat Charter), 24 (Dispute Resolution), 25 (Waiver of Immunity), 26 (Confidentiality), 28.3(b) (Purchase of the FLNG Facility), 28.4 (Title to Natural Gas), 28.5 (Retainage, LNG Inventory and Heel), 29 (Notices), 30 (General Legal Provisions), 31.3(a) (Mutual Assistance), 31.5 (Suspected Breach), 31.6 (Duration of Obligations) and 34 (Agency) ("Surviving Obligations").

31.	BUSINESS PRINCIPLES

31.1	Prohibited Acts
For the purposes of this Clause 31 (Business Principles), "Prohibited Act" means any of the following:

(a)	to directly or indirectly offer, promise or give to any person anything of value, monetary or nonmonetary, without limitation, to:

(i)	induce or influence that person to perform improperly a relevant function or activity; or

(ii)	reward that person for improper performance of a relevant function or activity; or

(b)
to directly or indirectly request, agree to receive or accept anything of value, monetary or nonmonetary, without limitation, from any person as an inducement or a reward for improper performance of a relevant function or activity; or

(c)
to violate any anti-bribery, corruption or anti-money laundering Law or equivalent applicable to a Party including the United Kingdom's Bribery Act of 2010, the United States of America's Foreign Corrupt Practices Act of 1977, any applicable country legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials and all applicable successor legislation ("Anti-Corruption Laws").

31.2	Representations and Warranties
Each Party represents and warrants and undertakes (each as a continuing obligation) under and in connection with this Agreement:

(a)
it shall not and shall procure that any of its employees (including any employees of an Affiliate of such Party), consultants, agents or sub-contractors (including Key Contractors) shall not commit a Prohibited Act;

(b)
it is not aware of anything of value being given or promised to any person, excluding any arrangement of which full details have been disclosed in writing to the other Parties before formation of this Agreement; and

(c)
to the extent it has not already done so, it shall institute and maintain policies and procedures, including the maintenance of complete and accurate books and records and an effective system of internal accounting controls, which are designed to prevent it or any of its employees (including any employees of an Affiliate of such Party), consultants, agents or subcontractors (including Key Contractors) from committing a Prohibited Act, and shall enforce those policies, procedures and controls where appropriate.

31.3	Mutual Assistance
Each Party shall, if requested by another Party or Parties:

(a)
provide the other Party or Parties with any reasonable assistance to enable the other Party or Parties to perform any activity required by any relevant Governmental Authority in any relevant jurisdiction for the purpose of compliance with Anti-Corruption Laws; and

(b)
within twenty (20) Business Days of the Effective Date, and annually thereafter during the Term, certify to the other Parties in writing compliance with this Clause 31 (Business Principles) by the Party and any consultants, agents or subcontractors engaged by the Party in connection with this Agreement. The Party shall provide such supporting evidence of compliance as the other Party or Parties may reasonably request.

31.4	Policy
Each Party shall have and maintain an anti-bribery policy which shall be disclosed to the other Parties on request.

31.5	Suspected Breach
If any Party suspects, discovers or knows of any breach of Clause 31.2 (Representations and Warranties), it shall:

(a)	immediately notify the other Parties; and

(b)
respond promptly to the other Parties' enquiries, co-operate with any investigation and allow the other Parties to audit books, records and any other relevant documentation in connection with this Agreement.

31.6	Duration of Obligations
The rights and obligations set out in Clauses 31.3(a) (Mutual Assistance) and 31.5 (Suspected Breach) shall continue for [*****] after termination or expiration of this Agreement.

32.	DIGITAL SECURITY

32.1	General Digital Security Obligation
Each of the Owner and the Operator shall, in accordance with applicable Laws and industry best practice, implement, maintain, and ensure that its relevant Subcontractors and Affiliates that will have direct or indirect access to the Lessee's Confidential Information and/or IT systems (whether through email or other form of electronic communication or otherwise), implement and maintain:

(a)	technical and organisational measures; and

(b)	adequate security programmes and procedures to:

(i)	prevent any accidental, unauthorised or unlawful access to, processing, loss, destruction, damage, disclosure, or other misuse of the Lessee's Confidential Information; and

(ii)	protect the Owner's and the Operator's IT systems used to provide the Work and Operating Services.

32.2	Measures
The Owner and the Operator shall ensure that the measures outlined in Clause 32.1 (General Digital Security Obligation) include:

(a)	boundary firewalls and internet gateways to protect the Owner's and the Operator's networks and IT systems from the internet and other external networks;

(b)	secure configuration of the Owner's and the Operator's networks, IT systems, applications and devices, including encryption of portable devices and removable media;

(c)	physical and logical access controls that restrict access to only authorised users to the extent required to perform the Work or the Operating Services (as applicable);

(d)	malware protection software that is designed to prevent the introduction of malware into the Owner's and the Operator's IT systems, networks and devices;

(e)	patch management practices to identify, assess and apply applicable security patches to the Owner's and the Operator's IT systems, applications and devices;

(f)	training and awareness for the Owner's and the Operator's Personnel in information security and the handling of personal data in accordance with the terms of this Agreement; and

(g)	clearly defined security responsibilities, and processes for risk management, access control, authorization and administration, security design and configuration management, audit, and assurance.

32.3	Digital Security Audit
The Lessee shall have the right to audit the measures outlined in Clause 32.1 (General Digital Security Obligation) of the Owner and the Operator and their respective relevant Subcontractors annually to confirm such measures comply with the requirements of this Clause 32 (Digital Security) and to assess the adequacy of the measures in place. The Owner and the Operator shall, at their sole cost, use all reasonable efforts to assist the Lessee in performing such audit. The Lessee may exercise its rights hereunder using its own employees or a third party auditor.

32.4	Investigations and Notifications
The Owner and the Operator shall investigate and promptly notify the Lessee in writing, using the notice provisions in Clause 29 (Notices) and copied to soc@bp.com, of any suspected or actual act, omission, or potential issue which may result in access to, processing, destruction, loss, damage or disclosure of the Lessee's Confidential Information or data and/or any cyber-attacks on the Owner's or the Operator's IT systems. In the event that such a situation arises, the Owner and the Operator shall, at their own cost, cooperate fully with the Lessee to provide such assistance as required by the Lessee to resolve any potential or actual adverse effects, including with notifications that may be required under applicable law.

32.5	Compliance with Information Security Requirements For Suppliers
The Owner and the Operator shall, and shall procure that their respective Personnel shall at all times, in performing their obligations under this Agreement comply with, have the rights and accept the obligations set out in Schedule 10 (Information Security Requirements for Suppliers).

33.	HUMAN RIGHTS
Each of the Owner and Operator confirms that it has carefully reviewed the Lessee's Business and Human Rights policy which is available at the www.bp.com website. In connection with the performance by each of the Owner and Operator of its respective obligations under this Agreement and consistent with the policy, each of the Owner and Operator shall conduct its business in a manner that respects the rights and dignity of all people and internationally recognised human rights, including without limitation:

(a)	not employing, engaging or otherwise using forced labour, trafficked labour or exploitative child labour; nor engaging in or condoning abusive or inhumane treatment of workers;

(b)	providing workers with written terms and conditions under which they will work in a language understandable to the worker;

(c)	not requiring workers to pay charges or fees under any pretext in consideration for employment or applying deductions from the workers' remuneration as collateral for continued service;

(d)	not withholding travel or other identity documents or otherwise unreasonably inhibiting the free movement of any workers (directly or indirectly);

(e)
providing access to effective grievance mechanisms, providing equal opportunities, avoiding retaliation or discrimination and respecting freedom of association of workers, in each case within the relevant national legal framework; and

(f)	mitigating or avoiding adverse human rights impacts to communities arising from the Owner or the Operator's activities to the extent practicable.

34.	AGENCY

(a)	The Lessee enters into this Agreement for itself and as agent for and on behalf of the Co-venturers.

(b)	Without prejudice to Clause 30.5 (Rights of Third Parties), in respect of this Agreement:

(i)
subject to Clauses 23.6(b) and 23.6(c) (Cure Periods), each of the Owner and the Operator agrees to look only to the Lessee for the due performance of this Agreement and nothing contained in this Agreement will impose any liability upon, or entitle the Owner or the Operator to commence any proceedings against, any of the Co-venturers other than the Lessee;

(ii)
the Lessee is entitled to enforce this Agreement on behalf of all the Co-venturers as well as for itself. For that purpose the Lessee may commence proceedings in its own name to enforce all obligations and liabilities of the Owner or the Operator and to make any claim, solely in relation to this Agreement, which any of the Co-venturers may have against the Owner or the Operator; and

(iii)
all Claims recoverable by the Lessee pursuant to this Agreement or otherwise shall include the Claims of the Co-venturers and its and their respective Affiliates, except that such Claims shall be subject to the same limitations or exclusions.

Signature page to the Lease and Operate Agreement

SIGNATORIES
The Owner

EXECUTED by
GIMI MS CORPORATION	)
acting by	)
Name:_/s/ Iain Ross_________________	)

Signature page to the Lease and Operate Agreement

The Lessee

EXECUTED by
BP MAURITANIA INVESTMENTS LIMITED	)
acting by	)
Name:_/s/ Andrew Charles Lane________	)

Signature page to the Lease and Operate Agreement